As filed with the Securities and Exchange Commission on March 7, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SaverOne 2014 Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SaverOne 2014 Ltd.

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

+972-39094177

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware
(302) 738-6680
(302) 738-7210 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. David Huberman, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017-3852 Telephone: 212.547.5541	Giora Gutman, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street Bnei Brak 5126112 Israel Telephone: +972 3 613 3371	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: +1.212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Israel (Har-Even & Co.) HaArba’a Towers - 28 HaArba’a St. North Tower, 35th Floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 7, 2022

         American Depositary Shares
Representing Ordinary Shares

SaverOne 2014 Ltd.

This is a firm commitment initial public offering of our American Depositary Shares, or ADSs. Each ADS represents                         of our ordinary shares, NIS 0.01 par value. Our ADSs will be evidenced by American Depositary Receipts, or ADRs.

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “SAVR.” The last reported sale price of our ordinary shares on the TASE on                         , 2022 was NIS                         , or $                         , per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS = $1.00). Our share price on the TASE may not be indicative of actual offering price. The actual offering price will be determined between us and the underwriters at the time of pricing and may be at a discount to the current market price.

We intend to apply to list our ADSs on the Nasdaq Capital Market under the symbol “                         ..” No assurance can be given that our application will be approved or that a trading market will develop.

We are both an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, a “foreign private issuer,” as defined under the U.S. federal securities laws, and as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our ADSs.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the representative of the underwriters an option for a period of 45 days after the date of this prospectus to purchase up to additional ADSs at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver our ADSs to purchasers in the ADS offering on or about           , 2022.

ThinkEquity

The date of this prospectus is           , 2022

S
DRIVER
SAFE
ZONE

SAVERONE

$850B+

Total economic costs of traffic accidents in the U.S. each year[1]

$11M

Average settlement cost for a fatal accident involving a commercial fleet driver[2]

$60B

Amount distracted driving costs employers[3]

1.35M

Annual traffic fatalities worldwide[4]

660,000

1) NHTSA Study Shows Motor Vehicle Crashes Have $871 Billion Economic and Societal Impact on U.S. Citizens
2) National Safety Council: Costs of Motor-Vehicle Injuries
3) LifeSaver: Distracted Driving: The Auto Insurance Industry's $30 Billion Elephant in the Room
4) World Health Organization (WHO): Global status report on road safety 2018
5) NHTSA Survey Finds 660,000 Drivers Using Cell Phones or Manipulating Electronic Devices While Driving At Any Given Daylight Moment

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You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither the delivery of this prospectus nor the sale of our ADSs means that information contained in this prospectus is correct after the date of this prospectus.

This prospectus is an offer to sell only our ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell our ADSs in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Until and including,                  2022, 25 days after the date of this prospectus, all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the United States Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ii

OUR HISTORY

We were incorporated in Israel on November 16, 2014 under the name Saverone 2014 Ltd.

For purposes of this Registration Statement on Form F-1, “Company”, “SaverOne”, “we” or “our” refers to SaverOne 2014 Ltd. thereafter unless otherwise required by the context.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.11 to $1.00, based on the representative exchange rate reported by the Bank of Israel on December 31, 2021. The dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

iii

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our ADSs. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and the related notes included at the end of this prospectus, before making an investment in our ADSs. All references to “SaverOne,” “we,” “us,” “our,” the “Company” and similar designations refer to SaverOne 2014 Ltd. thereafter, unless otherwise required by the context. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated for convenience purposes using the rate of NIS 3.11 to one U.S. dollar, the exchange rate reported by the Bank of Israel for December 31, 2021.

Our Company

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions designed to save lives by preventing car accidents resulting from the use of mobile phones while driving. Our SaverOne system provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. We have three generations of systems, the first two of which target the automobile aftermarket and the third which is intended to target vehicle manufacturers. We have completed development of our Generation 1.0 system and are in the pre-commercialization/early use phase while the development of our Generation 2.0 system which will replace Generation 1.0 is nearing completion and the Generation 3.0 system is in the early stages of development.

Our SaverOne system can be utilized in vehicles owned or leased by companies that are provided to employees, or private vehicles, commercial trucks, buses and other forms of transportation. Our technology is based on our proprietary hardware, software and algorithms, and, because it meets the National Highway Traffic Safety Administration, or NHTSA’s, guidelines for a complete solution for distracted driving as well as offers certain advantages that our competitors do not, we believe we have significant advantages over our competitors in the market.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving, which is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The National Safety Council, or NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the Federal Motor Carrier Safety Administration, or FMCSA, reported that 71% of commercially driven large-truck crashes occurred because of driver distraction. The number of accidents caused by distracted driving increased each year from 2015 – 2019 according to the NHTSA.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving.  This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2009-2011 was over $83 billion per year according to the FMCSA. Accordingly, we believe that there is a tremendous financial incentive for a solution to this grave problem.

In response to the need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications. Our SaverOne system has been designed with these features in mind.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our Generation 3.0 solution, which is a solution designed for the original equipment manufacturers, or OEM market, may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions.

Generation 1.0 is our first-generation solution and is intended for private vehicles, trucks and buses as an aftermarket product. Our Generation 1.0 was launched in late 2019 for private cars, and thereafter made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. To date, over 1,400 systems have been ordered (which includes nearly 300 systems ordered as part of our ongoing Generation 1.0 pilot program and over 1,100 systems purchased in commercial orders by our Generation 1.0 pilot program customers) and nearly 700 of these systems have been installed.

Generation 2.0 is our second-generation solution that will replace Generation 1.0 and is intended as a solution for the automobile aftermarket. It includes various improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We expect to launch the Generation 2.0 solution for sale in the second quarter of 2022 and we expect to target the global aftermarket automobile market starting with the U.S., Europe and Asia Pacific, or APAC. In Europe and APAC, we are working on pilot programs with various fleet and system integrators. With respect to the U.S., we are in the process of developing a strategic marketing plan for the rollout of our Generation 2.0 solution in the U.S.

Our Generation 3.0 solution is being designed as a solution for the OEM market and we plan on it being directly integrated into the vehicle manufacturing process for seamless integration in the driving experience. We are currently working with one of the leading global OEMs in order to make the installation of the SaverOne System into vehicles system an essential part of the vehicle manufacturing process. The Generation 3.0 solution is in the early stage of development and we expect to launch the Generation 3.0 solution in 2025.

Strategy

Our objective is to develop and commercialize technologies that prevent distracted driving resulting from the use of mobile phones. We plan to market our products worldwide, primarily to commercial fleets (trucks and other vehicles), insurers, and public transportation companies, as well as coordinate with OEMs, on the integration of our SaverOne system directly into the vehicle manufacturing process.

In order to further advance our solutions in the market we intend to:

●	Increase the marketing and sales efforts of our current SaverOne Generation 1.0. Generation 1.0, which is an aftermarket solution that is deployed for private vehicles, commercial trucks and buses.

●

Complete the development of the SaverOne Solution Generation 2.0 and Generation 3.0. Our Generation 2.0 solution is intended as an aftermarket solution that would be deployed for private vehicles, commercial trucks and buses, but with better performance and other advantages over our Generation 1.0 solution. Moreover, the aim of our Generation 3.0 solution is that it will be designed as a solution for the OEM market to be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●

Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales team. As we complete the development of our Generation 2.0 solution and advance development of our Generation 3.0 solution, we intend to transition to full scale production, as we market our SaverOne systems to potential customers, directly and/or through third-party distributors.

●	Form alliances with industry leaders (i.e. vehicle integrators, components manufacturers) and OEMs. We plan to collaborate with OEMs in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives to enable them to better enforce implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe and the NHTSA in order to position the SaverOne solution in the markets we intend to serve.

Corporate Information

We were incorporated in Israel on November 16, 2014.

Our principal executive office is located at Em Hamoshavot Rd. 94, Petah Tikvah, Israel and our phone number is +972-3909-4177. We maintain a corporate website at https://saver.one. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Summary of Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our ADSs. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the sections titled “Risk Factors” before deciding whether to invest in our ADSs. Among these important risks are, but not limited to, the following:

Risks Related to Our Financial Condition and Capital Requirements

●	We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	We have not generated any significant revenue from the sale of our current products and may never be profitable.

●	We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Risks Related to Our Business and Industry

●	We depend entirely on the success of our current products in development, and we may not be able to successfully introduce these products and commercialize them.

●	Defects in products could give rise to product returns or product liability, warranty or other claims that could result in material expenses, diversion of management time and attention, and damage to our reputation.

●	We may not be able to introduce products acceptable to customers, improve the technology used in our current systems in response to changing technology and end-user needs and we may not be able to successfully manage our planned growth and expansion.

●	Our operating results and financial condition may fluctuate.

●	The markets in which we participate are competitive. Even if we are successful in completing the development of our products in development, our failure to compete successfully could cause any future revenues and the demand for our products not to materialize or to decline over time.

●	If our relationships with suppliers for our products and services were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

●	Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

●	Our future success depends in part on our ability to retain our executive officers and to attract, retain and motivate other qualified personnel.

●	Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

●	Our business is subject to risks arising from the COVID-19 pandemic which has impacted and continues to impact our business.

●	We are subject to cybersecurity risks to our various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business, or may cause harm to our business that may or may not be reparable.

●	Our products will be subject to automotive regulations due to the global quality requirements, which could prevent us from marketing our products to vehicle manufacturers.

●	The COVID-19 pandemic impacts on global supply chains are impacting our ability to procure parts required for our hardware appliances. Extended lead times have been introduced in delivering products for customer orders in a timely fashion.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective intellectual property rights or proprietary rights for our products, we may not be able to compete effectively in our markets.

●

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our SaverOne systems. Such litigation or licenses could be costly or not available on commercially reasonable terms.

●	Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

●	Our use of open source software could negatively affect our ability to sell our platform and subject us to possible litigation.

●	We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

●	We may be subject to claims challenging the inventorship of our intellectual property and may not be able to protect our intellectual property rights throughout the world.

Risks Related to the Offering and the Ownership of our ADSs or Our Ordinary Shares

●	Sales of a substantial number of ADSs representing our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

●

Our principal shareholders, officers and directors beneficially own over 37.3% of our outstanding ordinary shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

●	If you purchase ADSs representing our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

●	Management will have broad discretion as to the use of the net proceeds from this offering.

●	Holders of ADSs must act through the depositary to exercise their rights as our shareholders.

●

The JOBS Act, allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ADSs or our ordinary shares.

●	As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

●

We may be a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our ADSs or our ordinary shares if we are or were to become a PFIC.

●	We may be subject to securities litigation, which is expensive and could divert management attention.

Risks Related to Israeli Law and Our Incorporation, Location and Operations in Israel

●	We are exposed to fluctuations in currency exchange rates.

●	Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

●	It may be difficult to enforce a judgment of a United States court against us and our officers and directors in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors.

●	Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

●	Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

●	Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

General Risk Factors

●	Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.

●	Sales of a substantial number of our ADSs or our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

●

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our ADSs or ordinary shares price and trading volume could decline.

●	We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Emerging Growth Company Status.”

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of this offering. We may choose to take advantage of some but not all of these exemptions.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

ADSs we are offering	ADSs (or ADSs if the underwriters exercise their over-allotment option to purchase additional ADSs in full), representing ordinary shares.

Ordinary shares outstanding immediately after this offering	ordinary shares, including ordinary shares represented by ADSs (or ordinary shares if the underwriters exercise their over-allotment option to purchase additional ADSs in full).

Our ADSs

Each ADS represents         of our ordinary shares, value NIS 0.01.

The depositary will hold ordinary shares underlying our ADSs. You will have rights as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of our ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option to purchase additional ADSs	We have granted the underwriters an over-allotment option to purchase up to additional ADSs from us within 45 days of the date of this prospectus at the initial public offering price, less the underwriting discounts and commissions.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $        , or approximately $         if the underwriters exercise their over-allotment option to purchase additional ADSs in full, from the sale by us of ADSs in this offering, based on an assumed initial public offering price of $        per ADS, which is the last reported trading price of our ordinary shares on the TASE on        , 2022 as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●	approximately $ million for global sales and marketing expansion;

●	approximately $ million for Generation 2.0 and 3.0 technology development;

●	approximately $ million for accelerated R&D;

●	approximately $ million for technology acquisitions; and

●	the remainder for working capital and general corporate purposes and possible future acquisitions.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.
Depository

Proposed Nasdaq Capital Market symbol	“ ”

Tel Aviv Stock Exchange symbol	“SAVR”

The number of ordinary shares to be outstanding after this offering is based on 7,984,706 ordinary shares outstanding as of March 7, 2022. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes:

●	1,184,479 ordinary shares issuable upon exercise of options outstanding as of December 31, 2021 at a weighted average exercise price of NIS 19.52 (approximately $6.28) per share; and

●	52,618 ordinary shares reserved for future issuance under our equity incentive plan.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

●	no exercise of the options, as described above;

●	an initial public offering price of $ per ADS, which represents the midpoint of the range set forth on the cover page of this prospectus;

●	no exercise by the underwriters of their option to purchase up to additional ADSs from us; and

●	no exercise by the underwriters of the Representative’s Warrants.

SUMMARY FINANCIAL DATA

The tables below set forth the following summary financial data. We have derived the following statements of comprehensive loss for the years ended December 31, 2020 and 2021 and our statement of financial position as of December 31, 2021, from our audited financial statements included elsewhere in this prospectus.

You should read the following summary financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The unaudited interim financial statements were prepared on a basis consistent with the audited financial statements and include, in the opinion of each company’s management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with IFRS, as issued by the IASB, which differ in certain significant respects from U.S. GAAP.

We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.11 to $1.00, based on the representative exchange rate reported by the Bank of Israel on December 31, 2021. The dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

Summary Financial Data:

	Year Ended December 31,
	2021	2020	2021
	(NIS, in thousands, except per share data)		Convenience translation into USD in thousands except per share data (1)
Statement of Comprehensive Loss:
Revenues	450	316	145
Cost of revenues	(288)	(258)	(93)
Gross Profit	162	58	52
Operating expenses:
Research and development expenses, net	(18,847)	(10,593)	(6,060)
Selling and marketing expenses	(2,431)	(2,399	(782)
General and administrative expenses	(5,149)	(4,422)	(1,656)
Operating loss	(26,265)	(17,356)	(8,446)
Financing income (expense), net	(225)	3,790	(72)
Net loss	(26,490)	(13,566)	(8,518)
Net loss per share, basic	(3.33)	(2.36)	(1.07)
Net loss per share, diluted	(3.33)	(2.44)	(1.07)
Weighted average number of ordinary shares outstanding, basic	7,960,239	5,739,448	7,960,239
Weighted average number of ordinary shares outstanding, diluted	7,960,239	5,798,294	7,960,239

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2021, at the rate of one U.S. dollar per NIS 3.11.

Statements of Financial Position Data:

	As of December 31, 2021
	Actual NIS in thousands	As Adjusted (2)(3) NIS in thousands	Convenience translation into USD in thousands except per share data(1) NIS in thousands

Cash and cash equivalents and short term bank deposits	13,695		$4,404
Total assets	18,756		$6,031
Total liabilities	6,704		$2,156
Total shareholders’ equity	12,052		$3,875

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2021, at the rate of one U.S. dollar per NIS 3.11.

(2)

Adjusted data gives additional effect to the sale of ADSs in this offering at an assumed initial public offering price of $      per ADS, which is the last reported trading price of our ordinary shares on the TASE on        , 2022 as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 2021.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $ , assuming that the number of ADS offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of in the number of ADS we are offering would increase (decrease) each of our as adjusted cash and cash equivalents, total shareholders’ equity and total capitalization by approximately $ , assuming no change in the assumed initial public offering price per ADS, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Risk Factors

Investment in our ADSs involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before you decide to purchase our ADSs. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely impacted. In that event, the trading price of our ADSs would likely decline and you might lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

We are a development-stage company with a limited operating history. We have incurred net losses since our inception in 2014, including net losses of approximately NIS 13.6 million (approximately $4.4 million) for the year ended December 31, 2020 and NIS 26.5 million (approximately $8.5 million) for the year ended December 31, 2021. As of December 31, 2021, we had an accumulated deficit of approximately NIS 76.8 million (approximately $24.7 million).

We have devoted substantially all of our financial resources to develop our SaverOne system. We have financed our operations primarily through the issuance of equity securities. The amount of our future net losses will depend, in part, on completing the development of our products, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We expect to continue to incur significant losses until we are able to successfully commercialize our products. We anticipate that our expenses will increase substantially if and as we:

●	continue the development of our SaverOne system;

●	establish a sales, marketing, distribution and technical support infrastructure to commercialize our products;

●	seek to identify, assess, acquire, license, and/or develop other products and subsequent generations of our current products;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

We have not generated any significant revenue from the sale of our current products and may never be profitable.

While we have commenced pre-commercialization efforts of our Generation 1.0 system, we have not generated any significant revenue since our inception. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of, and to commercialize, our products. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

●	completing development of our next generation SaverOne systems;

●	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products to support market demand for our products;

●	launching and commercializing our SaverOne systems, either directly or with a collaborator or distributor;

●	addressing any competing technological and market developments;

●	identifying, assessing, acquiring and/or developing new products;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that we will require substantial additional capital to commercialize our SaverOne systems. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of product development, and other related activities;

●	the cost of establishing commercial supplies of our SaverOne systems;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our ADSs and ordinary shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our SaverOne systems or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited financial statements for the period ended December 31, 2021, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have incurred losses in each year since our inception, including net losses of approximately NIS 26.5 million (approximately $8.5 million) and NIS 13.6 million (approximately $4.4 million) for the years ended December 31, 2021 and 20120, respectively. As of December 31, 2021, we had an accumulated deficit of approximately NIS 76.8 million (approximately $24.7 million). These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The financial statements for 2021 do not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to Our Business and Industry

We depend entirely on the success of our current our SaverOne systems in development, and we may not be able to complete their development or successfully introduce these products and commercialize them.

We have invested almost all of our efforts and financial resources in the research and development of our SaverOne systems. As a result, our business is entirely dependent on our ability to complete the development of, and to successfully commercialize, our SaverOne systems. The process of development and commercialization is long, complex, costly and uncertain of outcome. While our Generation 1.0 system is in various phases of pilot programs with Israeli organizations through which we hope to demonstrate our technology, we cannot assure you that any of these programs or any future generations of our systems will result in subsequent sales of our products. Generation 2.0 is our second-generation solution that will replace Generation 1.0 and is intended as a solution for the automobile aftermarket. While we expect to launch the Generation 2.0 solution for sale in the second quarter of 2022 and we expect to target the global aftermarket automobile market, there can be no assurance that we will complete the development of our Generation 2.0 solution or any other later generation solution or that completion of the development will be made on a timely basis.

Defects in our SaverOne systems could give rise to product returns or product liability, warranty or other claims that could result in material expenses, diversion of management time and attention, and damage to our reputation.

Even if we are successful in introducing our SaverOne systems to the market, our products may contain undetected defects or errors that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products, claims from distributors, end-users or others, increased end-user service and support costs and warranty claims, damage to our reputation and business, or significant costs to correct the defect or error. We may from time to time become subject to warranty or product liability claims that could lead to significant expenses as we need to compensate affected end-users for costs incurred related to product quality issues.

Any claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, and damage to our reputation, and could cause us to fail to retain or attract customers. Currently, we do not maintain product liability insurance outside of Israel, which will be necessary prior to the commercialization of our products. It is likely that any product liability insurance that we will have in the future will be subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims, or we may elect to self-insure with respect to certain matters. Costs or payments made in connection with warranty and product liability claims and product recalls or other claims could materially affect our financial condition and results of operations.

Furthermore, the automotive industry in general is subject to litigation claims due to the nature of personal injuries that result from traffic accidents. The emerging technologies of advanced driver assistance systems, or ADAS, and autonomous driving have not yet been litigated or legislated to a point whereby their legal implications are well documented. As a potential provider of such products, we may become liable for losses that exceed the current industry and regulatory norms. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of such products if the defect or the alleged defect relates to motor vehicle safety. Depending on the terms under which we supply our products, an auto manufacturer or other ADAS developers to whom we sell our software may hold us responsible for some or all of the entire repair or replacement costs of these products.

We may not be able to introduce products acceptable to customers and we may not be able to improve the technology used in our current systems in response to changing technology and end-user needs.

The markets in which we operate are subject to rapid and substantial innovation, regulation and technological change, mainly driven by technological advances and end-user requirements and preferences, as well as the emergence of new standards and practices. Even if we are able to complete the development of our products in development, our ability to compete in the ADAS, semi-autonomous and autonomous vehicle markets will depend, in large part, on our future success in enhancing our existing products and developing new systems that will address the varied needs of prospective end-users, and respond to technological advances and industry standards and practices on a cost-effective and timely basis to otherwise gain market acceptance.

Even if we successfully introduce our existing products in development, it is likely that new systems and technologies that we develop will eventually supplant our existing systems or that our competitors will create systems that will replace our systems. As a result, any of our products may be rendered obsolete or uneconomical by our or others’ technological advances.

We may not be able to successfully manage our planned growth and expansion.

We expect to continue to make investments in our SaverOne systems in development. We expect that our annual operating expenses will continue to increase as we invest in business development, marketing, research and development, manufacturing and production infrastructure, and develop customer service and support resources for future customers. Failure to expand operational and financial systems timely or efficiently may result in operating inefficiencies, which could increase costs and expenses to a greater extent than we anticipate and may also prevent us from successfully executing our business plan. We may not be able to offset the costs of operation expansion by leveraging the economies of scale from our growth in negotiations with our suppliers and contract manufacturers. Additionally, if we increase our operating expenses in anticipation of the growth of our business and this growth falls short of our expectations, our financial results will be negatively impacted.

If our business grows, we will have to manage additional product design projects, materials procurement processes, and sales efforts and marketing for an increasing number of products, as well as expand the number and scope of our relationships with suppliers, distributors and end customers. If we fail to manage these additional responsibilities and relationships successfully, we may incur significant costs, which may negatively impact our operating results. Additionally, in our efforts to be first to market with new products with innovative functionality and features, we may devote significant research and development resources to products and product features for which a market does not develop quickly, or at all. If we are not able to predict market trends accurately, we may not benefit from such research and development activities, and our results of operations may suffer.

As our future development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, failure to deliver and timely deliver our products to customers, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional new products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.

Our operating results and financial condition may fluctuate.

Even if we are successful in introducing our SaverOne systems to the market, the operating results and financial condition of our company may fluctuate from quarter to quarter and year to year and are likely to continue to vary due to several factors, many of which will not be within our control. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of the ADS will likely decline. Fluctuations in our operating results and financial condition may be due to several factors, including those listed below and those identified throughout this “Risk Factors” section:

●	the degree of market acceptance of our products and services;

●	the mix of products and services that we sell during any period;

●	long sale cycles;

●	changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;

●	changes in the amounts that we spend to promote our products and services;

●	changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;

●	delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;

●	development of new competitive products and services by others;

●	difficulty in predicting sales patterns and reorder rates that may result from a multi-tier distribution strategy associated with new product categories;

●	litigation or threats of litigation, including intellectual property claims by third parties;

●	changes in accounting rules and tax laws;

●	changes in regulations and standards;

●	the geographic distribution of our sales;

●	our responses to price competition;

●	general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing;

●	changes in interest rates that affect returns on our cash balances and short-term investments;

●	changes in dollar-shekel exchange rates that affect the value of our net assets, future revenues and expenditures from and/or relating to our activities carried out in those currencies; and

●	the level of research and development activities by our company.

Due to all of the foregoing factors, and the other risks discussed herein, you should not rely on quarter-to-quarter comparisons of our operating results as an indicator of our future performance.

The markets in which we participate are competitive. Even if we are successful in completing the development of our SaverOne systems, our failure to compete successfully could cause any future revenues and the demand for our products not to materialize or to decline over time.

Our business is characterized by rapid changes as well as new and disruptive technologies. We believe that the market for solutions designed to address mobile phone-related distractions while driving is a relatively new market with increasing competition for similar solutions. However, we believe that our SaverOne system is superior to the products of our competitors due to the fact that our system can differentiate between the driver’s phone and other passenger’s phones in the vehicle. Moreover, our system does not require the driver to cooperate other than on initial installation of the application on their phone.

Many of our current and potential competitors have longer operating histories and more extensive name recognition than we have and may also have greater financial, marketing, manufacturing, distribution and other resources than we have. Current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer demands and to devote greater resources to the development, promotion and sale of their products than we can. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive (whether from a price perspective or otherwise). We cannot assure you that we will be able to maintain a competitive position or to compete successfully against current and future sources of competition.

If our relationships with suppliers for our SaverOne systems were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

Our SaverOne systems depend on certain third-party technology and we purchase component parts that are used in our products from third-party suppliers, some of whom may compete with us. While there are several potential suppliers of most of these component parts that we use, we currently choose to use only one or a limited number of suppliers for several of these components. Our reliance on a single or limited number of vendors involves several risks, including:

●	potential shortages of some key components;

●	product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

●	discontinuation of a product on which we rely;

●	potential insolvency of these vendors; and

●	reduced control over delivery schedules, manufacturing capabilities, quality and costs.

In addition, we require any new supplier to become “qualified” pursuant to our internal procedures. The qualification process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems and parts based on our internal forecasts and the availability of assemblies, components and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, we could be required to modify our existing products or the end-parts that we offer to accommodate substitute components or compounds.

Discontinuation of operations at our manufacturing sites could prevent us from timely filling customer orders and could lead to unforeseen costs for us.

We plan to assemble and test the systems that we sell at subcontractors’ facilities in various locations that are specifically dedicated to separate categories of systems and consumables. Because of our reliance on all of these production facilities, a disruption at any of those facilities could materially damage our ability to supply our products to the marketplace in a timely manner. Depending on the cause of the disruption, we could also incur significant costs to remedy the disruption and resume product shipments. Such disruptions may be caused by, among other factors, pandemics, earthquakes, fire, flood and other natural disasters. Accordingly, any such disruption could result in a material adverse effect on our revenue, results of operations and earnings, and could also potentially damage our reputation.

Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

We expect to derive a substantial percentage of our sales from international markets. Accordingly, we will face significant operational risks from doing business internationally, including:

●	fluctuations in foreign currency exchange rates;

●	potentially longer sales and payment cycles;

●	potentially greater difficulties in collecting accounts receivable;

●	potentially adverse tax consequences;

●	reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

●	difficulties in staffing and managing foreign operations;

●	laws and business practices favoring local competition;

●	costs and difficulties of customizing products for foreign countries;

●	compliance with a wide variety of complex foreign laws, treaties and regulations;

●	an outbreak of a contagious disease, such as coronavirus, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	export license constraints or restrictions due to the unique technology of our products, some of which are dual use (defense and industry);

●	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

●	being subject to the laws, regulations and the court systems of many jurisdictions.

Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and adversely affect our operating results.

Our future success depends in part on our ability to retain our executive officers and to attract, retain and motivate other qualified personnel.

We are highly dependent on the services of both Ori Gilboa, our Chief Executive Officer, Yossi Cohen, our Chief Operating Officer and Tony Klein, our Chief Financial Officer. The loss of their services without proper replacement may adversely impact the achievement of our objectives. Messrs. Gilboa, Cohen and Klein may leave our employment at any time subject to contractual notice periods, as applicable. Also, our performance is largely dependent on the talents and efforts of highly skilled individuals, particularly our software engineers and computer vision professionals. Recruiting and retaining qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled personnel in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition in the industry in which we operate. Moreover, certain of our competitors or other technology businesses may seek to hire our employees. The inability to recruit and retain qualified personnel, or the loss of the services of our executive officers, without proper replacement, may impede the progress of our development and commercialization objectives.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of Israel in which our employees work, or under the laws of any other jurisdiction in which employees that we hire may work, and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Our business is subject to risks arising from the COVID-19 pandemic which has impacted and continues to impact our business.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to countries across the globe, including in Israel and the United States. Many countries around the world, including in Israel and the United States, have implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. We implemented remote working and work place protocols for our employees in accordance with government requirements. The implementation of measures to prevent the spread of COVID-19 have resulted in disruptions to our business development efforts which depend, in part, on attendance at in-person meetings, industry conferences and other events. It is not possible at this time to estimate the full impact that the COVID-19 pandemic could have on our operations, as the impact will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain COVID-19 or treat its impact. In particular, the continued spread of COVID-19 globally could materially adversely impact our operations and workforce, including our research and development, business development efforts, and our ability to raise capital, each of which in turn could have a material adverse impact on our business, financial condition and results of operation.

We are subject to cybersecurity risks to our various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business, or may cause harm to our business that may or may not be reparable.

We are at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our potential suppliers and strategic partners; (b) facility security systems, owned by us or our potential suppliers and strategic partners; (c)  the integrated software in our products; or (d) customer data that we process and/or store in our servers or our potential suppliers and strategic partners process on our behalf. Although we have implemented several protection systems and processes to protect our IT infrastructure and data, such incidents could: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of employees, potential customers, potential suppliers and strategic partners, or others; jeopardize the security of our facilities; or affect the performance of the integrated software in our products.

We plan to include in-vehicle services and functionality that utilize cellphone connectivity to enhance on-the-road performance by preventing drivers from using dangerous applications while driving. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use its in-vehicle services and functionality to log information about each vehicle’s use in order to aid our in vehicle diagnostics and servicing. Our potential customer base may object to the use of this data, which may limit our offering portfolio and harm our business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or assemble, deploy, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which it relies, including those of our potential suppliers and strategic partners, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Our SaverOne system operates as a deterrent to mobile-phone distracted driving, but cannot actually prevent mobile phone distracted driving.

Our SaverOne system operates by detecting mobile phones in the driving area of a car and emitting a loud alarm in the event such phones do not have the SaverOne mobile application installed. Once installed, the SaverOne mobile application blocks potentially distracting phone applications while the car is in use that are set by the user. While these can potentially be effective deterrent methods, the SaverOne system cannot actually prevent the operation of a car by someone who is unbothered by the constant alarm in the event they attempt to drive without the SaverOne mobile application installed on their phone, it cannot prevent drivers with the SaverOne mobile application installed on their phones from allowing potentially districting mobile applications to become unblocked.

Some of our products will be subject to automotive regulations due to the global quality requirements, which could prevent us from marketing our products to vehicle manufacturers.

The automotive regulations are dynamic and changing and effected by the final customer quality requirements as well. Even if we are successful in completing the development of some of our products, our failure to comply with the different types of regulations and requirements could delay the transfer to production schedule and eventually time to market these products.

In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our Generation 3.0 solution, which is a solution designed for the OEM market, may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

New regulations or standards or changes in existing regulations or standards in the United States or internationally related to our products may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and future sales, and could place additional burdens on the operations of our business.

Our products may be subject to governmental regulations in a variety of jurisdictions. In order to achieve and maintain market acceptance, our technology and products may have to comply with these regulations as well as a significant number of industry standards. In the United States, our technology and products will have to comply with various regulations defined by the Federal Communications Commission, or FCC, and others. We may also have to comply with similar international regulations. For example, our SaverOne system operates through the transmission of radio signals, and radio emissions are subject to regulation in the United States and in other countries in which we intend to do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the FCC, the Occupational Safety and Health Administration and various state agencies have promulgated regulations that concern the use of radio/electromagnetic emissions standards. Member countries of the European Union have enacted similar standards concerning electrical safety and electromagnetic compatibility and emissions, and chemical substances and use standards.

As these regulations and standards evolve, and if new regulations or standards are implemented, we may be required to modify our technology or products or develop and support new versions of our technology or products, and our compliance with these regulations and standards may become more burdensome. The failure of technology or our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay introduction of our technology or products, which could harm our business. End-customer uncertainty regarding future policies may also affect demand for communications products, including our products. Moreover, channel partners or end-customers may require us, or we may otherwise deem it necessary or advisable, to alter our technology or products to address actual or anticipated changes in the regulatory environment. Our inability to alter our technology or products to address these requirements and any regulatory changes may have a material adverse effect on our business, operating results and financial condition.

Our products are cost sensitive and subject to customers’ aggressive target costs. Our products are subsystems of modules as part of full semi-autonomous or autonomous systems with low cost product expectations and we may therefore be forced to lower or costs or have lower margins.

The automotive industry is one that continuously strives for cost reduction goals and optimizing the vehicle cost to meet the end customers’ expectations. For example, the target cost of ADAS, semi-autonomous and autonomous systems are being continuously reduced and while our products are cost sensitive to various costs factors, we may fail to meet these reduced market targets costs. We are working to build a robust supply chain network to support our cost reduction efforts and optimize our hardware and software costs, but may not be successful in doing so. If we are unable to reduce our costs in line with industry target cost, our results of operations may be adversely impacted.

The COVID-19 pandemic impacts on global supply chains are impacting our ability to procure parts required for our hardware appliances. Extended lead times have been introduced in delivering products for customer orders in a timely fashion.

The COVID-19 pandemic has continued to impact global supply chains for many organizations, including us, resulting in shortages of and delays in both raw materials and electronic components such as computer chips. Events in upstream supplies and component shortages are negatively impacting our ability to plan and deliver upon orders received in a timely fashion, and supply chain disruption, component shortages and shipping challenges are increasing our costs. These increased costs may require us to raise prices of our products in turn; such price increases may result in our products being less price-competitive in the market.

Our SaverOne solution may prevent drivers from contacting emergency services when the car is in motion.

Our SaverOne solution operates to block non-permitted applications on phones within the driving area while the vehicle is in motion. In an emergency situation where the car is not stopped, the driver may be unable to contact emergency services, if phone calls and texting are deemed as non-permitted applications on the driver’s SaverOne mobile phone application.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective intellectual property rights for our products, we may not be able to compete effectively in our markets.

Historically, we have relied on trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and products. Since June 2015, we have also sought patent protection for certain of our products. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and new products.

We have sought to protect our proprietary position by filing patent applications in Israel, the United States and in other countries, with respect to our novel technologies and products, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

We have a growing portfolio of four issued U.S. patents and four pending U.S. applications, one granted Chinese patent and one pending Chinese Patent application, four pending applications with the Israeli Patent Office, and two pending applications in Europe. In Israel, two of our patent applications have been allowed and subsequently opposed by a third-party. We have reached an agreement according to which, the proceedings shall be deferred until January 1, 2023, or until a divisional application of one of these two Israeli patent applications is accepted (whichever is earlier). We intend to respond as soon as the proceedings resume. It is difficult to assess at this time the likelihood of success in this action.

We cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any new products that we may develop.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new products, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products, we may not be able to compete effectively, and our business and results of operations would be harmed.

If we are unable to maintain effective proprietary rights for our products, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems. Agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our SaverOne systems. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and in most of the other countries are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new products or the use of our new products. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third party’s intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, the Leahy-Smith America the United States has moved to a first to file system. Changes to the way patent applications will be prosecuted could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

Our use of open source software could negatively affect our ability to sell our platform and subject us to possible litigation.

We have included software in our platform covered by open source licenses. We do not own all of the open source technology in our platform and the ownership of the open source technology in our platform may not be easily determinable by us. Rather, we rely on third party open source contributors to ensure that the open source contributions to our platform are properly owned by the committers and contributors who contribute the open source technology and that such contributions do not infringe on other parties’ intellectual property rights. Moreover, the terms of certain of the open source licenses have not been interpreted by United States or other courts, and there is a risk that such licenses could be construed in a manner that is incompatible with our current business model, imposing unanticipated conditions or restrictions on our ability to market our solutions. We or our customers may in the future receive, notices that claim we have misappropriated, misused or infringed other parties’ intellectual property rights, and, to the extent products based on the open source software gain greater market visibility, we and our customers face a higher risk of being the subject of intellectual property infringement claims. In addition, we or our customers could be subject to lawsuits by parties claiming ownership of (or that different license terms apply to) what we believe to be open source software, or seeking to enforce the terms of an open source license. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be impacted by an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies and services, each of which could reduce or eliminate the value of our technologies and cause us to have to significantly alter our current business model. These claims could also result in litigation (including litigation against our customers or partners, which could result in us being obligated to indemnify our customers or partners against such litigation), require us to purchase a costly license or require us to devote additional research and development resources to change our solutions, any of which could have a negative effect on our business and operating results. In addition, if the license terms for the open source code change, we may be forced to re-engineer our solutions or incur additional costs to find alternative tools.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties, support, indemnity or assurance of title or controls on origin of the software. Further, some open source projects have known vulnerabilities and architectural instabilities and are provided on an “as is” basis. Many of these risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our platform and our business. In addition, we may be required to absorb these risks in our customer relationships by agreeing to provide warranties, support and indemnification with respect to such third party open source software. While we have established processes intended to alleviate these risks, we cannot assure that these measures will eliminate or significantly reduce these risks.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new products, the defendant could counterclaim that the patent covering our product is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ADSs or ordinary shares.

In Israel, two of our patent applications have been allowed and subsequently opposed by a third-party. We have reached an agreement according to which, the proceedings shall be deferred until January 1, 2023, or until a divisional application of one of these two Israeli patent applications is accepted (whichever is earlier). We intend to respond as soon as the proceedings resume. It is difficult to assess at this time the likelihood of success in this action.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to the Offering and the Ownership of Our ADSs or Our Ordinary Shares

Sales of a substantial number of ADSs representing our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of ADSs representing our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. Furthermore, while our directors, officers and certain shareholders will be subject to lock-up agreements with the underwriters of this offering that restrict their ability to transfer our ADSs and our ordinary shares for at least six months from the date of this prospectus, approximately % of our shareholders will not be subject to such lock-up and may sell their shares at any time. We are unable to predict the effect that sales may have on the prevailing market price of our ADSs and our ordinary shares. “Shares Eligible for Future Sale.”

Our principal shareholders, officers and directors beneficially own over 56% of our outstanding ordinary shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of March 7, 2022, our principal shareholders, officers and directors beneficially own approximately 56% of our ordinary shares. Upon completion of this offering, our principal shareholders, officers and directors will, in the aggregate, beneficially own approximately % of our outstanding ordinary shares. This significant concentration of share ownership may adversely affect the trading price for our ordinary shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

If you purchase our ADSs in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The offering price of our ADSs is substantially higher than the net tangible book value per share of our ADSs. Therefore, if you purchase ADSs in this offering, you will pay a price per ADS that substantially exceeds our net tangible book value per ADS after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on the offering price of $ per ADS, you will experience immediate dilution of $       per ADS, representing the difference between our pro forma net tangible book value per ADS after giving effect to this offering and the offering price. In addition, purchasers of our ADSs in this offering will have contributed approximately % of the aggregate price paid by all purchasers of our ADSs but will own only approximately % of our ADSs outstanding after this offering. See “Dilution.”

Management will have broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

Holders of ADSs must act through the depositary to exercise their rights as our shareholders.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for our ADSs. Under Israeli law, the minimum notice period required to convene a shareholders meeting is generally no less than 35 calendar days, but in some instances, 21 or 14 calendar days. When a shareholder meeting is convened, holders of our ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting unless they first withdraw their ordinary shares from the ADS program and convert them into the underlying ordinary shares held in the Israeli market in order to allow them to submit to us a request to call a meeting with respect to any specific matter, in accordance with the applicable provisions of the Israeli Companies Law 5759-1999, or the Companies Law, and our amended and restated articles of association.

The JOBS Act, allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ADSs or our ordinary shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies; and

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our ADSs or our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ADSs or our ordinary shares less attractive as a result, there may be a less active trading market for our ADSs or our ordinary shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the Nasdaq Stock Market, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we are not required, under the Exchange Act, to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC. Also, although the Companies Law requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis, this disclosure is not as extensive as that required of a U.S. domestic issuer. For example, the disclosure required under Israeli law would be limited to compensation paid in the immediately preceding year without any requirement to disclose option exercises and vested stock options, pension benefits or potential payments upon termination or a change of control. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

We may be a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our ADSs or our ordinary shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we may be a PFIC for 2020 and in the future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on quarterly average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our ADSs or our ordinary shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds our ADSs or our ordinary shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of our ADSs or our ordinary shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for our ADSs or ordinary shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held our ADSs or our ordinary shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold our ADSs or our ordinary shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we are a PFIC. U.S. taxpayers that hold our ADSs or our ordinary shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our ADSs or our ordinary shares in the event that we are a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Companies” for additional information.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing our ADSs representing our ordinary shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or our ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and our ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or our ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or our ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Risks Related to Israeli Law and Our Incorporation, Location and Operations in Israel

We are exposed to fluctuations in currency exchange rates.

A major portion of our business is conducted, and a material portion of our operating expenses is incurred, outside the United States, mainly in NIS. Therefore, we are exposed to currency exchange fluctuations in other currencies, particularly in NIS and the risks related thereto. Our primary expenses paid in NIS are employee salaries, fees for consultants and subcontractors and lease payments on our Israeli facilities. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. Thus, we are exposed to the risks that: (a) the NIS may appreciate relative to the dollar; (b) the NIS devalue relative to the dollar; (c) the inflation rate in Israel may exceed the rate of devaluation of the NIS; or (d) the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.

Israeli tax considerations also may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. See “Taxation—Israeli Tax Considerations and Government Programs” for additional information.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors.

We were incorporated in Israel. All of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices and research and development facilities are located in Israel. In addition, all of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, the Hamas (an Islamist militia and political group that controls the Gaza strip) and the Hezbollah (an Islamist militia and political group based in Lebanon). Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could negatively affect business conditions in Israel in general and our business in particular, and adversely affect our product development, operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport, could prevent or delay shipments of our components or products.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and the market price of our ordinary shares, and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Similarly, Israeli companies are limited in conducting business with entities from several countries. For instance, in 2008, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business. Similarly, Israeli corporations are limited in conducting business with entities from several countries.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares (and therefore indirectly, our ADSs) are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has certain duties to act in good faith and fairness toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company, and approval of related party transactions that require shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company with regard to such vote or appointment. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Certain of our research and development activities and programs were supported by Israeli Governmental grants, some of which were sold or are in the process of selling. The terms of such grants may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to repayment of the grants.

Our research and development efforts relating to our product have been financed in part through royalty-bearing grants in an aggregate amount of approximately NIS 1.7 million (approximately $0.6 million) received from the Israel Innovation Authority, or the IIA, as of December 31, 2021. With respect to the royalty-bearing grants we are committed to pay royalties at a rate of 3% to 5% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual London Interbank Offered Rate applicable to U.S. dollar deposits. Regardless of any royalty payment, we are further required to comply with the requirements of the Israeli Encouragement of Research, Development and Industrial Initiative Technology Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer to third parties inside or outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of IIA-supported technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Our employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Such disruption could materially adversely affect our business and operations.

General Risk Factors

Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our ADSs and ordinary shares.

Sales of a substantial number of our ADSs or our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our ADSs or our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ADSs or our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ADSs or our ordinary shares.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our ADSs or ordinary shares price and trading volume could decline.

The trading market for our ADSs or our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our ADSs or ordinary shares, or provide more favorable relative recommendations about our competitors, our ADSs or ordinary shares price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our ADSs or ordinary shares price or trading volume to decline.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company whose ordinary shares will be listed in the United States, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the other rules and regulations of the Securities and Exchange Commission, or SEC, and the rules and regulations of The NASDAQ Stock Market, or NASDAQ, and provisions of the Companies Law that apply to public companies such as us. The expenses that will be required in order to adequately prepare for being a public company will be material, and compliance with the various reporting and other requirements applicable to public companies will require considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, our board committees, or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, beginning as early as our annual report on Form 20-F for the fiscal year ended December 31, 2021. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our shares could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our ordinary shares and could adversely affect our ability to access the capital markets.

We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.

We have identified control deficiencies in our financial reporting process that constitute a material weakness for the years ended December 31, 2020 and 2021. The material weakness related to lack of sufficient internal accounting personnel, segregation of duties, lack of sufficient internal controls (including IT general controls, entity level controls and transaction level controls).

Following the completion of this offering, we expect to take a number of measures to address the material weaknesses that have been identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that these measures may fully address the material weaknesses in our internal control over financial reporting or that we may conclude that they have been fully remediated.

Further, there can be no assurance that we will not suffer from other material weaknesses or significant deficiencies in the future. If we fail to remediate these material weaknesses or fail to otherwise maintain effective internal controls over financial reporting in the future, such failure could result in a material misstatement of our annual or quarterly financial statements that would not be prevented or detected on a timely basis and which could cause investors and other users to lose confidence in our financial statements, limit our ability to raise capital and have a negative effect on the trading price of our common stock. Additionally, failure to remediate the material weakness or otherwise maintain effective internal controls over financial reporting may also negatively impact our operating results and financial condition, impair our ability to timely file our periodic and other reports with the SEC, subject us to additional litigation and regulatory actions and cause us to incur substantial additional costs in future periods relating to the implementation of remedial measures.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make expressed and implied forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to:

●	the ability of our technology to substantially improve the safety of drivers;

●	our planned level of revenues and capital expenditures and our belief that our existing cash and the net proceeds from this offering will be sufficient to fund our operations for at least the next 12 months;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	the impact of the COVID-19 pandemic, and resulting government actions on us; and

●	other risks and uncertainties, including those listed in the section titled “Risk Factors.”

The preceding list is not intended to be an exhaustive list of any forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based upon information available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $          , or approximately $          if the underwriters exercise in full their option to purchase additional ADSs, based on an assumed initial public offering price of $          per ADS, which represents the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds we receive from this offering by $           , assuming that the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses. Each increase (decrease) of in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by approximately $ , assuming no change in the assumed initial public offering price per ADS.

We currently expect to use the net proceeds from this offering for the following purposes:

●	approximately $ million for global sales and marketing expansion – sales force expansion in key markets via direct sales and indirect partnerships;

●	approximately $ million for Generation 2.0 and 3.0 technology development as part of our accelerating development of our technology;

●	approximately $ million for accelerated R&D in machine learning/artificial intelligence;

●	approximately $ million for technology acquisitions of companies which can provide additional technological capabilities as well as enable further marketing and sales channel access to the markets we target; and

●	the remainder for working capital and general corporate purposes and possible future acquisitions.

Our expected use of net proceeds from this offering represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending our use of proceeds from this offering, we plan to invest the net proceeds from this offering in a variety of investment-grade instruments and/or to hold such proceeds as cash or interest-bearing deposits, in the currencies in which we expect to make payment.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. As of December 31, 2021, we did not have distributable earnings pursuant to the Companies Law. According to Companies Law, dividend distributions may be determined by our board of directors, as our articles of association do not provide that such distributions require shareholder approval.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2021, as follows:

●	on an actual basis;

●	on an adjusted basis to reflect the issuance and sale of ADSs in this offering at an assumed initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this information in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus, as well as the sections of this prospectus titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2021		Convenience translation into USD in
	Actual	As Adjusted	thousands
	(NIS, in thousands, except share data)		except per share data (1)
Ordinary shares, value NIS 0.01: 100,000,000 shares authorized, 7,984,706 shares issued and outstanding (actual); shares issued and outstanding (as adjusted)	—	—	$—
Share capital and premium	80,440		25,865
Capital reserves in respect of share-based payment	8,425		2,709
Accumulated deficit	(76,813)		(24,699)
Total shareholders’ capital equity	12,052		$3,875

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2021, at the rate of one U.S. dollar per NIS 3.11.

(2)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per ADS (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease each of cash, total shareholders’ equity and total capitalization on an as adjusted basis by approximately $ , assuming the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease each of cash, total shareholders’ equity and total capitalization on an as adjusted basis by approximately , assuming that the price per ADS for the offering remains at $ (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The outstanding share information in the table above excludes:

●	1,184,479 ordinary shares issuable upon exercise of options outstanding as of December 31, 2021 at a weighted average exercise price of NIS19.52 (approximately $6.28 per share); and

●	52,618 ordinary shares reserved for future issuance under our equity incentive plan.

DILUTION

If you invest in our ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ADS and the net tangible book value per ADS after this offering. Dilution results from the fact that the attributed initial public offering price per ADS is substantially in excess of the book value per ADS attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value as of December 31, 2021 was NIS 12,052 thousand ($3,875), or $0.49 per ordinary share, or $              per ADS (using the ratio of          ordinary shares to one ADS).

Net tangible book value per ordinary share or ADS was calculated by:

●	subtracting our liabilities from our tangible assets; and

●	dividing the difference by the number of ordinary shares or ADSs outstanding, as applicable.

After giving effect to the sale of ADSs (and the ordinary shares thereunder) in this offering at an initial public offering price of $ per ADS, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2021 would have been approximately $          , equivalent to $          per ordinary share or $          per ADS.

The following table sets forth the estimated net tangible book value per ADS after the offering and the dilution to persons purchasing ADSs based on the foregoing offering assumptions.

Assumed initial public offering price per ADS		$
Historical net tangible book value (deficit) per ADS as of December 31, 2021	$
Increase per ADS attributable to this offering	$
As adjusted net tangible book value per ADS after this offering		$
Dilution per ADS to new investors in this offering

Each $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted net tangible book value per ADS after this offering by $ per ADS and the dilution to new investors by $ per ADS, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering.

Each increase of 1,000,000 ADSs in the number of ADSs offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $ per ADS and decrease the dilution to new investors by $ per ordinary share, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, each decrease of 1,000,000 ADSs offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $ per ADS and increase the dilution to new investors by $ per ADS assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional ADSs from us is exercised in full, and assuming an initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, our as adjusted net tangible book value would be $ per ADS and the dilution to new investors in this offering would be $ per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table below summarizes, on an as adjusted basis giving effect to an aggregate ADSs issued to certain investors in this offering, the differences for our existing shareholders and new investors in this offering, with respect to the number of ADSs purchased from us, the total consideration paid to us and the average per ADS price paid in this offering in the purchase of our ADSs from us, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ADSs does not include ADSs issuable upon the exercise of the option granted to the underwriters.

	ADSs purchased		Total consideration		Average price per
	Number	%	Amount	%	share
Existing shareholders
New investors
Total

Each $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $ and would increase (decrease) the percentage of total consideration paid by new investors by percentage points, assuming that the number of ADSs offered remains the same. Each increase of 1,000,000 in the number of ADSs we are offering would increase (decrease) the total consideration paid by new investors by $ and would increase (decrease) the percentage of total consideration paid by new investors by percentage points, assuming no change in the assumed initial public offering price per ADS.

If the underwriters exercise their option to purchase additional ADSs in full, the total consideration paid by new investors and the average price per ADS paid by new investors would be approximately $ and $ per ADS, respectively

The table below summarizes, on an as adjusted basis, our capitalization following the closing of this offering] The total number of ADSs does not include ADSs issuable upon the exercise of the option granted to the underwriters.

	ADSs purchased		Total consideration		Average price per
	Number	%	Amount	%	ADS
Existing shareholders
New investors
Total

Each $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $ and would increase (decrease) the percentage of total consideration paid by new investors by percentage points, assuming that the number of ADSs offered remains the same. Each increase of in the number of ADSs we are offering would increase (decrease) the total consideration paid by new investors by $ and would increase (decrease) the percentage of total consideration paid by new investors by percentage points, assuming no change in the assumed initial public offering price per ADS.

If the underwriters exercise their option to purchase additional ADSs in full, the total consideration paid by new investors and the average price per ADS paid by new investors would be approximately $ and $ per ADS, respectively.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

SELECTED FINANCIAL DATA

The following tables set forth the following summary financial data. We have derived the following statements of comprehensive loss for the years ended December 31, 2021 and 2020, and our selected statement of financial position as of December 31, 2021, from our audited financial statements included elsewhere in this prospectus.

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and include, in our management’s opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with IFRS, as issued by the IASB, which differ in certain significant respects from U.S. GAAP.

	Year Ended December 31,
	2021	2020	2021
	(NIS, in thousands, except per share data)		Convenience translation into USD in thousands except per share data (1)
Statement of Comprehensive Loss:
Revenues	450	316	145
Cost of revenues	(288)	(258)	(93)
Gross Profit	162	58	52
Expenses:
Research and development expenses, net	(18,847)	(10,593)	(6,060)
Selling and marketing expenses	(2,431)	(2,399	(782)
General and administrative expenses	(5,149)	(4,422)	(1,656)
Operating loss	(26,265)	(17,356)	(8,446)
Financing income (expense), net	(225)	3,790)	(72)
Loss for the period	(26,490)	(13,566)	(8,518)
Loss per share, basic	(3.33)	(2.36)	(1.07)
Loss per share, diluted	(3.33)	(2.44)	(1.07)
Weighted average number of ordinary shares outstanding, basic	7,960,239	5,739,448	7,960,239
Weighted average number of ordinary shares outstanding, diluted	7,960,239	5,798,294	7,960,239

	As of December 31,
	2021	2020	2021
	(NIS, in thousands)		Convenience translation into USD in thousands except per share data (1)
Statements of Financial Position Data:
Cash and cash equivalents and bank deposits	13,695	37,624	4,404
Total assets	18,756	39,768	6,031
Total liabilities	6,704	4,574	2,156
Total shareholders’ equity	12,052	35,194	3,875

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2021, at the rate of one U.S. dollar per NIS 3.11.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this prospectus. The following discussion is based on our financial information prepared in accordance with the IFRS, as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. generally accepted accounting principles, or GAAP. Some of the information contained in this discussion and analysis, particularly with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read “Risk Factors” above for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a development stage technology company engaged in the design, development and commercialization of transportation and safety applications designed to save lives by preventing car accidents resulting from the use of cellular phones while driving. Our SaverOne system provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and, which we believe have significant advantages over our competitors in the market because our solution meets the NHTSA’s guidelines for a complete solution for distracted driving.

We have three generations of systems, the first two of which target the vehicle aftermarket and the third which targets vehicle manufacturers. Generation 1.0 is our first-generation solution and is intended for private vehicles, trucks and buses as an aftermarket product. Our Generation 1.0 was launched in late 2019 for private cars, and thereafter made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe and APAC. To date, over 1,400 systems have been ordered (which includes nearly 300 systems ordered as part of our ongoing Generation 1.0 pilot program and over 1,100 systems purchased in commercial orders by our Generation 1.0 pilot program customers) and nearly 700 of these systems have been installed.

Generation 2.0 is our second-generation solution that will replace Generation 1.0 and is intended as a solution for the automobile aftermarket. It includes various improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We expect to launch the Generation 2.0 solution for sale in the second quarter of 2022 and we expect to target the global aftermarket automobile market starting with the U.S. and Europe.

Our Generation 3.0 solution is being designed as a solution for the OEM market and we plan on it being directly integrated into the vehicle manufacturing process for seamless integration in the driving experience. We are currently working with one of the leading global OEMs in order to make the installation of the SaverOne System into vehicles system an essential part of the vehicle manufacturing process. The Generation 3.0 solution is in the early stage of development and we expect to launch the Generation 3.0 solution in 2025.

We have experienced net losses in every period since the inception of SaverOne. We incurred net losses of NIS 26.5 million (approximately $ 0.8 million) and NIS 13.6 million (approximately $4.4 million) for the year ended December 31, 2021 and the year ended December 31, 2020, respectively. As of December 31, 2021, we had an accumulated deficit of NIS 76.8 million (approximately $ 24.7 million). We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. Furthermore, upon closing of this offering, we expect to incur additional expenses associated with operating as a U.S. public company, including significant legal, accounting, investor relations and other expenses, the extent to which we did not incur as a TASE-listed company.

For further information regarding our business and operations, see “Business” below.

Components of Operating Results

Revenues and Cost of Revenues

Our total revenue consists of selling our Generation 1.0 SaverOne system and our cost of revenues consists of the direct cost of producing and installing the system. Currently, our business activity is only in Israel. Since we are still in the initial phase in rolling out our Generation 1.0 SaverOne system and our Generation 2.0 system is still in development, we cannot forecast our revenue in future periods.

Research and Development Expenses, Net

We have invested almost all of our efforts and financial resources in the research and development of our SaverOne system which is still in development. Research and development related activities are currently our primary expenditure. Development timelines, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast whether and when we will enter into collaboration arrangements, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We expect our research and development expenses to increase over the next several years as our development programs progress and we expect that our research and development expenses will continue to be significant in absolute dollars in future periods as we continue to invest in research and development activities related to the development of our solutions.

Research and development expenses include the following:

●	employee-related expenses, such as salaries and share-based compensation;

●	expenses relating to outsourced and contracted services, such as consulting, research and advisory services;

●	supply and development costs;

●	costs associated with regulatory compliance.

We recognize research and development expenses as we incur them deducted by Government grants in respect of a research and development project received from the IIA which are not reasonably assured that the amount received will not be refunded

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of share-based compensation recorded with respect of unregistered rights to shares issued to Keshet Holdings Limited Partnership, which is managed by Keshet Broadcasting, or Keshet, who provided media and advertisement services to the Company in 2020 and 2021. As we penetrate new markets, we anticipate that our selling and marketing expenses will increase in the future as we expand our sales department and invest in the marketing of our solutions.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including share-based compensation related to directors and employees, facility costs, patent application and maintenance expenses, and external professional service costs, including legal, accounting, audit, finance, business development, investor relations and human resource services, and other consulting fees.

We anticipate that our general and administrative expenses will increase in the future as we increase our administrative headcount and infrastructure to support our continued research and development programs and the potential commercialization of our products. We also anticipate that we will incur increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance premiums, director compensation, and other costs associated with being a public company.

Finance Income (Expenses), Net

Finance income (expenses), net, consisted primarily of bank fees and exchange differences. During the year ended December 31, 2021 , finance income resulted from a change in the fair value of instruments which are accounted for as financial liabilities measured at fair value until their exercise or expiration.

Income Taxes

We have yet to generate taxable income in Israel. As of December 31, 2021, our operating tax loss carryforwards were approximately NIS 57 million (approximately $18 million). We anticipate that we will continue to generate tax losses for the foreseeable future and that we will be able to carry forward these tax losses indefinitely to future taxable years. Accordingly, we do not expect to pay taxes in Israel until we have taxable income after the full utilization of our carry forward tax losses.

Results of Operations

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results should not be relied upon as indications of future performance.

Below is a summary of our results of operations for the periods indicated:

	Year Ended December 31,	Year Ended December 31,
	2021	2020
		NIS thousands
Revenues	450	316
Cost of revenues	(288)	(258)
Gross Profit	162	58

Operating expenses:
Research and development expenses, net	(18,847)	(10,593)
Selling and marketing expenses	(2,431)	(2,399
General and administrative expenses	(5,149)	(4,422)
Loss from operations	(26,265)	(17,356)
Finance income	3	3,907
Finance expense	(228)	(117)
Finance income (expense), net	(225)	3,790)
Net loss	(26,490)	(13,566)

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenues

Revenues increased by approximately NIS 134 (approximately $43,000), or 42%, to NIS 450,000 (approximately $145,000) for the year ended December 31, 2021, compared to NIS 316,000 (approximately $102,000) for the year ended December 31, 2020. This increase was mainly the result of new agreements we entered into in 2021 related to our Generation 1.0 solution which was launched in late 2019. These agreements represented the sale of 279 of our Generation 1.0 solutions, of which 79 were sold as part of a pilot program.

Research and development expenses, net

Research and development expenses, net increased by approximately NIS 8,254,000 (approximately $2,654,000), or 78%, to approximately NIS 18,847,000 (approximately $6,060,000) for the year ended December 31, 2021, compared to NIS 10,593,000 (approximately $3,406,000) for the year ended December 31, 2020. This increase resulted mainly from salaries and related expenses, subcontractors and share based compensation, due to an increase in the number of employees, and an increase in research and development activity, mainly related to the development of our Generation 2.0 solution.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2021 were NIS 2,431,000 (approximately $782,000), compared to NIS 2,399,000 (approximately $771,000) for the year ended December 31, 2020. Selling and marketing expenses consists mainly from share-based compensation recorded with respect of unregistered rights issued to Keshet, pursuant to our arrangement with Keshet for media advertisement for us on Keshet’s various media channels.

General and administrative expenses

General and administrative expenses increased by approximately NIS 727,000 (approximately $234,000), or 16%, to approximately NIS 5,149,000 (approximately $1,656,000) for the year ended December 31, 2021, compared to approximately NIS 4,422,000 (approximately $1,422,000) for the year ended December 31, 2020. The increase resulted mainly from consulting fees.

Financing income (expenses), net

Financing expenses for the year ended December 31, 2021 were NIS 225,000 (approximately $72,000) and resulted mainly from bank fees and exchange rate differences. Financing income for the year ended December 31, 2020 were NIS 3,790,000 (approximately $1,219,000) and resulted mainly from the revaluation of a liability in respect of bridge investments and the revaluation of a liability in respect of a price protection mechanism that was measured at fair value through profit or loss, prior to the completion of our initial public offering on the TASE.

Net loss

Net loss increased by approximately NIS 12,924 (approximately $4,156,000), or 95%, to approximately NIS 26,490,000 (approximately $8,518,000) for the year ended December 31, 2021, compared to NIS 13,566,000 (approximately $4,362,000) for the year ended December 31, 2020. The increase was mainly the result of an increase in research and development expenses and increase in financing expenses, net.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Internal Control Over Financial Reporting

In connection with the audit of our financial statements as of December 31, 2020 and 2021, we identified control deficiencies in our financial reporting process that constitute a material weakness for the years ended December 31, 2020 and 2021. The material weakness related to lack of sufficient internal accounting personnel, insufficient segregation of duties, and lack of sufficient internal controls (including IT general controls, entity level controls and transaction level controls).

As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Following the completion of this offering, we expect to take a number of measures to address the internal control deficiencies that have been identified including expanding our existing accounting and financial reporting personnel, establishing effective monitoring and oversight controls and engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal controls. However, we cannot assure you that these measures may fully address the material weaknesses in our internal control over financial reporting or that we may conclude that they have been fully remediated.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors— Risks Related to this Offering and Ownership of our ordinary shares— We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies

We describe our significant accounting policies and estimates in Note 3 to our annual financial statements contained elsewhere in this prospectus. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS as issued by the IASB.

The preparation of financial statements in conformity with IFRS requires management to make accounting estimates and assessments that involve use of judgment and that affect the amounts of assets and liabilities presented in the financial statements, the disclosure of contingent assets and liabilities at the dates of the financial statements, the amounts of revenues and expenses during the reporting periods and the accounting policies adopted by the Company. Actual results could differ from those estimates. Pursuant to International Accounting Standard No. 1, it is required inter alia to give disclosure to the accounting principles whose implementation involves estimates and considerations having significant sensitivity to future events, the occurrence of which may impact the reported amounts.

Recently-Issued Accounting Pronouncements

Certain recently-issued accounting pronouncements are discussed in Note 2, Summary of Significant Accounting Policies, to the financial statements included in elsewhere in this registration statement, regarding the impact of the IFRS standards as issued by the IASB that we will adopt in future periods in our financial statements.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of this offering. We may choose to take advantage of some but not all of these exemptions. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report our financial results under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

Liquidity and Capital Resources

We have financed our operations since our inception primarily from private and public offerings, equity bridge investment transactions and government grants for research and development project received from the IIA.

From our inception date through December 31, 2021, we raised an aggregate of NIS 82 million (approximately $26 million) in private and public offerings and equity bridge investments. As of December 31, 2021, we had NIS 13.7 million (approximately $ 4.4 million) in cash and cash equivalents and short-term bank deposits.

We are currently in the research and development stage and have not yet generated significant revenues from our operations. From inception date and through December 31, 2021, we reported losses and a negative cash flow from current operating activity. As of December 31, 2021, we had an accumulated deficit of NIS 76.8 million (approximately $24.7 million) and we had a comprehensive loss and a negative cash flow from current operations in amounts of NIS 26.5 million (approximately $8.5 million) and NIS 23.1 million (approximately $7.4 million) for the year ended December 31, 2021.

We anticipate that we will continue to incur net losses for the foreseeable future as we continue the development and potential commercialization of our products and incur additional costs associated with being a public company. These conditions raise substantial doubt about our ability to continue as a “going concern”. According to management’s estimates and based on the Company’s budget, the Company does not have sufficient liquidity resources to continue its planned activity through a period which exceeds twelve months as of today.

The table below shows a summary of our cashflows for the periods indicated:

	Year Ended December 31,	Year Ended December 31,
	2021	2020
	NIS thousands
Net cash used in operating activities	(23,133)	(12,390)
Net cash used in investing activities	(5,197)	(231)
Net cash provided by (used in) financing activities	(611)	50,136
Net increase (decrease) in cash and cash equivalents	(28,941)	37,515

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Net cash used in operating activities

Net cash used in operating activities increased by NIS 10,743,000 (approximately $3,454,000), or 87%, to approximately NIS 23,133,000 (approximately $7,438,000) for the year ended December 31, 2021 compared to approximately NIS 12,390,000 (approximately $3,984,000) for the year ended December 31, 2020. This increase was mainly the result of an increase in research and development expenses related to the development of the second generation of our product.

Net cash used in investing activities

Net cash used in investing activities increased by NIS 4,966,000 (approximately $1,597,000), or 2,150%, to approximately NIS 5,197,000 (approximately $1,671,000) for the year ended December 31, 2021 compared to NIS 231,000 (approximately $74,000) for the year ended December 31, 2020. This increase was mainly due to investments in bank deposits made in 2021.

Net cash provided by financing activities

Net cash used in financing activities for the year ended December 31, 2021 was 611,000 (approximately $196,000), compared to net cash used in financing activities for the year ended December 31, 2021 totaled NIS 50,136,000 (approximately $16,121,000). This decrease was mainly due to aggregate proceeds of NIS 44.6 million (approximately $14.3. million) from public offerings on the TASE in 2020.

Future Funding Requirements

We have incurred losses and cash flow deficits from operations since the inception date, resulting in an accumulated deficit as of December 31, 2021 of approximately NIS 76.8 million (approximately $24.7 million). We anticipate that we will continue to incur net losses for the foreseeable future. We believe that our existing cash and cash equivalents will not be sufficient to fund our projected cash needs in the foreseeable future We believe that the net proceeds from this offering together with our existing cash as of             , will enable us to fund our operating expenses and capital expenditure requirements for at least the next                 months. However, to meet future capital needs, we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to us. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and the actual amount of our expenses could vary materially and adversely as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our expenses could prove to be significantly higher than we currently anticipate.

Our future capital requirements will depend on many factors, including, but not limited to:

●	the progress and costs of our research and development activities;

●	the costs of development and expansion of our operational infrastructure;

●	our ability, or that of our collaborators, to achieve development milestones and other events or developments under potential future licensing agreements;

●	the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our technologies;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves, once our technologies are developed and ready for commercialization;

●	the costs of acquiring or undertaking development and commercialization efforts for any future products or technology;

●	the magnitude of our general and administrative expenses; and

●	any additional costs that we may incur under future in- and out-licensing arrangements relating to our technologies and futures products.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our products. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available on favorable terms, or at all, we may be required to delay, reduce the scope of or eliminate research or development efforts or plans for commercialization with respect to our technologies and make necessary change to our operations to reduce the level of our expenditures in line with available resources.

We are a development-stage technology company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described herein.

Quantitative and Qualitative Disclosures About Market Risk

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled in cash. Cash flow forecasting is performed in our operating entity. We monitor forecasts of our liquidity requirements to ensure we have sufficient cash to meet operational needs. We may be reliant on our ability to raise additional investment capital from the issuance of both debt and equity securities to fund our business operating plans and future obligations.

Credit risk

Credit risk is the risk of financial loss to us if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from our receivables.

We restrict exposure to credit risk in the course of our operations by investing only in bank deposits.

Equity price risk

As we have not invested in securities riskier than short-term bank deposits, we do not believe that changes in equity prices pose a material risk to our holdings. However, decreases in the market price of our ordinary shares or ADSs could make it more difficult for us to raise additional funds in the future or require us to raise funds at terms unfavorable to us.

Inflation risk

We do not believe that inflation has had, nor will it have a material effect on our business, financial condition or results of operations in the reporting period. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through hedging transactions. Our inability or failure to do so could harm our business, financial condition and results of operations.

Foreign Currency Exchange Risk

Currency fluctuations could affect us through increased or decreased costs, mainly for goods and services acquired outside of Israel. Currency fluctuations did not have a material effect on our results of operations year ended December 31, 2021 and the year ended December 31, 2020.

BUSINESS

Overview

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions designed to save lives by preventing car accidents resulting from the use of mobile phones while driving. Our SaverOne system provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. We have three generations of systems, the first two of which target the automobile aftermarket and the third which is intended to target vehicle manufacturers. We have completed development of our Generation 1.0 system and are in the pre-commercialization/early use phase while the development of our Generation 2.0 system, which will replace Generation 1.0, is nearing completion and the Generation 3.0 system is in the early stages of development.

Our solution can be utilized in private vehicles, commercial trucks, buses and other forms of transportation. Our technology is based on our proprietary hardware, software and algorithms, and, because it meets the NHTSA’s guidelines for a complete solution for distracted driving as well as offers certain advantages that our competitors do not, we believe we have significant advantages over our competitors in the market.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver assistant products on the market, we believe that the safety of drivers will be substantially improved due to our technology’s ability to reduce driver distraction. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent driver distractions related to the use of mobile phone while driving, which is the number one leading cause of traffic accidents worldwide. According to the Association for Safe International Road Travel, 1.35 million people die in road crashes each year. According to a survey done by the NHTSA, 660,000 drivers in the US attempt to use their mobile phones while driving at any given moment. The National Safety Council reports that mobile phone use during driving causes approximately 1.6 million of the over 5.7 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the FMCSA reported that 71% of commercially driven large-truck crashes occurred because of driver distraction. The number of accidents caused by distracted driving increased each year from 2015 – 2019 according to the NHTSA.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving. This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2009-2011 was over $83 billion per year according to the FMCSA. According to the Occupational Safety and Health Administration, motor vehicle crashes cost employers $60 billion annually in medical care, legal expenses, property damage and lost productivity. Accordingly, we believe that there is a tremendous financial incentive for private vehicle owners, employers, transportation companies and governmental entities to solve this problem.

Besides the financial and social costs of distracted driving, it is difficult to enforce violations of laws designed to prevent distracted driving and fines do not seem to discourage actions. In response to the urgent need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications The SaverOne system has been designed with these features in mind and it is for this reason that we believe that it is significantly better than the existing product solutions sold in the market.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our Generation 3.0 solution, which is a solution designed for the OEM market, may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

We have three main SaverOne system products: our Generation 1.0, 2.0 and 3.0 solutions. Generation 1.0 is our first-generation solution and is intended for private vehicles, trucks and buses as an aftermarket product. Our Generation 1.0 was launched in late 2019 for private cars, and thereafter made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe and APAC. To date, over 1,400 systems have been ordered (which includes nearly 300 systems ordered as part of our ongoing Generation 1.0 pilot program and over 1,100 systems purchased in commercial orders by our Generation 1.0 pilot program customers) and nearly 700 of these systems have been installed.

Generation 2.0 is our second-generation solution that will replace Generation 1.0 and is intended as a solution for the automobile aftermarket. It includes various improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We expect to launch the Generation 2.0 solution for sale in the second quarter of 2022 and we expect to target the global aftermarket automobile market starting with the U.S. and Europe.

Our Generation 3.0 solution is being designed as a solution for the OEM market and we plan on it being directly integrated into the vehicle manufacturing process for seamless integration in the driving experience. We are currently working with one of the leading global OEMs in order to make the installation of the SaverOne System into vehicles system an essential part of the vehicle manufacturing process. The Generation 3.0 solution is in the early stage of development and we expect to launch the Generation 3.0 solution in 2025.

Market Opportunity

Despite increased market adoption of new Advanced Driver Assistance Systems, or ADAS and other accident prevention systems, traffic accidents and their resulting injuries remain a major unresolved problem worldwide. Driving distractions are a major contributing factor to traffic accidents. As a result, many states have enacted laws to help prevent distracted driving. These include banning texting while driving, implementing hands-free laws (laws prohibiting the use of cellphone while driving), and limiting the number of young passengers who can ride with teen drivers, due to the fact that teen drivers with two or more young passengers in the car can more than triple the risk of a fatal crash. As to date, all but two states (Montana and Missouri) have banned texting while driving, according to the Insurance Institute for Highway Safety. In addition to state laws, Federal laws have also been implemented in the United States prohibiting texting while driving for federal employees.

The NHTSA has issued voluntary guidelines to promote safety by discouraging the introduction of both original, in-vehicle and portable/aftermarket electronic devices in vehicles. Similarly, in 2019, the European Union (EU) published an amendment to the EU’s “General Safety” Regulations, according to which it is expected that as of mid-2022, the European Union will require every new vehicle, truck or bus on the road to meet the European Standards that require the installation of internal sensors in the vehicle that will warn or prevent the driver from certain distractions (a phone call, for example). By 2024, only vehicles meeting the mandatory automotive safety technology requirement will be allowed to register for the first time. We believe that these types of initiatives by the NHTSA and other agencies will advance further awareness for the need of products like the SaverOne system.

According to a study by the Governors Highway Safety Association in the United States, driver distractions resulting from the use of smartphones contribute to about a quarter of all car accidents. The findings of the study indicate that more than 1,600,000 car accidents that occur annually in the United States are caused by sending text messages while driving or other dangerous use of cell phones. Such accidents take a heavy toll, resulting in the death of about 4,600 people and injuring an additional 391,000 people each year. The phenomenon known as texting while driving is the number one cause of death for young people in car accidents caused by mobile phone use.

The National Safety Council reported that cell phone use while driving leads to 1.6 million crashes each year in the United States. The NHTSA reported that there was over 6.75 million police-reported motor vehicle traffic crashes in the United States in 2019, meaning that cell phone usage while driving can account for around 24% of all motor vehicle crashes in the united states. In addition, the study found that the risk of accidents by frequently distracted drivers, is six times higher than that of a driver who is not distracted at all.

The total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion.

Strategy

Our objective is to develop and commercialize technologies that prevent distracted driving resulting from the use of mobile phones. We plan to market our products worldwide, primarily to commercial fleets (trucks and other vehicles) and public transportation companies.

In order to commercialize our technologies and solutions, we intend to:

●	Increase our sale efforts of the SaverOne Solution Generation 1.0. Generation 1.0, which is an aftermarket solution that is commercially deployed for private vehicles, trucks and buses.

●	Complete the development of the SaverOne Solution Generation 2.0 and Generation 3.0. Our 2.0 Generation is an aftermarket solution that can be commercially deployed for private vehicles, trucks and buses, as Generation 1.0, with better performance and additional advantages over our Generation 1.0 solution. Our Generation 3.0 is being designed as an OEM solution that will be integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●

Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales presence globally. As we complete the development of our Generation 2.0 and advance our Generation 3.0 system, we intend to transition to the production process, and to turn to potential customers, directly and/or through third-party distributors.

●	Form alliances with industry leaders (i.e. vehicle integrators, components manufacturers) and OEMs. We plan to collaborate with OEMs in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives for enforcing implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe and the NHTSA in order to present the SaverOne solution, which we believe will help advance broad adoption of regulations that will require private vehicles to implement our solution.

We are currently engaged in a worldwide campaign to promote our solution. Our pre-commercialization efforts mainly entail pilot programs and collaborations with what we believe are potential strategic partners and customers. To date, we have conducted, or are in the process of conducting, more than 30 pilot programs for the evaluations of our solution. These pilots and collaborations allow the customers to test and evaluate the performance of our technology. After testing and evaluating our solution, 14 of our pilot program participants have placed, or are in process of placing, commercial orders for their vehicle fleet, while most of the remaining participants are still in the process of piloting our solution. We intend to build a global commercial infrastructure to support the commercialization of our products. Meaningful commercialization efforts are expected to commence towards the launch of our Generation 2.0 Product (targeted for the end of the second quarter of 2022). We intend to distribute our solution through local distributors in each country or region who are familiar in the logistics, automotive installation and support activities, as well as having links to our potential customers.

For more information, please see “Pilot Programs” below.

Our Product

In developing the SaverOne solution, we sought out to accomplish the criteria set forth by the NHTSA in its August 2019 report. Accordingly, the SaverOne system:

1.	Disables the use of distracting and potentially life-threatening applications for the driver;

2.	Does not require the driver’s cooperation; and

3.	Distinguishes between a device in the driver’s area and devices in other areas of the vehicle, so that only a device in the driver’s area is affected.

Our solution utilizes sensors that we place in the vehicle in a concealed manner to detect the positioning of any mobile device in the vehicle. Our Phone Location Unit (a unit that is concealed under the vehicle’s dashboard) runs statistical algorithms that can evaluate the location of a mobile devices in the vehicle, based on various algorithms (e.g. relative strength of the signals received from the mobile device).

Any driver that enters a vehicle equipped with SaverOne system has to install our SaverOne mobile application in their phone in order to operate the vehicle without triggering one of the main safety features of the system: its alarm function. The alarm function works by identifying mobile phones in the driving area of a car without the SaverOne mobile application properly installed, and then activating a loud, irritating constant alarm emitting from the car. The alarm only ceases if the device is removed from the driver’s area or upon re-installing the SaverOne application in the mobile device.

When installing the SaverOne mobile application, the system defaults to blocking every application on your phone, or the non-permitted applications, except for a “white list” of applications on the phone that the SaverOne system will not block. The default “white list” consists of phone calls, navigation apps, and music apps. The fleet manager in each organization (or the insurer in the case of private users) can modify the “white list” for his organization according to the organization safety policy. The remaining, non-permitted apps will be blocked.

If a mobile device is found in the driver’s area with the SaverOne mobile application installed, then as long as the vehicle is in motion, a “safe mode” is activated for this device and prevents the driver from opening non-permitted applications on his/her mobile phone. Other passengers in the vehicle will not be affected by the SaverOne System and can use their mobile phones freely.

Moreover, the driver will not receive incoming messages. Also, as a courtesy to the sender of the message, our system automates an automatic text response to the sender, notifying them that the driver is currently driving and cannot read or respond to their message.

If the driver tries to remove the SaverOne application from his/her mobile device, the SaverOne system promptly identifies the device as a device in the driver’s area and would activate the system’s alarm. The alarm only ceases if the device is removed from the driver’s area or upon re-installing the SaverOne application in the mobile device.

Our SaverOne solution does not perform any kind of signal jamming that interferes with authorized radio communications, and therefore is compliant with the Federal Communications Commission’s anti-jamming law. Furthermore, since the solution only blocks non-permitted applications on the driver’s phone while actually driving, in an emergency situation, if the car is stopped, the driver will be fully free to use his mobile device to call for help if needed. .

At the heart of our technology are our proprietary algorithms which (from the moment the vehicle starts to move) begins to identify and evaluate the location of all mobile devices in the vehicle and precisely determine whether a mobile device is inside of the driver’s area. The algorithms’ analyze various parameters and indicate if a mobile device is in the driver’s area. In such a case, the driver’s mobile device is automatically switched to “safe-mode”, leading to a safer trip for the driver and passengers. This operation starts from the initial movement of the vehicle.

Our SaverOne technology employs passive sensors that receive the signals from the cellphones and do not emit any energy during operation.  As a result, our system does not cause any interference with other systems in the vehicle, thus complying with the regulatory safety and emission standards.

Our SaverOne system is also customizable, allowing for fleet managers to implement predefined policies for which mobile application will or will not be restricted for use by the vehicle’s driver. In addition, the fleet manager can receive reports from the server and different analysis about drivers’ behavior and the systems installed in the fleets.

For private vehicles, the permitted applications could be controlled by a third party, such as a parent, guardian or an insurance company that could offer incentives for compliance with the product.

Below is a description of our product roadmap:

●	Generation 1.0: Generation 1.0 is our first-generation solution and is intended for private vehicles, trucks and buses as an aftermarket product. Our Generation 1.0 was launched in late 2019 for private cars, and thereafter made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the US, Europe and APAC. To date, over 1,400 systems have been ordered (which includes nearly 300 systems ordered as part of our ongoing Generation 1.0 pilot program and over 1,100 systems purchased in commercial orders by our Generation 1.0 pilot program customers) and nearly 700 of these systems have been installed.

●	Generation 2.0: Generation 2.0 is our second-generation solution and is intended as a solution for the automobile aftermarket. It includes various improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. The Generation 2.0 solution has more advanced locating capabilities than the Generation 1.0 solution, by using innovative algorithms such as Angle of Arrival method, to locate the driver’s mobile device and avoid interference with passengers’ devices. In addition, it is designed to support all cellular frequencies, existing and future, to support global distribution and support of future cellular technologies. The Generation 2.0 solution is approximately one-third the size of our Generation 1.0 solution in order to improve installation and logistics aspects. It is expected that the cost of manufacturing of the Generation 2.0 solution will be lower than the Generation 1.0 solution, thus leading to what we believe will be greater scale and improved margins. We expect to launch the Generation 2.0 solution for sale in the second quarter of 2022 and we expect to target the global aftermarket automobile market starting with the U.S. and Europe regions. As of December 31, 2021, the expected development expenses related to the Generation 2 solution are $3-5 million.

●	Generation 3.0: Our Generation 3.0 solution is being designed as a solution for the OEM market and we plan on it being directly integrated into the vehicle manufacturing process for seamless integration in the driving experience. We are currently working with one of the leading global OEMs in order to make the installation of the SaverOne System into vehicles system an essential part of the vehicle manufacturing process. We expect to launch the Generation 3.0 solution in 2025. Since the development of Generation 3.0 solution is still in an early stage, it is too early to estimate the cost of development.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions. In addition, we intend for the Generation 3.0 solution to achieve automotive grade certifications, as required for all devices that are integrated within the vehicle manufacturing process.

Competition

Our business is characterized by rapid changes as well as new and disruptive technologies. We believe that the market for solutions designed to address mobile phone-related distractions while driving is a relatively new market with increasing competition for similar solutions. However, we believe that our SaverOne system is superior to the products of our competitors due to the fact that our system can differentiate between the driver’s phone and other passenger’s phones in the vehicle. Moreover, our system does not require the driver to cooperate other than on initial installation of the application on their phone.

We believe that the following companies are offering competing products to the SaverOne solution:

●	Cellcontrol, Inc. d/b/a TRUCE Software develops a driver distraction system designed for workplaces. The product can be removed by the driver and requires them to activate and maintain the system at all times while driving. Moreover, the Cellcontrol solution hovers over the entire area of the driver’s side of the vehicle and does not distinguish between the actual driver of the vehicle and the passenger in the vehicle that is seated behind the driver.

●	Katasi, Inc. has a product known as the Groove, which blocks messages sent by the vehicles’ driver but is only activated while the vehicle is in motion, not when it is stopped (at a red light for example). It can also be neutralized at any time by the vehicle’s driver. Moreover, this solution does not distinguish between the driver’s mobile phone and other mobile phones in the vehicle such that it neutralizes all of the mobile phones in the vehicle.

●	Cipia Vision Ltd. has developed a solution known as the Driver Sense, which focuses on driver distraction, but can only alert a driver if he is distracted and cannot prevent mobile device use.

●	Lytx provides video analysis of the driver’s actions but cannot prevent the driver’s actions nor distinguish between using permitted apps or non-permitted apps.

In addition, Android Auto by Google and CarPlay by Apple both mirror some of the cellphone’s applications onto the vehicle’s main display but do not prevent or alert on the use of the cellphone.

Many of our current and potential competitors have longer operating histories and more extensive name recognition than we have and may also have greater financial, marketing, manufacturing, distribution and other resources than we have. Current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer demands and to devote greater resources to the development, promotion and sale of their products than we can. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive (whether from a price perspective or otherwise). We cannot assure you that we will be able to maintain a competitive position or to compete successfully against current and future sources of competition.

Sales and Marketing

We are currently engaged in a campaign to promote our SaverOne system in select jurisdictions around the world. Our pre-commercialization efforts mainly entail pilot programs and collaborations with what we believe are potential strategic partners and customers. To date, we have conducted, or are in the process of conducting, more than 30 pilot programs for the evaluations of our solution. These pilots and collaborations allow the customers to test and evaluate the performance of our technology. After testing and evaluating our solution, 14 of our pilot program participants have placed, or are in process of placing, commercial orders for their vehicle fleet, while most of the remaining participants are still in the process of piloting our solution.

To date, we have installed over 230 systems in large fleets in Israel as part of pilot programs and about 460 SaverOne systems pursuant to commercial orders. In addition, we have commercial orders for nearly 700 systems, in addition to these installations.

We intend to build a global commercial infrastructure to support the commercialization of our SaverOne system. Meaningful commercialization efforts are expected to commence towards the launch of our Generation 2.0 solution (targeted for the second quarter of 2022). We intend to distribute our solution through local distributors in each country or region who are familiar in the logistics, automotive installation and support activities, as well as having links to our potential customers.

Our current business model is to offer our Generation 1.0 SaverOne systems in pilot programs as noted below, for an all-inclusive one-time fee per unit. In the future, we intend to explore different business models, including:

●	For our Generation 2.0 aftermarket product: a one-time fee and a monthly subscription fee for value-added services (such as an in-depth analysis of driver safety based on driver activity);

●	For our Generation 3.0 OEM product: a monthly subscription fee and a monthly subscription for value-added-services;

In addition, we are exploring a revenue sharing collaboration with one of our partners, Eye-Net Mobile Ltd., or Eye-Net. As part of our collaboration with Eye-Net, we plan to present the Eye-Net Protect Solution (as more fully described below) to certain companies with which we have business relations, in exchange for a 10% share in the revenues from these transactions.

We have achieved a number of significant milestones to date, which include:

Pilot Programs

We have installed over 230 systems in large fleets in Israel as part of our pilot programs. The pilot customers are offered a reduced price on their SaverOne system installations (usually 25% - 40% from our listed price) and enjoy full operational support from our technical team at no additional cost.

We have also gained valuable user feedback from the participants of our pilot programs in Israel, including the Israeli Ministry of Defense for the installation of 30 solutions in vehicles used by Israeli Defense Force vehicles, a tender that we won in June 2020.

In addition, in June 2020 we signed six other agreements for pilot projects with six fleets in Israel, including:

-	Champion Motors, the leading car importer and exclusive representative of the Volkswagen Group brands in Israel, which include Audi, Volkswagen, Porsche;

-	Froneri Israel, one of Europe’s leading ice cream companies jointly owned by Nestlé Global, or Froneri, pursuant to which we installed the SaverOne System in 15 of Froneri’s private vehicles;

-	Oz Group;

-	Central Company for Shomron Development;

-	The Millennium Group, a company that operates licensed body shops for the truck brands of Daff, Man and Mercedes; and

-	M. Fast a company engaged in research and development of advanced orthopedic technologies.

In December 2020, we signed pilot agreements with the following:

-	Hanson Israel, a subsidiary of HeidelbergCement, a global leader in cement, aggregates, asphalt, concrete products, and concrete mixtures. Hanson Israel operates hundreds of vehicles, trucks, and private vehicles in Israel.

-	Plasson Israel, a leading Israeli-based global leader in the development, production, marketing and distribution of technical products (i.e. flow solutions (fittings and valves), livestock equipment and products for the bathroom and kitchen) , Plason has a large fleet of private vehicles to meet the needs of its customers,

-	Bnei Shimon Regional Council which operates a fleet of dozens of private vehicle – what are Private vehicles and a number of buses

-	Israeli Post Office which operates a fleet of hundreds of vehicles in Israel, including trucks, commercial vehicles and private vehicles.

In April 2021, we signed five pilot agreements including:

-	ICL Group and its subsidiary Transportation Enterprises Ltd., or ICL – an Israeli-based global leader in the production of potash, fertilizers, phosphates, magnesium, bromine and its compounds, with a total fleet of 800 vehicles. A successful pilot in 10 private cars of ICL’s fleet was completed and ICL decided to deploy SaverOne systems in 50 additional private cars and 10 trucks;

-	Flex Israel – the Israeli subsidiary of Flextronics, or Flex Israel, a global electronic service contractor;

-	Bynet Data Communications - an end-to-end solutions and integration service provider, with a fleet of about 200 vehicles;

-	Zoko Combinations - the importer of the brand CATERPILLAR, one of Israel’s leading groups in importing, marketing and selling equipment, spare parts, initiation of projects and provision of advanced services for infrastructure, transport, energy, water, industry and automotive applications, with a fleet of about 300 vehicles;

-	Y.S.A. Moving Ltd. - a moving company specializing in the transport of heavy earth moving equipment and cranes. They currently have a fleet of dozens of trucks.

In May 2021, we signed a pilot agreement with Flying cargo. Flying Cargo is a parent company of several Israeli enterprises that provides supply chain solutions and transportation, distribution and logistic services. Flying Cargo’s fleet consists of 250 vehicles.

In June 2021, we launched a pilot with the Israel Electric Corporation, or IEC, for the installation of 10 systems in IEC trucks. IEC is the largest supplier of electrical power in Israel and generates and supplies electricity to all sectors in the Israeli economy. IEC’s fleet consists of about 3,000 vehicles. IEC has since ordered 300 systems for trucks and intends to expand coverage for its entire fleet. Full commercial deployment is expected to take place through the fourth quarter of 2022.

In July 2021, we signed a 24-unit pilot agreement with Tnuva, one of the largest Israeli-based food manufacturers whose sales account for 70% of the country’s dairy market as well as sales of meat, eggs and packaged food. Tnuva’s fleet consists of about 650 private vehicles and trucks.

Commercial Agreements

To date we have installed approximately 460 SaverOne systems and have received customer orders for about 690 additional systems pursuant to commercial orders. We have entered into agreements and received commercial orders from the following customers:

In September 2020, we signed a commercial agreement with the Millennium Group. Pursuant to the agreement, within a 12-month period it is expected that 250 SaverOne Systems will be installed in Millennium Group’s entire fleet of trucks. Millennium will act as the exclusive distributor of the SaverOne Systems in trucks in Israel.

In March 2021, we entered into an agreement for the commercial installation of 51 SaverOne Systems in Froneri fleet of 66 private vehicles in Israel.

In July 2021, pursuant to the pilot with the IEC, we entered into an agreement with the IEC, pursuant to which the IEC will purchase 300 SaverOne systems to be installed in IEC trucks. Full commercial deployment of the SaverOne System into IEC’s fleet is expected to take place by the fourth quarter of 2022.

Pursuant to the pilot with Flex Israel, in August 2021, Flex Israel has decided to install the SaverOne system in its entire fleet of about 250 vehicles at several flex sites in Israel. Flex Israel and SaverOne agreed to introduce the SaverOne system to other Flex Israel sites around the world, which may assist in the global distribution of the system. Flex Israel is the largest electronic manufacturing company in Israel and one of the largest and best-known in the world, which has about 200,000 employees worldwide and about 4,000 employees in Israel.

Pursuant to the pilot with Tnuva, in November 2021, we received a commercial order from Tnuva for installing SaverOne system in Tnuva’s entire fleet of vehicles.

Pursuant to the pilot with ICL, in December 2021, we received a commercial order from ICL for installing an additional 50 SaverOne systems in ICL’s fleet of private vehicles, and an additional 10 SaverOne system in ICL’s fleet of trucks.

Pursuant to the pilot with Flying Cargo, in December 2021, we received a commercial order from Flying Cargo for installing an additional 50 SaverOne systems in Flying Cargo’s fleet of vehicles.

Collaboration Agreements

In March 2020, we signed an agreement with Gil Car Systems (98) Ltd., or Gil Car Systems, the largest installer of after-market vehicle products in Israel, for receipt of storage, inventory management and installation services from Gil Car Systems for SaverOne systems for private vehicles.

In November 2020 and February 2021, we entered into an agreement with Eldan Transportation Ltd. and Hertz Israel (Rent a Car) Ltd., or the Leasing Companies. Under these agreements, the Leasing Companies will market the SaverOne System to their customers and SaverOne will install the systems. SaverOne will also grant a three-year warranty to Eldan for the system.

In January 2021, SaverOne signed a collaboration agreement with Kavim, the third largest public transportation company in Israel whereby the SaverOne systems will be installed in approximately 20 buses of the Kavim’s bus fleet of 1,500 busses. Kavim maintains the option to purchase SaverOne Systems for its entire fleet for a reduced price over the existing marketed price.

In March 2021, SaverOne signed a collaboration agreement with Meir Leasing Ltd., whereby SaverOne will sell, install and provide services and warranty for SaverOne systems in trucks that Meir leases to its customers. Meir Leasing is part of the Meir Group, one of the leading leasing companies in Israel for trucks in Israel.

In March 2021, we signed a cooperation agreement with Eye-Net Mobile Ltd., or Eye-Net, whereby Eye-Net will integrate its Eye-Net™ Protect solution, or Eye-Net Protect, directly into SaverOne’s solution in order to promote an integrated accident prevention solution. Eye-Net Protect is an intuitive mobile application that provides real-time pre-collision alerts to drivers.

During 2021, the Italian truck manufacturer Iveco S.p.A, or IVECO, one of the largest truck manufacturers in Europe, requested the company to examine the integration of the our SaverOne solution into its trucks. Accordingly, we entered into an agreement with IVECO with towards integrating our technology as an integral part of the safety system in IVECO vehicles worldwide. During the fourth quarter of 2021, we successfully completed a demonstration of our solution at IVECO's headquarters in Italy. During the second quarter of 2022, we aim to complete a pilot program and in the third quarter of 2022 we expect IVECO’s aftermarket division will start selling our SaverOne solution to IVECO’s customers for use in existing trucks. In addition, we have agreed with IVECO on the implementation of a proof of concept, and which will be the basis for the mobile distraction protection solution that is intended to be integrated in the production process of IVECO trucks in the fourth quarter of 2022 with full scale up in IVECO’s new and existing vehicles expected to take place in 2023. In addition, we have agreed with IVECO to examine the implementation of the SaverOne system on IVECO's buses in the future.

Manufacturing

We have transferred our production activities to Flextronics Ltd., or Flextronics, an electronic manufacturing services contractor. Flextronics currently manufactures the SaverOne system under purchase orders from time to time according to an agreed upon pricing arrangement and other terms for our Generation 1.0 and 2.0. SaverOne solutions. We do not currently have a contract manufacturing agreement with Flextronics and as volume of purchase orders grow as we extend beyond the pilot phase program of SaverOne Generation 1.0, we expect to enter into such an agreement. In addition, we plan to use Flex Ltd.’s global presence to support its product assimilation in the global markets outside of Israel.

Intellectual Property

We seek patent and trademark protection as well as other effective intellectual property, or IP, rights such as design patents and copyright for our products and technologies in the United States and internationally. Our policy is to pursue, maintain and defend intellectual property rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of our business. Out IP portfolio cover various technological aspects of the solution to protect the solution technical and functional innovations.

We have a growing portfolio consisting of four distinct patent families spanning between them 11 patent applications pending in: the United States, the European Patent Office, Israel, China, and the World Intellectual Property Office (WIPO). In Addition, we have five patents already registered in the United States and in China.

In Israel, two of our patent applications have been allowed and subsequently opposed by a third-party. These are: Israeli patent application No. 249154 titled “SYSTEM AND METHODS TO FACILITATE SAFE DRIVING”; and Israeli patent application No. 276389 titled “SYSTEM AND METHODS TO FACILITATE SAFE DRIVING” which is a divisional patent application of the above application. The opponent is an Israeli company which seems to be a Non-Practicing Entity (NPE). To our knowledge, this company has not developed and does not seem to develop or sell any product or service. In accordance with the Israeli Patent law, the opponent has challenged the patentability of the aforementioned Israeli patent applications. In Israel, the grant of the patent is deferred until the opposition proceedings end. An agreement was reached according to which, the opposition proceedings shall be deferred until January 1, 2023, or until a divisional application of one of these two Israeli patent applications is allowed (whichever is earlier). As soon as the opposition proceedings resume, we intend to respond. According to our IP counsel it is difficult to assess the likelihood of success, at this early stage.

We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. Despite our efforts to protect our intellectual property, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages. For more information, please see “Risks Related to our Intellectual Property.”

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
1	USA	15/314,295	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The system includes a signal processing unit which computes an estimated signal source location which is learning-based.	10,075,581	Registered	22-06-2035
2	USA	16/053,318	02-08-2018	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone which includes a cellphone identification functionality which utilizes at least Channel Fingerprinting technology and specifically Signal Level based technology, to distinguish the driver’s cellphone from other cellphones present in a vehicle.	10,412,212	Registered	22-06-2035

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
3	USA	16/522,178	25-07-2019	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The selective blocking apparatus is inactive since vehicle is parked, enables full functionality of the driver’s cellphone.	10,686,929	Registered	22-06-2035
4	USA	16/867,276	05-05-2020	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The selective blocking apparatus is inactive since vehicle is idle, enables full functionality of the driver’s cellphone.	N/A	Pending	N/A
5	Israel	249154	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The system includes a signal processing unit which computes an estimated signal source location which is learning-based.	N/A	Opposed	N/A
6	Israel	276389	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The system includes a signal processing unit which computes an estimated signal source location is learning-based.	N/A	Opposed	N/A
7	Israel	280305	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The selective blocking apparatus is inactive since vehicle is parked, enables full functionality of the driver’s cellphone.	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
8	Europe	15811688.9	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The system includes a signal processing unit which computes an estimated signal source location which is learning-based. In addition, there is cellphone identification functionality which utilizes at least Channel Fingerprinting technology and specifically Signal Level based technology, to distinguish the driver’s cellphone from other cellphones present in a vehicle.	N/A	Pending	N/A
9	China	CN201580033519.2	22-06-2015	SYSTEM AND METHODS TO FACILITATE SAFE DRIVING	Selective blocking System which blocks specified functionalities of only the driver’s cellphone without affecting functioning of other cellphones present in the vehicle. The system includes a signal processing unit which computes an estimated signal source location which is learning-based.	CN106464747B	Registered	22-06-2035
10	USA	16/064,109	28-11-2016	SYSTEM AND METHODS OF LOCATING WIRELESS DEVICES IN A VOLUME	A system for localizing a transmitting wireless device within a known volume using scanning of the antenna probability density function, over time/frequency, of a parameter of quality of reception of transmission at the scanned antennas	10,557,917	Registered	28-11-2036

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
11	USA	16/740,696	28-11-2016	SYSTEM AND METHODS OF LOCATING WIRELESS DEVICES IN A VOLUME	A system for localizing a transmitting wireless device within a known volume by generating a reference PDFs bank for a desired parameter, and real-time localization of the wireless device using said reference PDFs bank.	N/A	Pending	N/A
12	Europe	16815965.5	28-11-2016	SYSTEM AND METHODS OF LOCATING WIRELESS DEVICES IN A VOLUME	A system for localizing a transmitting wireless device within a known volume using scanning of the antenna probability density function, over time/frequency, of a parameter of quality of reception of transmission at the scanned antennas	N/A	Pending	N/A
13	China	2016800753516.00	28-11-2016	SYSTEM AND METHODS OF LOCATING WIRELESS DEVICES IN A VOLUME	A system for localizing a transmitting wireless device within a known volume using scanning of the antenna probability density function, over time/frequency, of a parameter of quality of reception of transmission at the scanned antennas	N/A	Pending	N/A
14	Israel	259933	28-11-2016	SYSTEM AND METHODS OF LOCATING WIRELESS DEVICES IN A VOLUME	A system for localizing a transmitting wireless device within a known volume using scanning of the antenna probability density function, over time/frequency, of a parameter of quality of reception of transmission at the scanned antennas	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
15	PCT	PCT/IL2021/051160	23-09-2020	A SYSTEM, METHOD AND UNIT TO SCAN COMMUNICATION CHANNELS	A method and system for prioritizing scanning of communication channels in an enclosed volume space (e.g, a car), of several devices (e.g., cell phones) that transmit each one or more communication channels. The scan is performed by initial switching over all the frequencies received by a receiver capable of receiving only one communication channel at a given moment and processing the signal received by a processor. The processor then produces a priority order for scanning the communication channels, depending on the various parameters of the signals received in the different channels. The above priorities are always updated, so that active communication channels are prioritized over those that are less active.	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
16	USA	63/223,980	21-07-2021	INCREASING DRIVING SAFETY BY PREVENTING DRIVER DISTRACTION	A system that utilizes sensor fusion within an enclosed volume to improve localization and classification of the phone, calibration and maintenance of the localization system	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
17	USA	17/679,208	24/02/2022	SYSTEM AND METHOD FOR CLASSIFYING A MODE OF OPERATION OF A MOBILE COMMUNICATION DEVICE IN A VOLUME BASED ON SENSOR FUSION	A system and method for classifying a mode of operation of a mobile communication device within a defined volume, based on multiple sensors are provided herein. The method may include the following steps: determining a position of the mobile communication device relative to a frame of reference of the defined volume, based on any of: angle of arrival, time of flight, or received intensity of radio frequency (RF) signals transmitted by the mobile communication device and received by a phone location unit located within the defined volume configured to wirelessly communicate with the at least one mobile communication device; obtaining at least one sensor measurement related to the mobile communication device from various non-RF sensors; and using a computer processor to classify the mobile communication device into one of many predefined modes of operation of the mobile communication device, based on the position and the sensor readings.	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
18	USA	17/679,204	24/02/2022	SYSTEM AND METHOD FOR CLASSIFYING A TYPE OF INTERACTION BETWEEN A HUMAN USER AND A MOBILE COMMUNICATION DEVICE IN A VOLUME BASED ON SENSOR FUSION	A system and method for classifying a type of interaction between a human user and a mobile communication device within a defined volume, based on multiple sensors. The method may include: determining a position of the mobile communication device relative to a frame of reference of the defined volume, based on: angle of arrival, time of flight, or received intensity of radio frequency (RF) signals transmitted by the mobile communication device and received by a phone location unit located within the defined volume configured to wirelessly communicate with the mobile communication device; obtaining at least one sensor measurement related to the mobile communication device from various non-RF sensors; repeating the obtaining, to yield a time series of sensor readings; and using a computer processor to classify the type of interaction into one of many predefined types of interactions, based on the position and the time series of sensor readings.	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
19	USA	17/679,210	24/02/2022	SYSTEM AND METHOD FOR CLASSIFYING A TYPE OF CALIBRATION OR MAINTENANCE EVENT OF A PHONE LOCATION UNIT IN A VOLUME BASED ON SENSOR FUSION	A system and method for classifying a type of calibration or maintenance event of a phone location unit (PLU) within a defined volume, based on at least one sensor, the method comprising: determining a position of the at least one mobile communication device relative to a frame of reference of the defined volume; obtaining at least one sensor measurement related to the at least one mobile communication device, from a sensor located on at least one of: the at least one mobile communication device, within the defined volume, or outside of the defined volume; and using a computer processor to classify the type of calibration or maintenance event of the PLU, into one of a plurality of predefined types of calibration or maintenance event, based on the position and the at least one sensor measurement.	N/A	Pending	N/A

No.	Country	Application No.	Application date	Title	Abstract	Registration No.	File status	Expiration date
20	USA	17/681,957	28/02/2022	SYSTEM AND METHOD FOR MANAGING ACCESS TO SOFTWARE APPLICATIONS ON A MOBILE COMMUNICATION DEVICE VIA A PHONE LOCATION UNIT	A method and system for managing access to software applications installed on a mobile communication device, via a phone location unit. The method may include: determining a position of the at least one mobile communication device, using the phone location unit which is further configured to communicate with the at least one mobile communication device, over a wireless communication channel; blocking access to the software applications installed, by an access management software application, whenever the mobile communication device is detected within a specific area; launching, via the access management software application, at least one whitelisted software application, responsive to a selection by a human user; and repeatedly instructing the mobile communication device, by the phone location unit and over the wireless communication channel, to re-launch the at least one whitelisted software application, as long as the at least one mobile communication device is detected within the specific area.	N/A	Pending	N/A

We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. Despite our efforts to protect our intellectual property, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages. For more information, please see “Risks Related to our Intellectual Property.”

Research and Development

Our investment in research and development is critical to driving our future growth. We expended approximately NIS 10.6 million (approximately $3.4 million) on research and development in 2020, and NIS18.8 million (approximately $6 million) in 2021. Our investment in research and development reflects the following: internal research and development programs, pilot programs, engineering efforts that incorporate customer feedback into continuous improvement efforts for our products.

Our research and development expenses consist primarily of salaries and related expenses, materials and subcontractors, regulation and quality assurance, rent and maintenance and other related research and development expenses, net of grants from the IIA.

Our research and development expenses are highly dependent on the development phases of our products associated with our development projects and therefore may fluctuate highly from quarter to quarter.

Grants from the Israel Innovation Authority

Our research and development efforts are financed in part through royalty-bearing grants from the Israeli Innovations Authority, or the IIA. As of December 31, 2021, we have received the aggregate amount of NIS 1.7 million (approximately $0.6 million) from the IIA for the development of our technology. With respect to such grants we are committed to pay certain royalties up to the total grant amount. Regardless of any royalty payment, we are further required to comply with the requirements of the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. We do not believe that these requirements will materially restrict us in any way.

Property and Facilities

Our main business activities are conducted in Israel. Our corporate headquarters are located at Em Hamoshavot Rd. 94. Petah Tikvah, Israel, where we currently occupy approximately 495 square meters. We lease our facilities and our lease ends on April 30, 2024. Our current monthly rent payment is NIS 40,000 (approximately $12,000).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

Employees

As of March 7, 2022, we employed or engaged approximately 41 employees and contractors, all of which work out of our corporate headquarters. Four of our employees are members of our senior management team. Approximately 57% of our employees are engaged in research and development, 27% are engaged in operating activity and 5% are engaged in sales and marketing. We believe that we maintain good relations with all of our employees.

All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited by Israeli law.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations.

In Israel, two of our patent applications have been allowed and subsequently opposed by a third-party. We have reached an agreement with the opponent according to which, the opposition proceedings shall be deferred until January 1, 2023, or until a divisional application of one of these two Israeli patent applications is allowed (whichever is earlier). As soon as the opposition proceedings resume, we intend to respond to the grounds of opposition. Our attorneys have advised us that it is difficult to assess the likelihood of the opposition to succeed, at this early stage.

Apart from the foregoing patent opposition proceeding, we are not currently a party to any material legal proceedings. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the address of our executive officers and directors is SaverOne 2014 Ltd., Em Hamoshavot Rd. 94, Petah Tikvah.

Name	Age	Position
Executive Officers:
Ori Gilboa	58	Chief Executive Officer and Director
Yossi Cohen	54	Founder and Chief Operating Officer
Tony Klein	41	Chief Financial Officer
Aviram Meidan	48	VP, Research and Development
Non-Employee Directors:
Jacob Tenenboim	64	Chairman of the Board
Michal Brickman Marom (1)(2)(3)	52	Director
Shlomo Shalev (1)(2)(3)	59	Director
Gil Sheratzki	43	Director
Yehoshua Abramovic (1)(2)(3)	61	Director
Yaron Be’eri (3)	59	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Independent director as defined under Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3(b)(1).

Executive Officers

Ori Gilboa, Chief Executive Officer and Director

Ori Gilboa has served as our Chief Executive Officer since September 2019 and director since June 2020. From January 2017 until August 2019, Mr. Gilboa served as the Chief Executive Officer of Negev Group, Israel’s leading home design group. From 2012 to 2016, Mr. Gilboa served as the General Manager of Israeli operations for the James Richardson Corporation, where he oversaw the operation of duty-free stores in Ben Gurion Airport in Israel. Mr. Gilboa holds a B.Sc in Industrial Engineering and an MBA from Tel Aviv University.

Yossi Cohen, Founder and Chief Operating Officer

Yossi Cohen has served as our Co-Founder and Chief Operating Officer since November 2014. Yossi is responsible for all of our operations, including managing our intellectual property portfolio and our information technology.  Prior to that, Mr. Yossi Cohen served as Business Operations Manager at Motorola Solutions in Israel from 2013 to 2014. Mr. Yossi Cohen has an MBA and Bsc in Electric Engineering from Tel-Aviv University.

Tony Klein, Chief Financial Officer

Tony Klein has served as our Chief Financial Officer since July 2020. Mr. Klein also serves as the Chief Financial Officer of D.N.A. Biomedical Solutions Ltd. since 2015 and Unicorn Technologies since September 2020. Prior to that, Mr. Klein served as the Chief Financial Officer of Electreon Wireless Ltd. from 2017 to 2019, and the Chief Financial Officer of Tikun Olam Cannabis Pharmaceuticals Ltd. from 2018 to 2020. Mr. Klein holds a BA in Economic and Accounting from the Ruppin Academic Center. Mr. Klein is qualified as a Certified Public Accountant in Israel.

Aviram Meidan, VP, Research and Development

Aviram Meidan has served as our VP, Research and Development since October 2018. Prior to that, Mr. Meidan served as VP of Research and Development and Chief Technology Officer at Micronet Ltd from 2010 to 2018. From 2018-2010, Mr. Meidan served as Chief Technology Officer at Dai Telecom. Prior to that, Mr. Meidan served as Research and Development Manager at Motorola communication from 1999 to 2008. Mr. Meidan holds an MBA from Heriot-Watt University, BA in Computer & Mathematics from Haifa University and a BA in Practical Engineering from ORT College.

Non-Executive Directors

Jacob Tenenboim, Chairman of the Board of Directors

Jacob Tenenboim has served on our board of directors as Chairman since July 2015. Since 2001, Mr. Tenanboim has served as the Chief Executive Officer and Chairman of I.T. Net Investments Ltd. In addition to his role at I.T. Net Investments, Mr. Tenenboim has significant directorship experience. Since 2020, Mr. Tenenboim has served as a Director of Unicorn Technology. Since 2015, Mr. Tenenboim has served as Chairman of the Board of Directors of Bobile Ltd. From September 2016 until June 2017, and then again from December 2017 until June 2021, Mr. Tenenboim has served as a Director of Somoto BVI. Mr. Tenenboim holds an M.SC in industrial engineering from Tel Aviv University.

Michal Brickman Marom, Director

Michal Brickman Marom has served on our board of directors since August 2020. Ms. Brikman is founder and owner of a private consulting firm which specializes in financial and business structures, corporate governance and real estate deals. Ms. Brikman has significant experience on public company boards, and currently serves as a director in the following companies: Partner Communications, Ree, Moinian Group, OPC Energy, Dan Transportation and Ichilov-Soraski Hospital. Previously Ms. Maron served on the boards of various companies including Israel Union Bank, Halman-Aldubi, Biondvax Pharmaceuticals, Panaxia, Emed, Ado Property, Spectronix, and Electreon Wireless among others. Ms. Brikman previously served as Co-Founder and Chief Financial Officer of Linkury Technology International Group and as a professional assistant to the president of the CPA Institute in Israel. Ms. Brikman holds an MA in finance from the Baruch College of Management, New York University, and a BA from the College of Management Academic Studies in Israel.

Shlomo Shalev, Director

Shlomo Shalev has served on our board of directors since August 2020. Since 2020 Shlomo has served as the Chief Executive Officer of XTL Bio Pharmaeuticals (“XTL”) (Nasdaq: XTLB). From 2015 - 2018, Mr. Shalev served as Active Chairman of the Board of Intercure Ltd (Nasdaq: INCR) and chairman of the board of XTL. Prior to that Shlomo was CEO of GFC Green Fields Capital, an investment company publicly traded on the Tel Aviv Stock Exchange (TASE) from 2014 to 2015. From 2007 to 2014 Mr. Shalev was leading several companies in turn around and growth situations including as chairman of the board of Micronet (TASE). Prior to that Mr. Shalev served as SVP Investments at Ampal, a diversified holding company. From 1994 -1998, Mr. Shalev served as Israel’s Consul for Economic Affairs in the U.S Northwestern Region and as the Economic Advisor to the Director General, Ministry of Industry and Trade. Mr. Shalev holds an MBA from University of San Francisco, CA and a B.A. degree in Economics from Ben Gurion University, Israel.

Gil Sheratzki, Director

Gil Sheratzki has served on our board of directors since February 2017. Since 2013, Mr. Sheratzki serves as the International Activity and Business Development Officer of Ituran Location and Control Ltd., or Ituran, an Israeli company mainly engaged in the area of telematics services, consisting of stolen vehicle recovery, fleet management services, connected cars, UBI, and other tracking services. Since 2007, Mr. Sheratzki has served as the Chief Executive Officer of E-Com Global Electronic Commerce Ltd, a subsidiary of Ituran. From 2003 - 2013 Mr. Sheratzki served as advertising officer of Ituran. Mr. Sheratzki serves on the board of Ituran. Mr. Sheratzki holds a BA in Business Administration from the Herzliya Interdisciplinary Center, and an MBA from the Booth School of Business at the University of Chicago.

Yehoshua Abramovic, Director

Yehoshua Abramovic has served on our board of directors since June 2020. Since 2002, Mr. Abramovic has served as the Chief Executive Officer and Founder of Nurit Hagalil Investment, a private investment firm specializing in debt and equity investments in small and middle market companies. In addition, Mr. Abramovic currently served as a director for numerous public companies, including Neratech Media (since 2021), Brimag Digital (since 2021), I-Med Infinity Medical (since 2020), Glileo Tech (since 2019), Shachal TeleMedicine (since 2017), Modiin Energy (since 2015) and I.D.I Insurance Company (since 2014). Mr. Abramovic holds a BA in Economics and Management, as well as an MBA with an emphasis on Financing and Marketing from Tel Aviv University.

Yaron Be’eri, Director

Yaron Be’eri has served on our board of directors since June 2020. Since 2019, Mr. Be’eri has served as the Chief Executive Officer of Yahad – United for Israel’s Soldiers, a nonprofit organization dedicated toward raising funds for Israeli Defense Forces soldiers. Prior to this, from 2017-2019, Mr. Be’eri served as the Deputy Chief Executive Officer of Aura, a large real estate company in Israel. From 2015-2017, Mr. Be’eri was the Head of the Traffic Division of the Israeli Police, and from 2011-2015, Mr. Be’eri was Head of Human Resources for the Israeli Police. Mr. Be’eri holds a BA in Social Sciences from the University of Haifa and an MBA in Business Administration from the University of Derby.

Compensation of Executive Officers and Directors

The aggregate compensation we paid to our executive officers and directors for the year ended December 31, 2021, was approximately NIS 4.6 million ($1.5 million). This amount includes approximately NIS 3.1 million ($1 million) paid, set aside or accrued to provide pension, severance, retirement or similar benefits or expenses and NIS 1.5 million ($0.5 million) share based compensation expenses, but does not include business travel, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of December 31, 2021, 580,702 options to purchase ordinary shares granted to our officers and directors were outstanding under our share option plan at a weighted average exercise price of NIS 12.3 ($3.8) per share.

In accordance with the Companies Law, the table below reflects the compensation granted to our five most highly compensated officers during or with respect to the year ended December 31, 2021. For purposes of the table and the summary below, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Salary(1)	Bonus(2)	Equity-Based Compensation(3)	Other Compensation(4)	Total
			(NIS in thousands)
Ori Gilboa	1,200	-	1,257	-	2,457
Yossi Cohen	562	-	-	-	562
Tony Klein	264	-	49	-	313
Jacob Tenenboam	81	-	-	-	81
Aviram Meidan	606	-	230	-	836

(1)	Salary includes the officer’s gross salary plus payment by us of social benefits on behalf of the officer. Such benefits may include payments, contributions and/or allocations for savings funds (e.g., Managers’ Life Insurance Policy), pension, severance, risk insurance (e.g., life, or work disability insurance), payments for social security and tax gross-up payments, vacation, medical insurance and benefits, convalescence or recreation pay and other benefits and perquisites consistent with our policies.

(2)	Represents annual bonuses granted to the officer based on formulas set forth in the respective resolutions of our Compensation Committee and Board of Directors with respect to 2021.

(3)	Represents the equity-based compensation expenses recorded in our financial statements for the year ended December 31, 2021, based on the securities’ fair value on the grant date, calculated in accordance with applicable accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note to our interim financial statements included in this prospectus.

(4)	Represents benefits and perquisites such as car, phone and social benefits.

(5)	Mr. Gilboa is paid through a company wholly owned by him.

Employment and Consulting Agreements

Our employees are employed under the terms prescribed in their respective employment contracts. The employees are entitled to the social benefits prescribed by law and as otherwise provided in their agreements. These agreements each contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Under currently applicable labor laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. See “Risk Factors — Risks Relating to Our Business” for a further description of the enforceability of non-competition clauses. We also provide certain of our employees with a company car, which is leased from a leasing company.

Executive officers are also employed on the terms and conditions prescribed in employment agreements. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. See “Risk Factors — Risks Relating to Our Business.”

Corporate Governance Practices

As a foreign private issuer, we are permitted to follow certain Israeli corporate governance practices instead of the Nasdaq Capital Market corporate governance rules, or the Nasdaq Marketplace Rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirements. Pursuant to the “foreign private issuer exemption”:

●	we will not have to comply with the requirements that we have a nominating committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the quorum for a meeting of shareholders will be at least two shareholders present in person, by proxy or by a voting instrument, who hold in the aggregate at least 25% of our issued share capital (and in an adjourned meeting any number of shareholders) instead of 33 1∕3% of our issued share capital as required under the Nasdaq Marketplace Rules;

●	we may adopt equity incentive plans and approve material changes to such plans without shareholder approval;

●	in addition, we intend to follow Israeli corporate governance practice in lieu of Nasdaq Marketplace Rule 5635(c), which requires shareholder approval prior to an issuance of securities in connection with equity based compensation to officers, directors, employees or consultants;

●	Israeli law does not require that a majority of the directors serving on our board of directors be “independent,” as defined under Nasdaq Stock Market Rule 5605(a)(2), and rather requires we have at least two external directors who meet the requirements of the Companies Law, as described below under “Management—External Directors.” The definition of independent director under Nasdaq Stock Market rules and external director under the Companies Law overlap to a significant degree such that we would generally expect the directors serving as external directors to satisfy the requirements to be independent under Nasdaq Stock Market rules. However, it is possible for a director to qualify as an ‘‘external director’’ under the Companies Law without qualifying as an ‘‘independent director’’ under the Nasdaq Stock Market rules, or vice-versa. Notwithstanding Israeli law, we believe that a majority of our directors are currently “independent” under the Nasdaq Stock Market rules. We are required, however, to ensure that all members of our Audit Committee are “independent” under the applicable Nasdaq and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our Audit Committee are “independent directors” as defined in the Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the Nasdaq Stock Market rules otherwise require.

●	as opposed to making periodic reports to shareholders and proxy solicitation materials available to shareholders in a manner specified by the SEC and Nasdaq Marketplace Rules, the generally accepted practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. We will mail such reports to shareholders only upon request;

●	we will follow Israeli corporate governance practice instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company); and

●	all related party transactions are approved in accordance with the requirements and procedures for approval of interested party acts and transaction as set forth in the Companies Law, which requires the approval of the audit committee, or the compensation committee, as the case may be, the board of directors and shareholders, as may be applicable, for specified transactions, rather than approval by the audit committee or other independent body of our board of directors as required under the Nasdaq Stock Market rules. See “Management—Fiduciary Duties and Approval of Related Party Transactions—Approval of Related Party Transactions” for additional information.

In all other respects, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq Marketplace Rules. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq Marketplace Rules. Following the closing of this offering, we will also comply with Israeli corporate governance requirements under the Companies Law applicable to public companies. Accordingly, our shareholders may not be afforded the same protections as provided under Nasdaq Marketplace Rules.

Board of Directors

Our board of directors consists of seven directors, including two directors who are deemed external directors per the requirements of the Companies Law (see “External directors”). These two directors, as well as one additional director, qualify as independent directors under the corporate governance standards of the Nasdaq Marketplace Rules and the independence requirements of Rule 10A-3 of the Exchange Act.

Under our articles of association, our board of directors must consist of no less than three and no more than 12 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association. Our board of directors may continue to operate for as long as the number of directors is no less than the minimum number of directors mentioned above.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms, or more, under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “External directors” for a description of the procedure for the election and dismissal of external directors.

In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See “— External directors — Qualifications of external directors.” He or she must be able to thoroughly comprehend the financial statements of the company and initiate discussion regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and Michal Brikman Marom, Shlomo Shalev and Yehoshua Abramovich have such expertise.

Arrangements Concerning Election of Directors; Family Relationships

Our board of directors consist of seven directors, each of whom will continue to serve pursuant to their appointment until the first annual general meeting of shareholders held after this offering.

There are no family relationships among any of our officers (including directors).

Alternate Directors

Our articles of association provide, as allowed by the Companies Law, that any director may, by written notice to us, appoint another person who is qualified to serve as a director to serve as an alternate director. An alternate director has the same rights and responsibilities as a director, except for the right to appoint an alternate director. The appointment of an alternate director does not negate the responsibilities of the appointing director, who will continue to bear responsibility for the actions of the alternate, giving consideration to the circumstances of the appointment. The Companies Law specifies certain qualifications for alternate directors, and provides that one director may not serve as an alternate on the board of directors for another director, nor as an alternate on a committee of which he or she is already a member. The Companies Law stipulates that an external director may not appoint an alternate director except under very limited circumstances. As of the date of this prospectus, no director has appointed any other person as an alternate director.

External Directors

As a public Israeli company, we are required by the Companies Law to have at least two external directors who meet certain independence criteria to ensure that they are unaffiliated with us and our controlling shareholder.

An external director must also have either financial and accounting expertise or professional qualifications, as defined in the regulations promulgated under the Companies Law, and at least one of the external directors is required to have financial and accounting expertise. An external director is entitled to reimbursement of expenses and compensation as provided in the regulations promulgated under the Companies Law, but is otherwise prohibited from receiving any other compensation from us, directly or indirectly, during his or her term and for two years thereafter.

Under the Companies Law, external directors must be elected at a shareholders’ meeting by a simple majority of the votes cast on the matter, provided that such majority includes a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder), unless the votes cast by such shareholders against the election did not exceed 2% of our aggregate voting rights. External directors serve for up to three terms of three years each, and our audit committee and board of directors may nominate them for additional terms under certain circumstances. Even if an external director is not nominated by our board of directors for reelection for a second or third term, shareholders holding at least 1% of our voting rights have the right to nominate the external director for reelection. In such a case, the reelection can be approved by a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) and the votes cast by such shareholders approving the election exceed 2% of our aggregate voting rights. A term of an external director may be terminated prior to expiration only by a shareholder vote, by the same threshold required for election, or by a court, but in each case only if the external director ceases to meet the statutory qualifications for election or if the external director violates his or her duty of loyalty to us. If at the time of election of an external director all of the members of the board of directors (excluding controlling shareholders or relatives of controlling shareholders) are of the same gender, the external director to be elected must be of the other gender.

Under the Companies Law, each committee of a company’s board of directors that is authorized to exercise powers of the board of directors is required to include at least one external director, and all external directors must be members of the company’s audit committee and compensation committee.

We currently have two external directors: Shlomo Shalev and Michal Brikman Marom, both of whose first term commenced on August 16, 2020 and ended on August 16, 2021. Our board of directors has determined that our external directors have accounting and financial expertise and/or possess the requisite professional qualifications as required under the Nasdaq Marketplace Rules.

Committees of the Board of Directors

Our board of directors has established the following committees. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors.

Audit Committee

Under the Companies Law, the Exchange Act and Nasdaq Marketplace Rules, we are required to establish an audit committee.

The responsibilities of an audit committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.

In accordance with U.S. law and Nasdaq Marketplace Rules, our audit committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our board of directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.

Under the Companies Law, the audit committee must consist of at least three directors and must include all of the company’s external directors. The majority of the audit committee members have to be “independent directors”. The chairman of the audit committee is required to be an external director.

Under the Nasdaq Marketplace Rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the audit committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Our audit committee currently consists of three. A majority of the members are independent directors as defined in the Companies Law. All of the members are also independent as defined in SEC rules and Nasdaq listing requirements. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq Marketplace Rules. Our board of directors has determined that two directors are audit committee financial experts as defined by the SEC rules and have the requisite financial experience as defined by the Nasdaq Marketplace Rules.

Compensation Committee

Under both the Companies Law and Nasdaq Marketplace Rules, we are required to establish a compensation committee.

The responsibilities of a compensation committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors.

The Companies Law stipulates that the compensation committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors, who are required to constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members are required to meet certain independence criteria and be paid in accordance with the regulations governing the compensation of external directors.

Under Nasdaq Marketplace Rules, we are required to maintain a compensation committee consisting of at least two independent directors; each of the members of the compensation committee is required to be independent under Nasdaq Marketplace Rules relating to compensation committee members, which are different from the general test for independence of board and committee members.

Our compensation committee currently consists of Three two members are external directors or independent directors as defined in the Companies Law, and independent as defined in SEC rules and regulations, and Nasdaq Marketplace Rules.

Internal Auditor

Under the Companies Law, the board of directors is required to appoint an internal auditor recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company’s actions comply with applicable law and proper business procedures. The internal auditor may not be an interested party, a director or an officer of the company, or a relative of any of the foregoing, nor may the internal auditor be our independent accountant or a representative thereof. Our current internal auditor is Daniel Shapira.

Fiduciary Duties and Approval of Related Party Transactions

Fiduciary Duties of Directors and Officers

Israeli law imposes a duty of care and a duty of loyalty on all directors and officers of a company. The duty of care requires a director or officer to act with the level of care with which a reasonable director or officer in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, under the circumstances, to obtain information on the advisability of a given action brought for his approval or performed by virtue of his position and other important information pertaining to such action. The duty of loyalty requires the director or officer to act in good faith and for the benefit of the company.

Approval of Related Party Transactions

Under the Companies Law, a related party transaction may be approved only if it is for the benefit of the company. A transaction that is not an extraordinary transaction in which a director or officer has a personal interest requires the approval of the board of directors, unless the articles of association of the company provide otherwise. If the transaction is an extraordinary transaction, it must be approved by the audit committee and the board of directors, and, under certain circumstances, by the shareholders of the company. An “extraordinary transaction” is a transaction other than in the ordinary course of business, other than on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

Pursuant to the Companies Law, extraordinary transactions in which a controlling shareholder has a personal interest require the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company.

The Companies Law generally prohibits any director who has a personal interest in an extraordinary transaction from being present for the discussion and voting pertaining to such transaction in the audit committee or board of directors. Nevertheless, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction; in this case, however, the transaction also requires shareholder approval.

Director and Officer Compensation

Under the Companies Law, we are required to approve, at least once every three years, a compensation policy with respect to our directors and officers. Following the recommendation of our compensation committee, the compensation policy must be approved by our board of directors and a general meeting of our shareholders. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company. In general, the terms of compensation of directors (other than cash compensation up to the maximum amount set forth in regulations governing the compensation of external directors), the chief executive officer and any employee or service provider who is considered a controlling shareholder must be approved separately by the compensation committee, the board of directors and the shareholders. The compensation terms of other officers who report directly to the chief executive officer require the approval of the compensation committee and the board of directors.

Directors’ Service Contracts

There are no arrangements or understandings between us and any of our directors providing for benefits upon termination of their employment or service as directors of our company.

Equity Incentive Plan

In August 2015, our board of directors adopted the Saverone 2014 Ltd. 2015 Share Incentive Plan, or the 2015 Plan, which provides for the grant of options to our directors, employees, officers and consultants. A total of 52,618 ordinary shares are reserved but unissued under our 2015 Plan as of the date of this prospectus.

The 2015 Plan is administered by our board of directors, which, on its own or upon the recommendation of a remuneration committee   or any other similar committee of the board of directors, shall determine, subject to applicable law, the identity of grantees of awards and various terms of the grant. With respect to those grantees subject to Israeli taxation, the 2015 Plan provides for granting options in compliance with Section 102 of the Israeli Income Tax Ordinance, 1961, or the Ordinance, under the capital gains track, and for grants to non-employee Israeli service providers, consultants and shareholders who hold 10% or more of our total share capital or are otherwise controlling shareholders pursuant to section 3(i) of the Ordinance, as further detailed below.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.” However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares.

Generally, options will not be exercisable before the first anniversary of the date of grant of options, with respect to the 25.0% of the option shares, and with respect to each additional 6.25% of the option shares, become exercisable at the end of each three-month period during the second and third years from the date of grant. Generally, options that are not exercised within ten years from the grant date shall expire.

Other than by will or laws of descent, neither the options nor any right in connection with such options are assignable or transferable. If we terminate a grantee’s employment or service for any reason whatsoever, other than for cause, any options granted to such grantee that are not vested shall immediately expire. All of the grantee’s vested options shall be deemed expired on the earlier of: (a) the expiration date of such vested options as was in effect immediately prior to such termination; or (b) three months following the date of such termination, or if such termination is the result of death or disability of the grantee, 12 months from the date of such termination. However, for certain executives and other senior management, our board of directors (and shareholders where applicable) has resolved that the expiration date of their vested options shall be between two to four years following the date of such termination. If we terminate a grantee’s employment or service for cause, all of the grantee’s vested and unvested options will expire on the date of termination. Also, and subject to applicable law, if the grantee’s employment or services is terminated for cause, then we will have a right of repurchase against any shares issued pursuant to the exercise of options. In the event that we exercise such right of repurchase, we will pay such grantee for each such share being repurchased an amount equal to the price originally paid by the grantee for such share. Alternatively, we may assign such rights of repurchase to our shareholders pro rata to their respective holdings of our issued and outstanding shares.

If we are party to a merger or consolidation, outstanding options and shares acquired under the 2015 Plan will be subject to the agreement of merger or consolidation, which will provide for one or more of the following: (i) the assumption of such options by the surviving corporation or its parent, (ii) the substitution by the surviving corporation or its parent of new options, or (iii) in the event that the successor entity neither assumes nor substitutes all outstanding options, then each respective grantee shall have a period of 15 days to exercise his or her vested options, after which all remaining options, whether vested or not shall expire. For certain individuals, if their position is terminated within a certain period after the transaction, their options shall accelerate.

In the event of any variation in our share capital, including a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event, the number, class and kind of shares subject to the 2015 Plan and outstanding options, and the exercise prices of the options, will be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate exercise price of the options.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 7, 2022 and after this offering by:

●	each person or entity known by us to own beneficially 5% or more of our outstanding ordinary shares;

●	each of our directors and executive officers individually; and

●	all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem ordinary shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of the date of this registration statement to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned after the offering is based on ordinary shares to be outstanding immediately after the offering, which includes our ordinary shares being offered for sale in this offering. The percentage of ordinary shares beneficially owned prior to the offering is based on 7,984,706 ordinary shares outstanding as of March 7, 2022.

The percentages of ordinary shares beneficially owned after the offering assume that the underwriters will not exercise their over-allotment option to purchase additional Ordinary shares in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. As of the date of this registration statement, there was one holder of record of our ordinary shares in the United States.

Unless indicated below, each shareholder’s address is c/o SaverOne 2014 Ltd., Em Hamoshavot Rd. 94, Petah Tikvah, Israel.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or greater shareholders
Ronen Weisberg (1)	816,312	10.2%
Ituran Location and Control Ltd (2)	774,057	9.7%
Universal Motors Israel Ltd. (3)	744,185	9.3%
Y.D. More Investments Ltd (4)	469,971	5.9%
Directors and executive officers
Jacob Tenenboim (5)	918,162	11.5%
Ori Gilboa (6)	205,537	2.6%
Yossef Cohen (7)	301,829	3.8%
Tony Klein (8)	5,550	*
Aviram Meidan (9)	91,004	1.1%
Yehoshua Abramovich	142,000	1.8%
Yaron Beeri (10)	14,912	*
Gil Sheratzki (11)	-	-
Michal Brikman	4,826	*
Shlomo Shalev	2,200	*
All directors and executive officers as a group (10 persons)	1,686,020	21.1%

*	Less than one percent (1%).

(1)	Represents (i) 360,600 ordinary shares held directly by Mr. Weisberg, (ii) 340,149 ordinary shares held by K.O.D.M Investments Ltd, or K.O.D.M., a private company which is held by A.S.T. Investment House Ltd., or A.S.T. Investment, over which Mr. Weisberg has shared voting and dispositive power together with Jacob Tenenboim, and (iii) 115,563 ordinary shares held by Unicorn Technologies - Limited Partnership, which is controlled by K.O.D.M. The address of Mr. Weisberg is 24 Hahets, Karkur, 3714230 Israel.

(2)

To our knowledge, voting and dispositive power with respect to the shares held by Ituran Location and Control Ltd., or Ituran, is exercised by the Sheratzki family. Each director of Ituran disclaims beneficial ownership of such securities. The address of Ituran is 3 Hashikma street, Azour, 5800182 Israel.

(3)

Represents (i) 584,853 ordinary shares held by Universal Motors Israel Ltd., or UMI and 159,332 ordinary shares held by Eastern Holdings Co. Ltd., or Eastern Holdings. Voting and dispositive power with respect to the shares held by UMI, is shared by Haim Danon, Eastern Holdings, and Taldan Motors Ltd., which is controlled by Eastern Holdings. To our knowledge, Eastern Holdings is controlled by the Einay family. The address of UMI is Hamasger 10, Lod, 7129807 Israel.

(4)	Includes options to purchase 53,763 ordinary shares exercisable within 60 days of December 20, 2021, at an exercise price of NIS 38 (approximately $11.66) per share. Y.D. More Investments Ltd., or More Investments, is a public company under the joint control of Eli Lev, Yossi Levi, Michal Meirov, Dotan Meirov, Benjamin Meirov and Yosef Meirov. The address of each of More Investments is Derech Menachem Begin 2, Ramat Gan, 5257334, Israel.

(5)	Includes (i) 394,896 ordinary shares held directly by Mr. Tenenboim, (ii) 67,554 ordinary shares held by I.T. Net Investments Ltd., over which Mr. Tenenboim has voting and dispositive power, (iii) 340,149 ordinary shares held by K.O.D.M., a private company which is held by A.S.T. Investment, over which Mr. Tenenboim has shared voting and dispositive power together with Ronen Weisberg, and (iv) 115,563 ordinary shares held by Unicorn Technologies - Limited Partnership, which is controlled by K.O.D.M.

(6)	Includes options to purchase 191,133 ordinary shares exercisable within 60 days of March 7, 2022, at an exercise price of NIS 8.94 (approximately $2.74) per share.

(7)	Includes options to purchase 55,618 ordinary shares exercisable within 60 days of March 7, 2022, at an exercise price of NIS 0.3 (approximately $0.09) per share.

(8)	Includes options to purchase 3,125 ordinary shares exercisable within 60 days of March 7, 2022, at an exercise price of NIS 15.8 (approximately $4.85) per share.

(9)	Represents options to purchase 87,879 ordinary shares exercisable within 60 days of March 7, 2022, at an average exercise price of NIS 8.35 (approximately $2.56) per share.

(10)	Represents options to purchase 14,912 ordinary shares exercisable within 60 days of March 7, 2022, at an exercise price of NIS 5.02 (approximately $1.54) per share.

(11)	Mr. Sheratzki serves as an officer and director of Ituran. He disclaims beneficial ownership over any shares held by Ituran.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the material transactions we entered into with related parties since we were incorporated in 2014. We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties.

Upon the consummation of this offering, we will have adopted a related party transaction policy that provides that our Board of Directors, acting through our Audit Committee, is responsible for the review, approval, or ratification of related party transactions between us and related persons. Under Israeli law, related party transactions are subject to special approval requirements, see “Management — Fiduciary duties and approval of specified related party transactions and compensation under Israeli law.”

Employment and Service Agreements and Director Fees

We have entered into written employment agreements with each of our executive officers, which provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. See “Risk factors - Risks relating to our operations - Under applicable employment laws, we may not be able to enforce covenants not to compete” for a further description of the enforceability of non-competition clauses. For further information, see “Management - Employment and Consulting Agreements.”

In addition, we pay fees to certain of our non-executive directors in return for their service on our board of directors, in accordance with our compensation policy. For further information, see “Management – Director and Officer Compensation”.

Pilot Order of SaverOne Systems

In July 2019, Ituran Location and Control Ltd., or Ituran placed a pilot order for 45 of our SaverOne systems, to be installed in their own vehicle fleet. Ituran received a 50% discount from the list price of the system, similar to the discount provided to other pilot customers. To our knowledge, prior to this offering, Ituran currently holds approximately 9.7% of our outstanding ordinary shares and Gil Sheratzki, an officer and director of Ituran, serves as a member of our board of directors.

Unicorn Share Issuance

On May 24, 2020, our board of directors approved that the we amend an investment agreement that was originally signed on April 28, 2020 with Unicorn Technologies, Limited Partnership (“Unicorn”), whereby in consideration for an investment amount of NIS 630 (approximately $180), we issued 39,963 of our ordinary shares to Unicorn, at a price of U.S.$4.5042 per share. Unicorn is controlled by K.O.D.M., a private company which is held by A.S.T. Investment, over which Jacob Tenenboim, one of our directors, and Ronen Weisberg, one of our beneficial owners of greater than 5% of our ordinary shares, share voting and dispositive power.

Directors and Officers Insurance Policy and Indemnification and Exculpation Agreements

In accordance with our articles of association, we have obtained Directors and Officers insurance for our executive officers and directors, and provide indemnification, exculpation and exemption undertakings to each of our directors and officers to the fullest extent permitted by the Companies Law.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital consisted of 100,000,000 ordinary shares, par value NIS 0.01 per share, of which 7,984,706 ordinary shares were issued and outstanding as of such date.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 515154607. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our articles of association, our board of directors must consist of no less than three but no more than 12 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of the director’s tenure in accordance with our articles of association.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms under the circumstances described above. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of December 31, 2021, we did not have distributable earnings pursuant to the Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Also, one or more shareholders holding at least 5% of our voting rights may request that we convene an extraordinary general meeting of shareholders.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between no less than 28 days and no more than 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are required to publish notice of any annual or special general meeting in two widely-published, Hebrew-language daily newspapers, or on our website and are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the next week at the same time and place or to a different time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 25% otherwise required by the Companies Law.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of related-party transactions — Approval of related-party transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary duties and approval of related-party transactions — Director and officer compensation.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are entitled to access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related-party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder duties

Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related-party transactions.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder that knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under our articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or to exercise another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a publicly-traded company incorporated in Israel, and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.

Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary duties and approval of related-party transactions— Approval of related-party transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

                              , as depositary, will register and deliver our ADSs. Each ADS will represent          ordinary shares (or a right to receive          ordinary shares) deposited with         or         , as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered is located at the         ’s principal executive office, at        ..

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and our ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver our ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying our ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The spread is the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives in an offsetting foreign currency trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of our ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying our ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to our ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of our ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if our ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to our ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering our ordinary shares have been traded only on the TASE. In connection with this offering, we have applied to have our ADSs listed on the Nasdaq Capital Market under the symbol “        .”

Upon closing of this offering, we will have          outstanding ordinary shares (including those represented by ADSs), assuming the underwriters do not exercise their stock option to purchase additional ADSs. All of our ADSs sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates. Under Rule 144, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.

Sales of substantial amounts of our ordinary shares in the public market would adversely affect prevailing market prices of our ordinary shares and ADSs. Our ordinary shares will be held by our existing shareholders. Because substantially all of these shares were sold outside the United States to persons residing outside the United States at the time, and are currently traded on the TASE, they will continue to be freely tradable on TASE without restriction or further registration, except for the restrictions described below, and except for the lock-up restrictions described under “Underwriting” below.

Lock-up agreements

Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, for a period of 180 days from the date of this prospectus, and with respect to the holders of 5% or greater of our ordinary shares, for a period of 90 days from the date of this prospectus, not to  engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares, or the Lock-Up Securities; enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities, subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.

Each of these agreements is subject to certain exceptions, as set forth in “Underwriting.”

Rule 144

Shares held for six months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the date of this prospectus, a person, including an affiliate, who has beneficially owned our ordinary shares (including ADSs representing our ordinary shares) for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from us or from an affiliate of us as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us (which information will be deemed to be available as long as we continue to file required reports with the SEC). In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, to the greater of:

●	1% of the number of ordinary shares (including ADSs representing our ordinary shares) then outstanding; or

●

the average weekly trading volume of our ordinary shares (including ADSs representing our ordinary shares) on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares (including ADSs representing our ordinary shares) that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.

Shares held by non-affiliates for one year

Under Rule 144 as currently in effect, a person who is not considered to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144.

Rule 701

In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases our securities from us in connection with a compensatory stock plan or other written agreement executed prior to the closing of this offering is eligible to resell such securities in reliance on Rule 144, but without compliance with some of the restrictions, as described below.

Rule 701 will apply to the stock options granted under our incentive plans prior to the closing of this offering, along with the shares acquired upon exercise of these stock options, including exercises after the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and may be sold beginning 90 days after the closing of this offering in reliance on Rule 144 by:

●	persons other than affiliates, without restriction; and

●	affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Regulation S

Regulation S under the Securities Act provides generally that sales made in offshore transactions (as that term is defined in Regulation S) are not subject to the registration or prospectus delivery requirements of the Securities Act, provided that no directed selling efforts (as that term is defined in Regulation S) are made in the U.S., subject to certain other conditions. In general, this means that our common shares may be sold in some manner outside the U.S. without registration in the U.S. being required.

Form S-8 registration statements

Regulation S under the Securities Act provides generally that sales made in offshore transactions (as that term is defined in Regulation S) are not subject to the registration or prospectus delivery requirements of the Securities Act, provided that no directed selling efforts (as that term is defined in Regulation S) are made in the U.S., subject to certain other conditions. In general, this means that our common shares may be sold in some manner outside the U.S. without registration in the U.S. being required.

Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register, in the aggregate, a number of ordinary shares equal to          % of our outstanding ordinary shares following this offering, issued or reserved for issuance under our incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued upon exercise of a share option or other award and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

TAXATION AND GOVERNMENT PROGRAMS

The following is a general summary of certain material Israeli and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

Israeli tax considerations and government programs

The following is a summary of the current tax regime in the State of Israel, which applies to us and to persons who hold our ordinary shares or ADSs.

This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons who do not hold our ordinary shares or ADSs as a capital asset. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

HOLDERS AND POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSs, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli resident companies are generally subject to corporate tax on both ordinary income and capital gains, currently at the rate of 23% of a company’s taxable income. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax law, a corporation will be considered as an “Israeli resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are operated from Israel.

Taxation of our shareholders

Capital gains

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of capital assets by a non-resident of Israel if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise, or (iv) a right in a foreign resident corporation, which in its essence is the owner of a direct or indirect right to property located in Israel (with respect to the portion of the gain attributed to the property located in Israel). The Israeli tax law (“ITL”) distinguishes between “Real Gain” and “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s price that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not subject to tax in Israel under certain conditions.

Real Gain accrued by individuals on the sale of our ordinary shares or ADSs will be taxed at the rate of up to 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. In addition, capital gains generated by an individual claiming deduction of financing expenses in respect of such gain will be taxed at the rate of up to 30%. In addition, capital gains generated by an individual claiming deduction of financing expenses in respect of such gain will be taxed at the rate of up to 30%. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2021).

Individual (that the income in his hands from the sale of the securities is in the form of income from a “business”) and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income in 2021, a tax rate of 23% for corporations and a marginal tax rate of up to 47% for individuals. In addition, a 3% excess tax is levied on individuals whose total taxable income in Israel in 2021 exceeds NIS 647,640 (approximately $199,000). To the extent that the securities registered according to the shelf offer report are deleted from trading on the stock exchange, the tax rate to be deducted at source at the time of sale (after deletion) will be at a rate of thirty percent (30%), As long as no approval has been issued by the Assessing Officer instructing the rate of tax deduction at another source, including exemption from withholding tax.

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares or ADSs by a shareholder who is a non-resident of Israel may be exempt from Israeli taxation, provided that all of the following conditions are met: (i) the ordinary shares or ADSs were purchased upon or after the listing of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by shareholders who are Israeli residents, and (iv) if the seller is a corporation, there are no Israeli residents that are directly or indirectly entitled to 25% or more of the revenues or profits of the corporation. In addition, the sale of ordinary shares or ADSs may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Tax Treaty, or the Treaty, generally exempts U.S. residents from Israeli capital gains tax in connection with such sale, provided (i) the U.S. treaty resident did not own, directly or indirectly, 10% or more of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, is present in Israel for less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

Upon the sale of securities, the purchaser, the Israeli stockbroker or the Israeli financial institution through which the shares are held is obligated, subject to the above exemptions, to withhold tax from the Real Gain at the rate of 25% or 23% in respect of an individual or corporation, respectively.

Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every tax year, in respect of sales of securities made within the previous six months by Israeli residents for whom tax has not already been deducted. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, there is no need to file a return and no advance payment must be paid. Capital gains are also reportable on the annual income tax return.

Regardless of whether non-Israeli shareholders may be liable for Israeli capital gains tax on the sale of our ordinary shares or ADSs, the payment of the consideration for such sale may be subject to withholding of Israeli tax at source and holders of our ordinary shares may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations in forms specified by the Israel Tax Authority, provide documentation (including, for example, a certificate of residency) or obtain a specific exemption from the Israel Tax Authority confirming their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the Israel Tax Authority may require the purchaser of the shares to withhold tax at source).

Dividends

A shareholder who is an Israeli resident individual generally will be subject to income tax at a rate of 25% on dividends we pay. However, a 30% tax rate will apply if the dividend recipient is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12 month period. If the recipient of the dividend is an Israeli resident corporation, such dividend generally will not be included in the company’s taxable income, provided that the source of the dividend is income that was derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-resident of Israel (either individual or corporation) are generally subject to tax at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable tax treaty. Under the Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if, during that portion of the taxable year which precedes the payment of the dividend and during the whole of its prior taxable year (if any), the U.S. resident is a corporation that holds at least 10% of the outstanding voting shares of the Israeli corporation and not more than 25% of the gross income of the Israeli corporation for such prior taxable year (if any) consists of certain types of interest or dividends, the tax rate is 12.5%; (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income that was entitled to a reduced tax rate applicable to a Benefited or Privileged Enterprise under the Encouragement Law the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The reduced rates under the Treaty will not apply if the dividend income is attributable to a permanent establishment of the U.S. treaty resident in Israel. We are obligated to withhold tax upon the distribution of dividends.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 647,640 (approximately $199,000) for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Foreign exchange regulations

Non-residents of Israel who hold our ordinary shares or ADSs are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, in non-Israeli currency at the prevailing rate of exchange. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and these controls may be restored at any time by administrative action.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

Material United States federal income tax considerations

The following discussion describes material United States federal income tax considerations relating to the acquisition, ownership, and disposition of shares or ADSs by a U.S. Holder (as defined below) that acquires our shares or ADSs in this offering and holds them as a capital asset. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreements will be performed in accordance with its terms. This discussion does not address the tax consequences to a U.S. Holder under the laws of any state, local or foreign taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our shares or ADSs that, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States,

●	a domestic corporation (or other entity taxable as a corporation);

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election under the Treasury regulations is in effect for the trust to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares or ADSs that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

This discussion does not address all aspects of United States federal income taxation that may be applicable to U.S. Holders in light of their particular circumstances or status (including, for example, banks and other financial institutions, insurance companies, broker and dealers in securities or currencies, traders that have elected to mark securities to market, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, pension plans, persons that hold our shares as part of a straddle, hedge or other integrated investment, persons subject to alternative minimum tax or whose “functional currency” is not the U.S. dollar).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds our shares or ADSs, the tax treatment of a person treated as a partner in the partnership for United States federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Partnerships (and other entities or arrangements so treated for United States federal income tax purposes) and their partners should consult their own tax advisors.

In general, and taking into account the earlier assumptions, for United States federal income and Israeli tax purposes, a holder that holds ADRs evidencing ADSs will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income or to Israeli tax.

This discussion addresses only U.S. Holders and does not discuss any tax considerations other than United States federal income tax considerations. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, and local, and foreign tax consequences of the purchase, ownership, and disposition of our shares or ADSs.

Dividends

We do not expect to make any distribution with respect to our shares or ADSs. However, if we make any such distribution, under the United States federal income tax laws, and subject to the PFIC rules discussed below, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income for a U.S. Holder and subject to United States federal income taxation. Dividends paid to a noncorporate U.S. Holder that constitute qualified dividend income will be taxable at a preferential tax rate applicable to long-term capital gains of, currently, 20 percent, provided that the U.S. Holder holds the shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. If we are treated as a PFIC, dividends paid to a U.S. Holder will not be treated as qualified dividend income. If we are not treated as a PFIC, dividends we pay with respect to the shares or ADSs generally will be qualified dividend income, provided that the holding period requirements are satisfied by the U.S. Holder.

A U.S. Holder must include any Israeli tax withheld from the dividend payment in the gross amount of the dividend even though the holder does not in fact receive it. The dividend is taxable to the holder when the holder, in the case of shares, or the Depositary, in the case of ADSs, receives the dividend, actually or constructively. Because we are not a United States corporation, the dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the NIS payments made, determined at the spot NIS/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends paid with respect to our ordinary shares or ADSs will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if holders do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

To the extent a distribution with respect to our shares or ADSs exceeds our current or accumulated earnings and profits, as determined under United States federal income tax principles, the distribution will be treated, first, as a tax-free return of the U.S. Holder’s investment, up to the holder’s adjusted tax basis in its shares or ADSs, and, thereafter, as capital gain, which is subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition.”

Subject to certain limitations, the Israeli tax withheld in accordance with the Treaty and paid over to Israel will be creditable or deductible against a U.S. Holder’s United States federal income tax liability.

Subject to the discussion below under “Information reporting and backup withholding,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income (or withholding) tax on dividends received by you on your ordinary shares or ADSs, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Gain on sale, exchange or other taxable disposition

Subject to the PFIC rules described below under “—Passive Foreign Investment Company Considerations,” a U.S. Holder that sells, exchanges or otherwise disposes of shares or ADSs in a taxable disposition generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. Dollar value of the amount realized and the holder’s tax basis, determined in U.S. Dollars, in the shares or ADSs. Gain or loss recognized on such a sale, exchange or other disposition of shares or ADSs generally will be long-term capital gain if the U.S. Holder’s holding period in the shares or ADSs exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Subject to the discussion below under “Information reporting and backup withholding,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

●	such gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States); or

●	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of our ordinary shares or ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. An accrual basis taxpayer who does not make such election may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

The determination of whether our ADSs or ordinary shares are traded on an established securities market is not entirely clear under current U.S. federal income tax law. Please consult your tax advisor regarding the proper treatment of foreign currency gains or losses with respect to a sale or other disposition of our ordinary shares or ADSs.

Passive foreign investment company considerations

If we were classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules with respect to distributions on and sales, exchanges and other dispositions of the shares or ADSs. We will be treated as a PFIC for any taxable year in which at least 75 percent of our gross income is “passive income” or at least 50 percent of our gross assets during the taxable year, assuming we were not a controlled foreign corporation for the year being tested, based on the average of the fair market values of the assets determined at the end of each quarterly period, are assets that produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business are not considered passive income for purposes of the PFIC test. In determining whether we are a PFIC, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest (by value) is taken into account.

Excess distribution rules

If we were a PFIC with respect to a U.S. Holder, then unless the holder makes one of the elections described below, a special tax regime would apply to the U.S. Holder with respect to (a) any “excess distribution” (generally, aggregate distributions in any year that are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or the holder’s holding period for the shares or ADSs) and (b) any gain realized on the sale or other disposition of the shares or ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.. In addition, dividend distributions would not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Dividends”.

A U.S. Holder that holds the shares or ADSs at any time during a taxable year in which we are classified as a PFIC generally will continue to treat such shares or ADSs as shares or ADSs in a PFIC, even if we no longer satisfy the income and asset tests described above, unless the U.S. Holder elects to recognize gain, which will be taxed under the excess distribution rules as if such shares or ADSs had been sold on the last day of the last taxable year for which we were a PFIC.

Certain elections by a U.S. Holder would alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the shares or ADSs, as described below. However, we do not currently intend to provide the information necessary for U.S. Holders to make “QEF elections,” as described below, and the availability of a “mark-to-market election” with respect to the shares or ADSs is a factual determination that will depend on the manner and quantity of trading of our shares or ADSs, as described below.

QEF election

If we were a PFIC, the rules above would not apply to a U.S. Holder that makes an election to treat our shares or ADSs as stock of a “QEF. A U.S. Holder that makes a QEF election is required to include in income its pro rata share of our ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. A U.S. Holder makes a QEF election generally by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return for the year beginning with which the QEF election is to be effective (taking into account any extensions). A QEF election can be revoked only with the consent of the IRS. In order for a U.S. Holder to make a valid QEF election, we must annually provide or make available to the holder certain information. We do not intend to provide to U.S. Holders the information required to make a valid QEF election and we currently make no undertaking to provide such information.

Mark-to-market election

If we were a PFIC, the rules above also would not apply to a U.S. Holder that makes a “mark-to-market” election with respect to the shares or ADSs, but this election will be available with respect to the shares or ADSs only if they meet certain minimum trading requirements to be considered “marketable stock” for purposes of the PFIC rules. Shares or ADSs will be marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC or on a non-U.S. exchange or market that meets certain requirements under the Treasury regulations. Shares or ADSs generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded.

A U.S. Holder that makes a valid mark-to-market election for the first tax year in which the holder holds (or is deemed to hold) our shares or ADSs and for which we are a PFIC will be required to include each year an amount equal to the excess, if any, of the fair market value of such shares or ADSs the holder owns as of the close of the taxable year over the holder’s adjusted tax basis in such shares or ADSs. The U.S. Holder will be entitled to a deduction for the excess, if any, of the holder’s adjusted tax basis in the shares or ADSs over the fair market value of such shares or ADSs as of the close of the taxable year, but only to the extent of any net mark-to-market gains with respect to such shares or ADSs included by the U.S. Holder under the election for prior taxable years. The U.S. Holder’s basis in such shares or ADSs will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other taxable disposition of such shares or ADSs, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of our shares or ADSs to the extent that the amount of such loss does not exceed net mark-to-market gains previously included in income, will be treated as ordinary loss.

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the shares cease to be treated as marketable stock for purposes of the PFIC rules or the IRS consents to its revocation. The excess distribution rules described above generally will not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. However, if we were a PFIC for any year in which the U.S. Holder owns the shares or ADSs but before a mark-to-market election is made, the interest charge rules described above would apply to any mark-to-market gain recognized in the year the election is made.

PFIC reporting obligations

A U.S. Holder of PFIC shares must generally file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

U.S. Holders are urged to consult their tax advisors as to our status as a PFIC, and the tax consequences to them if we were a PFIC, including the reporting requirements and the desirability of making, and the availability of, a QEF election or a mark-to-market election with respect to the shares or ADSs.

Medicare tax

Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of shares or ADSs. A United States person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of any investment in our shares or ADSs.

Information reporting with respect to foreign financial assets

Individual U.S. Holders may be subject to certain reporting obligations on IRS Form 8938 (Statement of Specified Foreign Financial Asset) with respect to the shares or ADSs for any taxable year during which the U.S. Holder’s aggregate value of these and certain other “specified foreign financial assets” exceed a threshold amount that varies with the filing status of the individual. This reporting obligation also applies to domestic entities formed or availed of to hold, directly or indirectly, specified foreign financial assets, including the shares or ADSs. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so.

Information reporting and backup withholding

In general, information reporting, on IRS Form 1099, will apply to dividends in respect of shares or ADSs and the proceeds from the sale, exchange or redemption of shares of ADSs that are paid to a holder of shares or ADSs within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient such as a corporation. Backup withholding (currently at a 24% rate) may apply to such payments if a holder of shares or ADSs fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fails to report in full dividend and interest income.

Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the U.S. Holder’s income tax liability by filing a refund claim with the IRS.

UNDERWRITING

ThinkEquity LLC is acting as the representative of the underwriter of the offering. We have entered into an underwriting agreement dated         , 2022 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
ThinkEquity LLC

Total

The underwriter is committed to purchase all our ADSs offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs described below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of our ADSs offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering our ADSs subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an aggregate of              additional ADSs (equal to 15% of the total number of ADSs sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriter will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs in proportion to its respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriter proposes to offer our ADSs to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriter may offer ADSs to securities dealers at that price less a concession of not more than $           per ADS of which up to $           per ADS may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:

Total
	Per ADS	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay an expense deposit of $40,000 to (or on behalf of) the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriter in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriter relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $29,500 for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the fees and expenses of the representative’s legal counsel incurred in connection with this offering in an amount up to $125,000; and (f) up to $10,000 of  the representative’s actual accountable road show expenses for the offering.

The representative’s reimbursement of reasonable out of pocket accountable expenses shall not exceed $           in aggregate.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $           ..

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the representative as compensation the Representative’s Warrants, to purchase a number of ADSs equal to 5% of the total number of ADSs sold in this public offering. The Representative’s Warrants will be exercisable at a per share exercise price equal to % of the public offering price per ADS sold in this offering. We are registering hereby the ordinary shares underlying our ADSs issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing six months from the deemed effective date of the registration statement related to this offering.

The Representative’s Warrants and our ADSs underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying ADSs for a period of 180 days from the deemed effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the deemed effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and our ADSs underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

We have agreed to grant the representative, for the eighteen-month period following the effective date of the registration statement related to this offering, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent in the United States, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company in the United States, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, for a period of 180 days from the date of this prospectus, and with respect to the holders of 5% or greater of our ordinary shares, for a period of 90 days from the date of this prospectus, not to  engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, our Lock-Up Securities; enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities, subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriter or selling group members. The representative may agree to allocate a number of securities to underwriter and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our ADSs while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of ADSs in excess of the number of ADSs or the underwriter are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriter is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing ADSs in the open market.

Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of our ADSs in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when our ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriter and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, or each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l as amended, or Qualified Investors; and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comisso do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA, has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of our securities and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman & Amit Gross. The validity of our securities being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by McDermott Will & Emery LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters concerning this offering relating to U.S. federal law will be passed upon for the underwriters by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Israel

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with this offering. All amounts listed below are estimates except the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense		Amount

SEC registration fee	$		*
FINRA filing fee			*
Nasdaq Capital Market listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Transfer agent and registrar fees			*
Accounting fees and expenses			*
Miscellaneous			*
Total	$		*

*	To be filed by amendment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 (including amendments and exhibits thereto) with the SEC under the Securities Act, relating to this offering of our ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet site that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year ended December 31, 2021, and each subsequent fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We maintain a corporate website at https://saver.one/en/home/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

SAVERONE 2014 LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

SAVERONE 2014 LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors and Shareholders Saverone 2014 Ltd.	Fahn Kanne & Co.
Head office
32 Hamasger Street
Tel-Aviv 6721118,
Israel
PO Box 36172,
6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

Opinion on the financial statements

We have audited the accompanying balance sheets of Saverone 2014 Ltd. (the “Company”) as of December 31, 2021 and 2020, and the related statements of comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company has incurred net losses and has generated negative operating cash flow since its inception date, and has not yet generated sufficient revenues to support its operations. As of December 31, 2021, there is an accumulated deficit of NIS 76,813. These conditions, along with other matters as set forth in Note 1B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Fahn Kanne & Co. Grant Thornton Israel

FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2016.

Tel Aviv, Israel

March 7, 2022

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.

SAVERONE 2014 LTD.

STATEMENTS OF FINANCIAL POSITION

(New Israeli Shekels in thousands)

		As of December 31,
	Note	2021	2020
Assets
Current assets
Cash and cash equivalents	4	8,683	37,624
Short-term bank deposits	2F	5,012	-
Deposits restricted as to withdrawal	2G	-	40
Trade receivables		501	359
Other current assets	5	1,159	512
Inventory	6	825	110
Total current assets		16,180	38,645

Non-current assets
Property and equipment, net	7	238	155
Deferred offering costs	5	1,155	-
Deposits restricted as to withdrawal	2G,8	191	110
Right of use asset, net	8	992	858
Total non-current assets		2,576	1,123

Total assets		18,756	39,768

Current liabilities
Trade payables		942	888
Other current liabilities	9	3,522	1,965
Current maturities of leasing liabilities	8	467	300
Liability in respect of government grants	10	109	205
Total current liabilities		5,040	3,358

Non-current liabilities
Liability in respect of government grants	10	1,059	597
Leasing liability, net current	8	605	619
Total non-current liabilities		1,664	1,216

Commitments	11

Shareholders' equity	12
Share capital and premium		80,440	80,440
Capital reserve in respect of share-based payment		8,425	5,077
Accumulated deficit		(76,813)	(50,323)
Total shareholders’ equity		12,052	35,194

Total liabilities and shareholders’ equity		18,756	39,768

The accompanying notes are an integral of to these financial statements.

SAVERONE 2014 LTD.

STATEMENTS OF COMPREHENSIVE LOSS

(New Israeli Shekels in thousands, except per share and share data)

		Year Ended December 31,
	Note	2021	2020

Revenues		450	316
Cost of revenues		(288)	(258)
Gross profit		162	58

Research and development expenses, net	14A	(18,847)	(10,593)
Selling and marketing expenses	14B	(2,431)	(2,399)
General and administrative expenses	14C	(5,149)	(4,422)
Operating loss		(26,265)	(17,356)

Financing expenses	15A	(228)	(117)
Financing income	15B	3	3,907
Financing income (expenses), net		(225)	3,790

Loss for the year		(26,490)	(13,566)

Comprehensive loss for the year		(26,490)	(13,566)

Loss per share attributed to shareholders of company shares, par value NIS 0.01 each	16

Basic and diluted loss per share:
Basic loss per share		(3.33)	(2.36)
Weighted average of number of shares used to calculate the basic loss per share		7,960,239	5,739,585
Diluted loss per share		(3.33)	(2.44)
Weighted average of number of shares used to calculate the diluted loss per share		7,960,239	5,798,294

The accompanying notes are an integral of to these financial statements.

SAVERONE 2014 LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(New Israeli Shekels in thousands)

	Note	Share capital and premium	Capital reserve in respect of share-based payment	Receipts on account of unallotted shares	Accumulated deficit	Total shareholders’ equity (deficit)
Balance as of December 31, 2019		13,902	684	2,402	(36,757)	(19,769)
Share-based payment to employees		-	2,349	-	-	2,349
Share-based payment to service providers	12	-	2,044	-	-	2,044
Issuance of seed shares through private placement transaction	12C1	2,443	-	(2,402)	-	41
Proceeds allocated to shares as part of a private placement transaction of ordinary shares	12C2	2,830	-	-	-	2,830
Conversion of bridge investments into ordinary shares	12C2	15,932	-	-	-	15,932
Issuance of ordinary shares through private placement transaction	12C3	630	-	-	-	630
Issuance of ordinary shares through initial public offering, net of issuance costs	12C4	23,720	-	-	-	23,720
Issuance of units consists of ordinary shares and warrants (series 1) as part of shelf prospectus through public offering, net of issuance costs	12C5	20,887	-	-	-	20,887
Exercise of options into ordinary shares, par value NIS 0.01 each	12C6	96	-	-	-	96
Comprehensive loss for year		-	-	-	(13,566)	(13,566)
Balance as of December 31, 2020		80,440	5,077	-	(50,323)	35,194
Share-based payment to employees		-	1,892	-	-	1,892
Share-based payment to service provider		-	1,456	-	-	1,456
Exercise of non-registered rights into ordinary shares	12C7	-	-	-	-	-
Comprehensive loss for year		-	-	-	(26,490)	(26,490)
Balance as of December 31, 2021		80,440	8,425	-	(76,813)	12,052

The accompanying notes are an integral of to these financial statements.

SAVERONE 2014 LTD.

STATEMENTS OF CASH FLOWS

(New Israeli Shekels in thousands)

		Year ended December 31,
	Note	2021	2020

Cash flow from current operations
Comprehensive loss for the year		(26,490)	(13,566)
Adjustments required to present cash flows from operating activities (Appendix A)		3,357	1,204
Net cash used in operating activities		(23,133)	(12,362)

Cash flows from investment activity
Change in deposits restricted as to withdrawal		(41)	(110)
Changes in short-term deposits		(5,012)	-
Purchase of property and equipment		(144)	(121)
Net cash used in investment activity		(5,197)	(231)

Cash flows from financing activity
Deferred offering expenses		(750)	-
Receipt of bridge investments		-	1,107
Receipt of loan from shareholders	15A	-	682
Repayment of loan from shareholders	15A	-	(710)
Receipt of government grants	10	579	368
Proceeds from issuance of ordinary shares, net of issuance costs	12	-	671
Proceeds from issuance of ordinary shares through initial public offering	12	-	23,720
Proceeds from issuance as part of shelf prospectus through public offering, net of issuance costs	12	-	20,887
Proceeds allocated to ordinary shares as part of a private placement	12	-	2,830
Proceeds allocated to liability in respect of price protection mechanism as part of private placement	12	-	600
Repayment of principal in respect of leasing	8	(440)	(143)
Proceeds from exercise of options into ordinary shares	12	-	96
Net cash (used in) provided by financing activity		(611)	50,108

Change in balance of cash and cash equivalents		(28,941)	37,515
Balance of cash and cash equivalents, beginning of year		37,624	109
Balance of cash and cash equivalents, end of year		8,683	37,624

The accompanying notes are an integral of to these financial statements.

SAVERONE 2014 LTD.

STATEMENTS OF CASH FLOWS

(New Israeli Shekels in thousands)

		Year ended December 31,
	Note	2021	2020

Appendix A - Adjustments required to present cash flows from operating activities

Income and expenses not involving cash flows
Depreciation	7	61	32
Amortization of right for use asset	8	398	171
Interest expense in respect of leasing	8	61	33
Share-based payment to employees and service providers		3,348	4,393
Revaluation of liability in respect of bridge investments		-	(3,240)
Revaluation in respect of price protection mechanism	12C2	-	(667)
Changes in liability in respect of government grants	10	(213)	(85)
		3,655	637

Changes in asset and liability items
Decrease (increase) in other current assets		(647)	(359)
Increase in trade receivables		(142)	(286)
Increase in inventory		(715)	(16)
Increase (decrease) in trade payables		54	476
Increase in other current liabilities		1,152	724
		(298)	539

		3,357	1,176

Appendix B - Non-cash investment and financing activities
Recognition of right for use asset against a leasing liability	8	532	1,029
Deferred offering expenses not yet paid		405
Conversion of bridge investments into ordinary shares	12C2	-	15,932

Appendix C - Additional information pertaining to cash flows
Interest paid	15A2	-	28

The accompanying notes are an integral of to these financial statements.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS

(New Israeli Shekels in thousands)

Note 1 - General

A.	Incorporation and operations

Saverone 2014 Ltd. (the “Company”) was founded in Israel on November 16, 2014 and commenced its business activity on that date (the “Inception Date”). From the Inception Date, the Company has been active in one operating segment, i.e., development of the technology necessary to create a life-saving system that prevents certain uses of cell phones while driving a motor vehicle (the “Saverone System”).

Commencing in 2020, the Company signed a number of pilot agreements for the installation of the aforementioned systems with a number of entities, for the short term, for purposes of assessing the systems in advance of future purchases. It also started executing a number of purchase agreements with various entities.

B.	The Company’s business position

The Company is currently in the research and development stage and has not yet shown any profits. From the Inception Date and through December 31, 2021, the Company reported losses and a negative cash flow from current operating activity. As of December 31, 2021, the Company has an accumulated deficit of NIS 76,813 and it had a comprehensive loss of NIS 26,490 for the year ended December 31, 2021.

In general and in particular, in view of the circumstances under the possible effects of the COVID-19 virus, as set out in detail in paragraph 1C below, the Company's management has been maintaining forecasts, monitoring its cash flows and has been actively involved in obtaining the financing it needs to continue its operations and to realize its plans which include the implementation of a business plan formulated by the Company's management to complete the development and sale of products based on technologies that are still in their development stage. The ability of the Company to meet its development targets and to realize its business plans, as above, are contingent upon the recruitment of sources of finance which are not guaranteed.

In June 2020, the shares of the Company were listed for trading on the Tel Aviv Stock Exchange, based on a prospectus issued to the public, as part of which the Company raised a net amount of NIS 23,720.

In addition, as part of the preparations of the Company for the above issuance, the entire balance of the bridging investments used to finance Company activity were converted into shares by the date of the aforementioned issuance. In addition, in November 2020, the Company completed financing through a shelf offering, as part of which it raised an addition net amount of NIS 20,887.

As of December 31, 2021, the balance of cash and cash equivalents are insufficient for the Company to realize its business plans for the twelve-month period subsequent to the reporting period. These factors raise significant doubts as to the ability of the Company to continue functioning as a “Going Concern”.

The financial statements do not include adjustments to asset and liability values and classifications which would prove to be necessary should the Company be unable to continue functioning as a going concern.

As of the date of signing of the financial statements, the Company has been taking steps to obtain the financing necessary to continue its operations through various sources of funding, including raising equity through an initial public offering on the NASDAQ market. For more information pertaining to deferred issuance costs in connection with the aforementioned issuance, see Note 5 below.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 1 - General (Cont.)

C.	The ramifications of the spreading of the COVID-19 virus on the business activity of the Company

In December 2019, the COVID-19 pandemic erupted in China and, in the first and second quarters of 2020, it spread to additional countries across the globe. In January 2020, the World Health Organization declared the outbreak of COVID-19 as a global health emergency and in March 2020, it declared COVID-19 to be a global pandemic. The spread of COVID-19 is an extraordinary macroeconomic event in many countries around the world. As a result of COVID-19, many countries, including Israel, have been taking significant steps in an attempt to stem the spreading of the virus. These steps include, inter alia, restriction of civilian movement and employment, closure of businesses and malls, restrictions of gatherings and events, restrictions regarding the transportation of people and goods, closure of international border crossings, reduction in the number of employees permitted to come to their workplaces, etc. COVID-19 and the steps being taken by the various countries, as mentioned above, have had a significant impact on many global and local economies as well as on global capital markets, characterized by extreme volatility in the prices of many securities. In addition, the economic slowdown may lead to a market recession.

Throughout the period commencing from the outbreak of COVID-19, the Israeli government took various steps to prevent the spread of the virus, taking into consideration the changes that took place in morbidity rates, and also taking into consideration the vaccination rates among the populace. These steps included the imposition of closures, restrictions in movements and gatherings and restrictions in opening places of trade. Notwithstanding the above, the increase in vaccination rates and the changes that occurred in government policies brought about a significant reduction in the restrictions that were imposed on the public, so that as of the reporting date (March 7, 2022), business activity has been taking place in most industries in the Israeli economy, subject to various restrictions.

Notwithstanding, there is still a significant level of uncertainty as to the continued trend in reduction of morbidity and to the nature and scope of the restrictions imposed by the Israeli government and by other countries around the world and the leniencies instituted to mitigate such restrictions, which are not dynamic and which do not vary frequently.

As mentioned in Note 1A above, the Company is engaged in the development of a technology for the creation of a life-saving system that prevents certain uses of cell phones while driving. Accordingly, there may be a significant delay in the implementation of management’s plans regarding completion of the development and commencement of sales in commercial volumes and, as a result, Company activity and the financial results of its operations may be significantly impaired due to the restrictions to be imposed in connection with civilian movements and a reduction in market activity.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies

A.	Presentation basis of the financial statements

The financial statements have been prepared on the historical cost basis, except for financial derivatives and financial liabilities measured at fair value through profit or loss.

The statements of comprehensive loss are presented in accordance with the “characteristics of the expense activity” method (the “cost of sales” method).

The financial statements have prepared in accordance with International Financial Reporting Standards (the “IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

B.	Use of significant accounting estimates and assumptions and judgements

The preparation of financial statements in conformity with IFRS requires management to make accounting estimates and assessments that involve use of judgment and that affect the amounts of assets and liabilities presented in the financial statements, the disclosure of contingent assets and liabilities at the dates of the financial statements, the amounts of revenues and expenses during the reporting periods and the accounting policies adopted by the Company. Actual results could differ from those estimates. Pursuant to International Accounting Standard (“IAS”) No. 1, “Presentation of Financial Statements”, it is required, inter alia, to provide disclosure regarding the implementation of accounting principles that involves estimates and considerations having significant sensitivity to future events, the occurrence of which may impact the reported amounts.

For information regarding significant estimates and considerations which embody significant sensitivity to future events, see also Note 3 below.

C.	The functional currency and the presentation currency of the financial statements

1.	The Company prepares its financial statements in accordance with the currency of the country and principal economic environment in which it operates, which constitutes the functional currency from which it is primarily affected (the “Functional Currency"). Taking into consideration that cash balances are held in new Israeli shekels and most of the expenses and income are denominated in new Israeli shekels, the Functional Currency of the Company is the new Israeli shekel.

2.	The Company's financial statements are presented in new Israeli shekels.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

D.	Assets, liabilities and transactions linked to or in foreign currency

1.	Financial assets and liabilities denominated in or linked to foreign currency are presented on the basis of the closing rate of exchange as of each reporting date.

2.	Transactions denominated in foreign currency are recorded upon initial recognition at the representative rate of exchange on the date of the transaction. Exchange rate differences deriving from the settlement of monetary items, at exchange rates that are different than those used in the initial recording during the period, or than those reported in previous financial statements, are carried to profit and loss.

3.	The following table presents data pertaining to the exchange rate of the U.S. dollar:

	December 31,
	2021	2020
Representative exchange rate of U.S.$ 1/NIS	3.11	3.215
Consumer Price Index (2020 average)	102.6	100.09

4.	The following table presents data pertaining to the rate of change of the exchange rate of the U.S. dollar during the reported periods:

	Year ended December 31,
	2021	2020
	%	%
Representative exchange rate of US dollar	(3.3)	(7.0)
Consumer Price Index (2020 average)	2.80	(0.69)

E.	Cash and cash equivalents

Cash and cash equivalents include highly liquid investments, including short-term bank deposits (with original maturity dates of up to three months from date of deposit) that are not restricted as to withdrawal or use.

F.	Short-term bank deposits

Short-term bank deposits in banking institutions for periods in excess of three months following the date of deposit. The deposits are presented in accordance with the terms of their deposit.

G.	Deposits restricted as to withdrawal

The balance of cash restricted as to withdrawal includes amounts which the Company deposited in favor of its compliance with the terms of a leasing agreement.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

H.	Inventory

Inventory is measured at the lower of cost and net realizable value. The cost of inventory comprises purchase costs, conversion costs and costs incurred in bringing the inventory to its present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale.

Cost of inventory is determined on the basis of the following:

●	Finished goods (purchased goods) - the “first-in-first-out” basis.

●	Raw material components - the “first-in-first-out” basis.

I.	Property and equipment

1.	Property and equipment items are presented at cost, less accumulated depreciation and net of accrued impairment losses. Cost includes, in addition to the acquisition cost, all of the costs that can be directly attributed to the bringing of the item to the location and condition necessary for the item to operate in accordance with the intentions of management.

2.	The residual value and the useful life span of fixed asset items are tested at least at the end of the fiscal year and any changes are accounted for as changes in accounting estimates.

3.	Fixed assets are derecognized in the books when they are realized or when no future economic benefits are expected from their use or disposal. Gains or losses arising from the derecognition of fixed assets are recognized in profit or loss.

4.	Depreciation is calculated using the straight-line method, over the estimated useful lives of the fixed asset items or of a discernible component.

The annual depreciation rates are as follows:

%
Computers	20-33
Office furniture and equipment	6-7
Leasehold improvements	The shorter of the contract period or the life span of the leasehold improvement

J.	Impairment of non-monetary assets

Non-monetary depreciable assets are tested for possible impairment in value when events or circumstances occur that may indicate that the carrying value of the given asset is not recoverable. When the carrying value of an asset in the statement of financial position exceeds its recoverable value, the Company recognizes an impairment loss in an amount equal to the difference between the carrying value of the asset and its recoverable value, which is the higher of its fair value less selling costs and its value in use (the present value of the estimated future cash flows expected to derive from the use and realization of the asset). For purposes of assessing a decline in value of assets regarding which it is not possible to make individual assessments of a decline in value, the assets are allocated to the lowest possible level in respect of which there are separate identifiable cash flows (cash-generating units).

An impairment loss recognized in the past may be cancelled only if changes occurred in the estimates used to determine the recoverable value of the asset since the date on which the previous impairment loss was recognized.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

K.	Deferred offering costs

Prior to the effective date of an offering of securities, direct and incremental costs (i.e. accounting, consulting, legal and printing fees) attributable to a proposed or actual offering of securities may be deferred and charged against the gross proceeds of the offering upon completion and will be classified on the statements of financial position based on the characteristics of the securities issued, unless the offering of securities is not expected to be accomplished and then such direct and incremental costs will be charged immediately to operations.

L.	Capitalization of issuance costs

Specific costs that are directly allocated a future issuance of securities are capitalized and recognized as an asset, on condition that the equity and/or debt raising round in respect of which the costs were generated, as above can be expected to be concluded in the foreseeable future. Upon completion of the fundraising round, as above, the capitalized issuance costs shall be fully offset against the whole proceeds that were raised and shall be classified in the statement of financial position in accordance with the nature of the issued instrument.

To the extent that it is not foreseen that the fundraising round will be completed, the aforementioned capitalized issuance expense is carried to profit and loss when incurred.

M.	Research and development expenses

Research and development costs are expensed when incurred. Development expenses are capitalized and recognized as an asset, commencing with the phase during which technological feasibility is achieved, when the company has intentions and the capabilities to complete and use (or sell) the asset, it is expected that the developed asset will generate future economic benefits and it is possible to estimate the development costs in a reliable manner.

The intangible asset is not amortized and it is subject to impairment testing once a year or more frequently if there are signs indicating the existence of possible impairment, until such time as it becomes available for use.

The amortization of the intangible asset commences when the asset becomes available for use, i.e., in the location and condition it requires in order to operate in the manner intended by management. The asset is amortized using the straight-line method, over the estimated remainder of the useful life span of the product.

An expense in respect of development that does not meet the conditions required to be recognized as an asset, as above, is carried to profit and loss when incurred.

As of December 31, 2021, all of the terms for the capitalization of the development costs as an intangible asset were not met.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

N.	Revenue recognition

The Company has been implementing IFRS No. 15, Revenues from contracts with customers (“IFRS 15”) which sets out two major approaches in respect of revenue recognition, whereby the revenue will be recognized over the period of the contract or at a specific point in time, and it includes five stages in the analysis of transactions, in order to determine the timing of the revenue recognition and the amount thereof:

-	Identifying the contract with a customer

-	Identifying separate performance obligations in the contract

-	Determining the transaction price (regarding which IFRS 15 sets out principles regarding taking into account variable consideration components, non-cash considerations and significant financing components)

-	Allocating the transaction price to separate performance obligations, based on the ratios of the separate sales prices

-	Recognizing revenue when/as performance obligation(s) are satisfied, over time or at a point in time, as applicable.

Revenues are recognized when the customer achieves “control” over the goods or the services. The revenue is measured on the basis of the amount of the consideration to which the entity expects to be entitled in return for goods or services promised to the customer and it does not include amounts collected on behalf of third parties.

At contract inception, an entity shall assess the goods or services promised in a contract with a customer and shall identify as a performance obligation each promise to transfer to the customer either:

-	a good or service (or a bundle of goods or services) that is distinct; or

-	a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

If it is determined that the promised good or service is not distinct, the entity shall combine it with other promised goods or services until a bundle of goods or services that is distinct is identified.

The Company determines at the time of the signing of the contract, in respect of each performance obligation, whether the performance obligation is satisfied over time or at a given point in time.

As part of the determination of the price of the transaction, an entity shall take into consideration the terms of the contract and its customary business practices. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (e.g., sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. In addition, when necessary, in determining the price of the transaction, an entity should assess the existence of a significant financing component, non-cash consideration and consideration payable to the customer.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

N.	Revenue recognition (Cont.)

The Company assesses whether warranty that was promised to the customer as part of the contract provides the customer with the assurance that the relevant item meets the specification agreed to between the parties or alternatively, constitutes a distinct service in respect of which the Company has a separate performance obligation. As part of this, the entity takes into account various considerations including inter alia whether the customer is offered the option of purchasing a separate warranty, whether the warranty is required by law, the length of the warranty period and the essence of the actions that the Company undertook to perform within the warranty period.

The warranty issued to the customers on the variety of the Company’s products provides the customer with assurance that the item supplied meets the characteristics and the specification that were agreed upon between the parties and, accordingly, does not constitute a distinct service in respect of which the Company has a performance obligation and a guarantee.

The following is a breakdown of the conditions under which revenue is recognized from Company activities:

1.	Revenue from the sale of goods

Revenues from the selling products are recognized at a given point in time, on the date on which control over the sold good transfers to the buyer. This usually occurs on the date of delivery (once installation has been completed).

2.	Revenues from rendering services

Revenues from rendering services are recognized over the period of the agreement in which the customer receives and consumes the benefits provided through the performance of the Company.

O.	Taxes on income

Current taxes

Current taxes reflect the amount of taxes on income that has to be paid / can be recouped in respect of taxable income / the loss for tax purposes in the period. The tax liability / asset in respect of current taxes is determined on the basis of the relevant tax rates and tax laws which were in effect, including tax laws actually legislated until the balance sheet date, as well as on the basis of adjustments required in connection with the tax liability in respect of prior years.

Deferred taxes

Deferred taxes are computed as to differences between the amounts included in the financial statements and amounts taken into consideration for income tax purposes.

Deferred taxes were computed at the tax rates expected to apply when the deferred taxes are utilized in the statement of comprehensive loss, based on the tax laws in effect as of the reporting date. The amount of the deferred taxes presented in the statement of comprehensive loss derives from changes that occurred in these balances during the current year (except for taxes deriving from the initial recognition of a business combination and taxes attributed to transactions or items recognized directly in shareholders’ equity). Deferred taxes balance is recognized within the limit of the amount of expected taxable income against which the deferred taxes can be utilized.

As of December 31, 2021, the Company did not recognized deferred taxes since their utilization is not expected in the foreseeable future.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

P.	Financial assets

The classification of financial assets is based on the Company’s business model used for the management of financial assets and on the forecasted cash flow characteristics of the financial asset.

Financial assets are classified upon initial recognition into one of the classification categories set out in IFRS No. 9, Financial Instruments (“IFRS 9”). Financial assets are reclassified if and only if a change has occurred in the Company’s business model. Reclassification is implemented retrospectively.

Investments in debt instruments measured at amortized cost

Debt instruments measured at amortized cost are debt instruments that meet the following two cumulative conditions: the Company’s business model is to hold the financial asset for purposes of collecting contractual cash flows expected to derive therefrom and, the contractual characteristics of the financial asset define cash flows relating to payments of principal and interest, at denominated dates, in respect of the as yet unpaid principal balance. These are measured upon initial recognition at their fair value, plus transaction costs. Subsequent to initial recognition, such assets are recognized at amortized cost, on the basis of the effective interest method, net of credit losses.

During the reported periods, the Company did not hold any investments in debts instruments.

Q.	Impairment of financial assets

The Company recognizes a provision for loss under the “Expected Credit Loss Recognition Model” for financial debt assets that are not measured at fair value through profit and loss, distinguishing between the following two situations:

1.	Financial instruments regarding which there has not been a significant increase in their credit risk since the date of their original recognition or cases in which the credit risk is low - the provision to be recognized shall take into account expected credit losses in twelve-month period following the reporting date, or

2.	Financial instruments regarding which there has been a significant increase in their credit risk since the date of their original recognition and the credit risk in respect thereof is not low - the provision to be recognized shall take into account expected credit losses over the remaining life span of the instrument.

For purposes of implementing the abovementioned principle, the Company assesses at each reporting date whether the credit risk of the financial instrument increased significantly from the initial recognition date and, as part of the above, use is made of reasonable and established information that can be obtained without exaggerated cost or effort.

The amount of the forecasted credit losses is recognized in profit and loss. The forecasted credit losses in respect of customers (the provision for doubtful debts) are presented as part of the item entitled “general and administrative expenses”.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

R.	Financial liabilities

Financial liabilities are recognized in the statement of financial position if and only if the Company becomes a party to the contractual provisions of the instrument.

1.	Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost are recognized initially in the financial statements on the basis of fair value, less direct transaction costs, if any were incurred. Subsequent to initial recognition, these financial liabilities are measured at amortized cost, using the effective interest method, which also takes into account direct costs. The effective interest is recognized in statement of comprehensive loss under the “Finance” item. Financial liabilities that are linked to the index or to the exchange rate are measured at amortized cost and are re-measured each period on the basis of the rate of change of the index or the exchange rate, as applicable.

2.	Financial liabilities measured at fair value through profit and loss

This group includes financial liabilities that are designated by the Company’s management upon initial recognition as financial liabilities presented at fair value through profit and loss if they are qualified to be so designated (e.g., financial liabilities that include an embedded derivative such as the liability in respect of a bridge investment which was converted and the liability in respect of a price protection mechanism which expired in 2020). See also Note 2S below.

Financial liabilities in this category are presented at fair value at each reporting date. Changes in fair value are carried to profit and loss, except for the change in fair value of a financial liability measured at fair value through profit and loss that can be attributed to changes in the credit risk of the liability which is presented as part of other comprehensive income (loss), unless such treatment will generate or increase a lack of accounting matching in profit and loss. Such amounts are not reclassified to profit and loss in subsequent periods. Transaction costs are carried to profit and loss when incurred.

S.	Embedded derivative financial instruments not used for hedging purposes

Derivatives embedded in a host contract that is a financial asset under the purview of the Standard are not separated from the host contract. Rather the hybrid contract in its entirety is measured at amortized cost or fair value through profit and loss, based on the criteria for the classification of financial assets, i.e., as being contingent upon the entity’s business model and the contractual cash flows of the host contract.

When the host contract is not an asset that is subject to IFRS 9, the embedded derivative is separated from the host contract and is accounted for as a financial derivative, if and only if the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, the embedded derivative meets the definition of a derivative and the hybrid instrument in its entirety is not measured at fair value through profit and loss (e.g., when it is eligible to be designated for measurement at fair value through profit and loss).

Changes in the fair value of derivative financial instruments and embedded derivatives that were separated, as above, are regularly carried to profit and loss as financing income or expenses, as applicable.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

T.	Settlement of financial liabilities through equity instruments

In cases in which a partial or full settlement is made of financial liabilities through equity instruments, the equity instruments transferred to the holder of the financial liability are measured at the fair value of the equity instrument if it is possible to estimate the fair value reliably. In cases in which it is not possible to estimate the fair value reliably, the measurement of the equity instruments is carried out on the basis of the fair value of the financial liability being settled (or a part thereof), at the date of settlement. The difference between the fair value of the equity instruments used to settle the financial liability being settled and the carrying value of the liability is carried to profit and loss.

U.	Derecognition and offsetting of financial instruments

1.	Derecognition

Financial assets

A financial asset is derecognized when:

●	The contractual rights to cash flows from the financial asset have expired; or

●	The Company transfers the financial asset and the transfer qualifies for Derecognition.

If the Company did not materially transfer all of the risks and benefits deriving from ownership of the transferred asset, but all of the risks and benefits did not also remain in the hands of the Company, and the Company retained control over the transferred asset, the Company will continue recognizing the transferred asset in accordance with the degree of its continuing involvement therein.

Financial liabilities

A financial liability is derecognized when the liability is settled, i.e., when the obligation defined in the contract has been repaid, cancelled or it expired.

2.	Offsetting financial instruments

Financial assets and financial liabilities are presented in the statements of financial position at a net amount only when the Company has an enforceable legal right of offset and there exists the intention to settle the asset and the liability on a net or simultaneous basis. An enforceable legal right to offset exists when it can be enforced at any time, both during the normal course of business and in the event of insolvency, and when it is not contingent on any future event.

V.	Issuance of financial instruments as part of a package

The total proceeds received from issuance of financial instruments as part of a package are allocated to identified financial instruments included in the package based on their fair value whereby the fair value is first allocated to financial liabilities measured in subsequent periods at fair value through profit and loss and then it is allocated to financial liabilities measured at fair value only upon initial recognition. The balance of the proceeds is allocated to equity instruments if any, in accordance with the “residual approach”. The fair value of the instruments included in the package is determined on the basis of their market values proximate to their date of issue. Issuance costs are attributed to items included in the package on the basis of the manner in which the proceeds of the package are allocated as above.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

W.	Liability in respect of government grants

Government grants in respect of a research and development project received from the Israeli Innovation Authority (IIA) are recognized as a liability when received and are measured at fair value as of the receipt date, unless at that date, it is reasonably assured that the amount received will not be refunded. Amounts paid as royalties to the IIA in succeeding periods are treated as a settlement of a financial liability. The gap between the amount of the grant received and the fair value of the liability on the recognition date is treated as a government grant and, accordingly, it is carried to profit and loss under the item entitled “Research and Development Expenses”. The amount of the liability is reassessed in every period, with any changes in the present value of the cash flows discounted by the original interest rate that was used in the recognition of the liability of the grant being carried to profit and loss. Under circumstances in which management determines in subsequent periods that there is reasonable assurance that the grant will not be refunded, the grant will be carried, on that date, to profit and loss under the item entitled “Research and Development Expenses”.

X.	Employee benefits

1.	Liability in respect of pensions and severance pay

Pursuant to Israeli labor laws and labor contracts and in accordance with Company practice, the Company is required to make severance payments to employees who are terminated and, under certain circumstances, to employees who resign or leave on their own initiative.

The liability of the Company in respect of post-employment benefits is accounted for as a defined contribution plan. The Company has defined contribution plan in accordance with section 14 of Israel’s Severance Pay Law - 1963. The actuarial and economic risks in respect of this plan are not borne by the Company. Under this plan, during the employment period, the Company makes regular payments to an independent entity, without the Company having any legal or implied obligation to make any additional payments in the event that sufficient amounts have not been accrued in the plan. Deposits in a defined contribution plan are included as an expense when the amount is deposited in the plan, concurrent with the receipt of the work services from the employee and no additional amount need be provided for in the financial statements. The Company regularly deposits money in respect of its liabilities to make severance payments to part of its employees in pension funds and insurance companies.

The following tabular represents amounts paid with its defined contribution plan:

	Year ended December 31,
	2021	2020
Expenses in respect of defined contribution plans	930	898

2.	Short-term employee benefits

Short-term employee benefits include salaries, vacation pay, recreation pay and deposits to the National Insurance Institute (Social Security) if they are expected to be settled within 12 months following the end of the annual reporting period in which the employee renders the relevant services. A temporary change in the timing of the settlement does not result in a reclassification of the employee benefits to short-term. Such benefits are recognized as an expense concurrently with the receipt of the work services. Provisions in respect of such liabilities that have not yet been paid are measured on a non-discounted basis.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

Y.	Advertising expenses

Costs of advertising, sales promotion and marketing are expensed at the date on which the Company is given access to the advertising products or when the service is rendered to the Company.

Z.	Leasing

At the signing date of the agreement, the Company decides whether the agreement is a lease or whether it contains a lease. An agreement contains a lease if it conveys the right to control the use of an identifiable asset for a period of time in exchange for consideration. In order to ascertain whether the agreement transfers the right to control the use of an identifiable asset, the Company evaluates whether for the duration of the usage period, the customer has the right to obtain, from a practical standpoint, all of the economic benefits from the use of the identifiable asset, as well as the right to direct the use of the identifiable asset.

The Company determines the leasing period as a period during which the lease may not be cancelled, plus the optional extension period if there is a reasonable degree of certainty that the option will be exercised, plus a period during which the customer is granted the option to cancel if there is a reasonable degree of certainty that the option will not be realized.

The Company presents in its statement of financial position leasing transactions by recognizing an asset that reflects a “usage right”, against a liability in respect of leasing which is initially measured at the present value of the future leasing payments, discounted at the interest rate implicit in the lease, or at the lessee’s incremental borrowing rate if the interest rate implicit in the lease cannot be easily determined.

As part of future leasing payments, the Company includes fixed payments and variable Index-linked or exchange rate-linked payments. In subsequent periods, the leasing liability is measured at the present value of the future leasing payments discounted at the lessee’s incremental borrowing rate as of the date of the agreement. If necessary, the balance of the leasing liability is remeasured on a regular basis in order to reflect changes in future leasing payments as a result of changes in the Index.

Right of usage assets are initially measured at cost, which includes the amount of the initial measurement of the liability, pre-paid leasing payments, and direct costs incurred in the lease. In subsequent periods, usage right assets are measured by the cost model, less accumulated depreciation and less accrued impairment losses which have been adjusted to reflect any remeasurements of the leasing liability. Usage right assets are depreciated on the straight-line method over the shorter of the leasing period or the useful lifespan of the asset.

The annual average depreciation rate of the right-of-use assets is as follows:

%
Office buildings	25

Regarding short-term leases (leases with a leasing period of less than 12 months), the Company implemented the practical leniency granted in IFRS No. 16, Leases (“IFRS 16”), whereby such leases are accounted for as an expense on a straight-line basis over the balance of the leasing period or on some other systematic method.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

AA.	Provisions for legal suits

The Company includes in its financial statements provisions in respect of legal suits if the Company has a legal or constructive obligation to expend economic resources as a result of past events, if it is more likely than not that the Company will have to expend economic resources to settle the obligation and the amount of the obligation can be reliably estimated.

Provisions which meet the conditions for recognition are measured on the basis of the present value of management's best estimate of the cash flows expected to be required to settle the obligation, as of the Statement of Financial Position date. The discount rate for purposes of calculating the present value is pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

AB.	Share-based compensation

Share-based compensation transactions that are settled by equity instruments that were executed with employees or others who render similar services, are measured at the date of the grant, based on the fair value of the granted equity instruments. The vesting conditions, except for market conditions, are not taken into consideration in estimating the fair value, rather by adjusting the number of equity instruments included in the measurement of the transaction amount. The amount of the fair value so estimated is recorded as an expense against a concurrent recording in equity, over the period in which the employees’ right to exercise or receive the equity instruments has vested.

The expense in respect of a share-based payment relating to grants contingent upon vesting conditions that are not market conditions is adjusted at the end of each reporting period in order to reflect the number of the equity instruments expected to vest. Grants contingent upon vesting conditions (that are not market conditions) which are not met, are not recognized as an expense. Amounts recognized in respect of grants that vested are not cancelled even if the equity instruments that were granted were forfeited.

Share-based payment transactions settled by equity instruments executed with other service providers that are not employees are usually measured at the date the services or the goods were received, based on the estimated fair value of the services or goods received, unless their value cannot be reliably estimated. In such a case, the transaction is measured by estimating the fair value of the granted equity instruments. This amount is carried as an expense or is capitalized to the cost of an asset, based on the nature of the transaction.

In the event of a change in the terms of a grant settled by an equity instrument, an additional expense is recognized in respect of any change that increases the total fair value of the share-based payment, with an assessment of such additional expense being carried out by comparing the fair value of the grant immediately prior to the change and immediately after the change.

Cancellation of grant settled by an equity instrument is accounted for as an accelerated vesting. Therefore, the balance of the unrecognized expenses in respect of the grant will be immediately recognized. Notwithstanding, if the grant that was cancelled is replaced by a new grant that is designated to be a replacement grant, the cancelled grant and the new grant are accounted for as a change in the terms of the grant.

AC.	Loss per share

The basic loss per share is calculated by dividing the loss attributed to the shareholders of the Company by the weighted average number of ordinary shares in circulation during the period and, if necessary, after deducting the shares held by the Company.

For purposes of calculating the diluted loss per share, the loss attributed to the ordinary shareholders of the Company and the weighted average number of ordinary shares in circulation are adjusted in respect of the possible impact of potential ordinary shares that may derive from the exercising of convertible financial instruments in respect of which there is a dilutive effect.

Until their conversion date into ordinary shares, the seed shares are included in the calculation as part of the ordinary shares of the Company.

AD.	Operating cycle

The operating cycle of the Company is one year. Taking this into consideration, current assets and current liabilities include items that are designated and expected to be realized within the normal operating cycle of the Company.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 2 - Significant accounting policies (Cont.)

AE.	A summary of new reporting standards, relevant to the operations of the Company, issued by not yet gone into effect

1.	Revision to International Accounting Standard No. 1, Financial Statement Presentation - Disclosure as to Accounting Policy

In February 2021, the International Accounting Standards Board (IASB) issued Revision to International Accounting Standard No. 1, Financial Statement Presentation (IAS 1) - Disclosure as to Accounting Policy (the “Revision to IAS 1”), under which financial reporting must include disclosure as to material accounting policy in lieu of the current required disclosure as to significant accounting policy.

The Revision to IAS 1 defines accounting policy as material when it can be reasonably expected that disclosure of such policy, together with the additional information which is included in the financial statements, will impact the decisions made by the major users of the financial statements on the basis of these statements. The Revision to IAS 1 also clarifies that information regarding accounting policy can be expected to be material if, in the absence of such information, users of the financial statements will be prevented from understanding other material information in the financial statements. In addition, the Revision to IAS 1 clarifies that there is no need to disclose information regarding immaterial accounting policy.

The Revision to IAS 1 is effective for annual reporting periods commencing on or after January 1, 2023. Early adoption is permissible, subject to disclosure of that fact.

2.	Revision to International Accounting Standard No. 8, Accounting Policy - Changes in Accounting Estimates and Errors

In February 2021, the IASB issued Revision to International Accounting Standard No. 8, Accounting Policy (IAS 8) - Changes in Accounting Estimates and Errors (the “Revision to IAS 8”), which defines an accounting estimate as a monetary amount that is subject to uncertainty regarding measurement and clarifies what an accounting estimate is and what a change in accounting estimate is. The goal of the Revision to IAS 8 is to assist in the necessary distinction between a change in accounting estimate, the impact of which is measured retrospectively and a change in accounting estimate which is usually implemented retroactively.

The Revision to IAS 8 is effective for annual reporting periods commencing on or after January 1, 2023. Early adoption is permissible, subject to disclosure of that fact.

3.	Revision to International Accounting Standard No. 12, Taxes on Income - Deferred Taxes in Respect of Assets and Liabilities Deriving from the same Transaction

In May 2021, the IASB issued Revision to International Accounting Standard No. 12, Taxes on Income - Deferred Taxes in Respect of Assets and Liabilities Deriving from the same Transaction (the “Revision to IAS 12”), which clarifies that the initial recognition exclusion regarding deferred taxes does not apply to transaction which, on the initial recognition date of an asset and a liability deriving therefrom, cause both a deductible temporary difference and a taxable temporary difference in equal amounts, i.e., recognition of right of usage asset and leasing liability upon initial lease recognition. Thus, deferred taxes should be recognized in respect of such temporary differences.

The initial adoption of Revision to IAS 12 is not expected to have material impact on the classification of the financial statements.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 3 - Significant accounting estimates and considerations

The accounting estimates and assumptions that were used in the preparation of the financial statements are tested on a regular basis and are based on past experience and other factors, including future events, the occurrence of which is reasonably expected to occur in view of existing circumstances. The Company makes estimates and assumptions regarding future occurrences. By their very nature, it is rare that such accounting estimates will be identical to actual results. The estimates and assumptions that reflect the highest exposure to material changes in the amount of assets and liabilities in the following year are set out below:

A.	Research and development expenses

Development expenses are capitalized and recorded as an asset, commencing with the phase during which technological feasibility is achieved, when the company has intentions and the ability to complete and use (or sell) the asset, it is expected that the developed asset will generate future economic benefits and it is possible to estimate the development costs in a reliable manner. In determining whether an expense qualified for capitalization, management estimates the cash flows expected to derive from the asset, the timing of such flows, the discounting rates and the expected benefit period. As noted in Note 2L above, as of December 31, 2021, management believed the aforesaid conditions were not met and thus development costs were not capitalized.

B.	Leasing transactions

Determining the leasing period - In determining the leasing period, the Company takes into consideration the period in which the lease cannot be cancelled, including optional extension periods, the realization of which is reasonable and options to cancel if it is reasonably certain that they will not be realized.

Discount rate in respect of leasing liabilities - The Company discounts the leasing payments using its incremental interest rate which is based on the interest rate that it would have to pay in order to borrow amounts needed to obtain an asset of a value similar to the usage right asset for a similar period, providing similar collateral and in a similar economic environment.

For additional information regarding a leasing transaction, see Note 8 below.

C.	Liability in respect of government grants

Government grants in respect of a research and development project are recognized as a liability and are measured at their fair value as of the receipt date, unless at that date, it is reasonably assured that the amount received will not be refunded. In determining these assumptions, management makes use of a forecast regarding revenues expected to derive from the items in respect of which the grants were received and the royalties that have to be paid in respect thereof. There exists a degree of uncertainty in respect of the estimated future cash flows, timing of such cash flows and estimate of the discount rate used in determining the amount of the liability. See also Note 10 below.

D.	Share-based payments

The Company evaluates the fair value of share-based payments to employees and other parties rendering similar service, at the grant date, as the amount at which the asset can be exchanged, the liability settled or to exchange the equity instrument that was granted, between a willing buyer and a willing seller, acting rationally in a transaction that is not influenced by special relationship between the parties, using a Black and Scholes model which include assumptions that include the Company's share price, the expected share price volatility, the risk-free interest rate, the expected dividend and the expected option term. In addition, upon grant of options to non-employees, the Company is required to estimate the fair value of the services received under agreements.

For evaluating of share-based payments to be recognized, inter alia, management assess the estimated number of options expected to be vest. See also Note 13 below.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 4 - Cash and cash equivalents

Composition:

	As of December 31,
	2021	2020

Cash in new Israeli shekels	6,152	37,616
Cash in foreign currency	2,531	8
	8,683	37,624

Note 5 - Other current assets

Composition:

	As of December 31,
	2021	2020

Current:
Governmental institutions	621	411
Advances to suppliers	269	-
Prepaid expenses	164	101
Employees and others	205	-
	1,159	512

Non-current:
Deferred offering costs (see Note 2K above)	1,155	-

Note 6 - Inventory

Composition:

	As of December 31,
	2021	2020

Raw materials	123	31
Finished goods	703	79
	825	110

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 7 - Property and equipment, net

A.	Composition and changes in 2021

	Computers	Office furniture and equipment	Leasehold improvements	Total
Cost
As of January 1, 2021	129	58	49	236
Additions during the year	119	8	17	144
As of December 31, 2021	248	66	66	380

Accumulated depreciation
As of January 1, 2021	63	15	3	81
Annual depreciation	50	5	6	61
As of December 31, 2021	113	20	9	142

Depreciated cost:
As of December 31, 2021	135	46	57	238
As of December 31, 2020	66	43	46	155

Composition and changes in 2020

	Computers	Office furniture and equipment	Leasehold improvements	Total
Cost
As of January 1, 2020	73	42	-	115
Additions during the year	56	16	49	121
As of December 31, 2020	129	58	49	236

Accumulated depreciation
As of January 1, 2020	38	11	-	49
Annual depreciation	25	4	3	32
As of December 31, 2020	63	15	3	81

Depreciated cost:
As of December 31, 2020	66	43	46	155
As of December 31, 2019	35	31	-	66

B.	Depreciation period and depreciation method

In respect to depreciation period and the depreciation method, see Note 2I above.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 8 - Leasing

A.	On March 4, 2020, the Company signed a rental agreement pertaining to a building and a number of parking spaces, for a period of 48 months, commencing from the date of transfer of the rented property (the “Rental Agreement” and “Initial Rental Period”, respectively), in return for a monthly payment of NIS 25, linked to Consumer Price Index, in accordance with the payment dates set out in the Rental Agreement, plus the legally required value added tax. In addition, the Company was granted an option to extend the rental period for another two years, commencing from the end of the Initial Rental Period. In addition, as part of the terms of the lease, the Company was required to make a deposit of NIS 110, restricted as to withdrawal, in order to guarantee its compliance with the terms of the commitment.

In accordance with the provision of IFRS 16, Leasing,, the Company recognized a right of usage asset in an amount of NIS 1,029, measured in the accounting records at an amount equal to the leasing liability. The leasing liability was measured at the present value of the future leasing payments, discounted on the basis of the estimated incremental interest rate the Company would have to pay in order to borrow a similar amount, for a similar period, to obtain a similar asset at the date of initial recognition of the lease (a rate of 5%).

As part of the leasing period, the Company took into account only the Initial Rental Period as the realization of the option to extend the period was not assessed as reasonably certain.

B.	In March 2021, the Company entered into an addendum to the Rental Agreement as noted in paragraph A above (the “Addendum”), under which the Company rented additional space and a storage room, in return for a monthly rent of NIS 14, linked to Consumer Price Index in accordance with payment dates as set out in the Rental Agreement, plus the legally required VAT. All of the other terms of the Addendum are identical to those of the Rental Agreement.

Taking into consideration that the consequences of the Addendum constitute an amended lease that increases the scope of the lease by adding rights to use additional space and consideration that is in line with the scope of the increase in space, these consequences were accounted for as a change in the lease and were accounted for as a separate lease as of the date on which the amended lease went into effect. Accordingly, the Company measured the addition to the rental liability at the present value of the payments relating to the new space by discounting the updated rental payments using the Company’s incremental interest rate as of the date the addendum went into effect, determined to be a rate of 5%. As a result, there was an increase in the rental liability in an amount of NIS 532 which was recognized as an increase in the right for usage asset.

In addition, as part of the terms of the Addendum, the Company updated the deposit that is restricted as to withdrawal to an amount of NIS 187 (linked to Consumer Price Index) (in lieu of the original deposit which amounted to NIS 110), in order to guarantee its compliance with all of the terms of the Rental Agreement. As of December 31, 2021, the deposits restricted as to withdrawal balance amounted to NIS 191.

As part of the Addendum and in connection with the balance of the term of the lease, only the period of the original lease was taken into consideration (as defined in the Rental Agreement) due to the fact that the exercise of the extension option was not assessed as being reasonably certain.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 8 - Leasing (Cont.)

C.	Right for use asset

Changes in 2021:

Office building
Cost
Balance as of January 1, 2021	1,029
Additions	532
Balance as of December 31, 2021	1,562
Accumulated amortization
Balance as of January 1, 2021	171
Additions	398
Balance as of December 31, 2021	569
Amortized cost as of December 31, 2021	992

Changes in 2020:

Office building
Cost
Balance as of January 1, 2020	-
Additions	1,029
Balance as of December 31, 2020	1,029
Accumulated amortization
Balance as of January 1, 2020	-
Additions	171
Balance as of December 31, 2020	171
Amortized cost as of December 31, 2020	858

D.	Amortization period and amortization method

In respect to amortization period and amortization method, see Note 2Z above.

E.	Amounts recognized in profit and loss:

	Year ended December 31,
	2021	2020
Amortization of the right for use asset	398	171
Interest expense in respect of leasing	61	33

F.	Analysis of contractual payment dates of leasing liability at December 31, 2021:

Up to a year	467
Between 1 - 3 years	673
Total (undiscounted)	1,140

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 9 - Other current liabilities

Composition:

	As of December 31,
	2021	2020

Employees and salary-related institutions	1,184	878
Accrued expenses (*)	1,266	1,032
Others	72	55
	3,522	1,965

(*)	Includes balance of NIS 90 and NIS 60 in respect of management fees to an interested party as of December 31, 2021 and 2020, respectively (see Note 17A below).

Note 10 - Liability in respect of government grants

Since the Inception Date, the Company has been receiving grants in respect of participation in research and development from the IIA, in a total amount of NIS 1.7 million (an amount of NIS 0.6 million out of which was received in 2021). In return, the Company undertook to pay royalties at a rate of 3% - 3.5% of the revenues to derive from the know-how and technology to be developed as part of the projects in respect of which such financing was received. The liability amount is linked to the U.S. dollar and bears interest at LIBOR rate.

The Company recognized a liability in respect of these grants at the date of initial recognition in an amount equal to the fair value of the liability, based on the present value of the royalty payments to be paid to the Innovations Authority as a percentage of sales, discounted at a discount rate of 20%, as assessed by the Company’s management on the basis of an independent third-party valuation. The difference between the amount of the grant received and the amount recognized as a liability, as above, (which amounted to NIS 244) was carried to profit and loss against research and development expenses.

The following tabular represents the changes in liability in respect of government grants in the reported periods:

	Year ended December 31,
	2021	2020

Balance as of January 1,	802	519
Government grants received	345	237
Adjustment of the liability in respect of government grants in respect of value of time and exchange rate differentials	31	56
Royalties payable to the Innovations Authority	(10)	(10)
Balance as of December 31,	1,168	802

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 11 - Commitments

A.	CEO service agreement

On February 24, 2020, a Consulting Agreement was signed by the Company and Mr. Uri Gilboa (the “Consulting Agreement” and “Mr. Gilboa”, respectively). The Consulting Agreement was in respect of rendering Chief Executive Officer (“CEO”) services and its major provisions were as follows:

1.	Defining the position, powers and subordination

1.1	Mr. Gilboa was appointed to the full-time position of Company CEO, under which, inter alia, Mr. Gilboa will be responsible for the ongoing management of the Company, including but not limited to, relations with investors, relations with the various authorities regarding the Company's operations, relations with financial institutions that accompany the operations of the Company and with their various consultants, as well as additional activities, all as demanded from time to time by the Company’s board of directors (the “Services” and “Board of Directors”, respectively).

1.2	During the entire period in which Mr. Gilboa will fulfill his position as the Company's CEO and renders the services under the Consulting Agreement, Mr. Gilboa will report directly to the Company's Board of Directors.

2.	The date of commencement of the services

The appointment of Mr. Gilboa as the Company's CEO became effective September 1, 2019 and the Consulting Agreement will continue being in effect until termination, as defined in the Consulting Agreement.

3.	Remuneration and fringe benefits

3.1	The Company originally agreed to pay Mr. Gilboa a monthly amount of NIS 60 plus legally-mandated VAT. Such payment includes all of the payments that are due to the CEO in respect of fulfillment of his position and the rendering of the services, including services rendered outside of normal working hours, including days of rest.

3.2	Mr. Gilboa is entitled to receive reimbursement of reasonable expenses incurred to fulfill his position. The reimbursements will be paid against receipts or other document in accordance with the Company's procedures.

3.3	Mr. Gilboa is entitled to insurance coverage, indemnification and exemption from liability, as is customary practice regarding senior officer and directors.

4.	Non-negotiable options convertible into ordinary shares

Mr. Gilboa was granted 232,000 non-negotiable options exercisable into ordinary shares of the Company over 4-years period based on a vesting schedule, and may be subject to acceleration upon the occurrence of events set out in the Consulting Agreement. For additional information regarding the cost of the share-based payments, see Note 13 below.

5.	Bonus

Mr. Gilboa is entitled to an annual bonus of up to a total amount of NIS 360 or some higher amount, at the discretion of the Company's Board of Directors and subject to provisions of the remuneration policy in effect from time to time. During the year ended December 31, 2020, the CEO was entitled to award of NIS 360.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 11 - Commitments (Cont.)

A.	CEO service agreement (Cont.)

On February 16, 2021, the shareholders meeting of the Company approved an update in the terms of employment of the CEO, effective for the three-year period commencing from September 1, 2020. These terms included: (1) a monthly compensation of NIS 90, plus VAT, against an invoice (in lieu of the NIS 60 monthly compensation), to be updated annually by 12%, subject to the approval of the Board of Directors of the Company; (2) entitlement to an annual contingent bonus in respect of each year he rendered management services to the Company, in an amount of up to six monthly salaries, as shall be in effect at that time, subject to compliance with goals to be set by the remuneration committee and the Board of Directors of the Company once a year, and in accordance with the Company’s remuneration policy, as shall be in effect at that time; (3) a grant of 126,000 options, to vest over a four-year period and which shall be exercisable into an identical number of ordinary shares, at an exercise price of NIS 36 per share.

For more information, including the expenses recorded in respect of the aforesaid commitment regarding transactions with related and interested parties, see Note 17 below.

B.	Leasing transaction

On March 4, 2020, the Company signed a rental agreement pertaining to a building and a number of parking spaces, for a period of 48 months, commencing from the date of transfer of the rented property (the “Initial Rental Period”), in return for a monthly payment of NIS 25, linked to a base index, in accordance with the payment dates set out in the Rental Agreement, plus the legally required value added tax. In addition, the Company was granted an option to extend the rental period for another two years, commencing from the end of the Initial Rental Period, in return for an increase of 3% in the monthly rental fee set as part of the initial rental period

In March 2021, the Company entered into an addendum to the abovementioned Rental Agreement, under which the Company rented additional space and a storage room, in return for a monthly rent of NIS 14, linked to the Consumer Price Index in accordance with payment dates as set out in the agreement, plus the legally required VAT. All of the other terms of the Addendum, including the dates of termination of the rental, are identical to those of the original Rental Agreement.

For information pertaining to the accounting consequences of the aforementioned rental agreement in accordance with IFRS 16, Leases, see Note 8 above.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 12 - Share capital and reserves

A.	Composition of share capital

	December 31
	2021		2020
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary shares, par value NIS 0.01 each	100,000,000	7,984,706	100,000,000	7,696,626

B.	Rights attached to the ordinary shares

The ordinary shares of the Company grant the holders thereof the right to participate and vote in shareholders meetings, the right to receive a dividend, as declared, the right to participate in distributions of bonus shares and the right to participate in the distribution of the assets of the Company upon liquidation.

C.	Changes in the issued and outstanding capital

	2021		2020
	Ordinary shares	Non- redeemable seed shares	Ordinary shares	Non- redeemable seed shares

Balance as of January 1	7,696,626	-	907,750	1,910,869

Receipts on account of seed shares not yet allotted (1)	-	-	-	614,149
Private placement of a package including ordinary shares and a financial derivative in respect of hedging mechanism (2)	-	-	277,108	-
Conversion of seed shares to ordinary shares (4)	-	-	2,525,018	(2,525,018)
Conversion of bridge investment to ordinary shares (2)	-	-	1,560,182	-
Private placement of ordinary shares (3)	-	-	39,963	-
Allotment of ordinary shares as part of a prospectus of an IPO (4)	-	-	1,585,400	-
Allotment of ordinary shares as part of a shelf offer (5)	-	-	774,194	-
Shares issued as a result of the exercise of options (6)	-	-	27,011	-
Conversion of non-registered rights into ordinary shares (7)	288,080	-	-	-
Balance as of December 31	7,984,706	-	7,696,626	-

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 12 - Share capital and reserves (Cont.)

C.	Changes in the issued and outstanding capital (Cont.)

(1)	On January 7, 2020, the Company completed a fundraising round of a gross amount of NIS 2,443 (an amount of NIS 2,402 out of which was received in 2019 and recorded as part of receipts on account of shares since it referred to a fixed number of shares) and in consideration, the Company issued 614,149 seed 2 shares, par value NIS 0.01 each.

(2)	On February 23, 2020, the Company entered into an agreement with Mor Provident Funds Ltd. (“Mor”) whereby, in return for an amount of U.S.$1,000,000 (NIS 3,430), 277,108 ordinary shares of the Company were allotted to Mor at a price of U.S.$3.6087 per share (the “Mor Allotted Shares”). In addition, a hedge was given to Mor whereby to the extent that the Company would execute an IPO within the twenty-four month period following the date of the agreement, and whereby the Company would issue shares to the public at a price which, after deducting 20% from the price, would be less than the price of the Mor allotted shares, the Company would issue to Mor ordinary shares of a number that is equal to the difference between the issuance price less 20% and the price of the Mor allotted shares (the “financial derivative in respect of a price protection mechanism”).

As part of the valuation work which was carried out by an independent third-party appraiser at the date of the transaction, similar to the manner of allocation of consideration components of the issuance of a securities package, the total consideration received by the Company was first allocated to a financial derivative in respect of a bridging mechanism which constituted a financial liability that is measured initially and in subsequent periods at fair value through profit and loss in accordance with the provisions of IFRS No. 9, Financial instruments (the liability was classified as level 3 in the fair value hierarchy). The balance of the amount was attributed to the allotted shares in accordance with the “residual approach”.

Pursuant to the above, at the initial recognition date the consideration received was allocated to identified components which were divided by the independent third-party appraiser was as follows:

Fair value
Financial derivative in respect of price protection mechanism (A)	600
The allotted shares (B)	2,830
Total consideration	3,430

(A)	The estimated fair value of the component of the financial derivative in respect of a price protection mechanism as of the transaction date was calculated using a Black and Scholes model. The parameters used in the fair value calculation using the aforementioned model are as follows:

As of February 23, 2020

Standard deviation	49.5%
Risk-free interest rate	1.53%
Probability for issuance	50%
Life span in years	0.5

(B)	As of the allotment date, the effective price per share was NIS 10.212.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 12 - Share capital and reserves (Cont.)

C.	Changes in the issued and outstanding capital (Cont.)

(2)	(Cont.)

In June 2020, the Company completed a prospectus that was issued to the public, as part of which the shares of the Company were listed for trade on the Tel Aviv Stock Exchange at a price of NIS 16.4 per share (see clause 4 below) which, after deducting 20%, is more than the price of the fundraising in the Mor transaction and, accordingly, there was no need to implement the price protection mechanism. Therefore, the aforementioned price protection mechanism expired and, accordingly, the entire amount that was allocated to the value of the financial derivative in respect of a price protection mechanism, in an amount of NIS 600, was carried to the statement of comprehensive loss as part of financing income for the year ended December 31, 2020. See Note 15B below.

In addition, upon completion of the fundraising transaction with Mor, all the then outstanding bridge investments were fully converted into a number of 1,560,182 ordinary shares. See also Note 15A(3) below.

(3)	On May 24, 2020, the Company’s Board of Directors approved that the Company amend an investment agreement that was originally signed on April 28, 2020 with Unicorn Technologies, Limited Partnership (“Unicorn”), whereby two partners of Unicorn are interested parties of the Company, whereby in consideration for an investment amount in the Company of U.S.$180,000 (NIS 630), 39,963 ordinary shares of the Company were issued to Unicorn, at a price of U.S.$4.5042 per share.

(4)	In June 2020, the Company completed a fundraising round based on a prospectus that was issued through an IPO , under which the Company raised a gross amount of NIS 26 million from the issuance of 1,585,400 ordinary shares, par value NIS 0.01 each, at a price of NIS 16.4 per share. The total direct issuance costs amounted to NIS 2.3 million.

Upon the IPO completion, all outstanding seed shares were fully converted into ordinary shares.

(5)	On November 16, 2020, the Company completed a fundraising round on the basis of a shelf prospectus through an offering that was issued to the public, under which the Company raised a gross amount of NIS 21.6 million from an issuance of 387,097 units which consist of 774,194 ordinary shares of the Company, par value NIS 0.01 each, and 387,097 warrants (series 1), at a price of NIS 55.8 per unit. Each warrant is exercisable into one ordinary share at an exercise price of NIS 38 (subject to standard adjustments) per warrant, over a period of 24 months ending November 18, 2022 (inclusive). The total direct issuance costs amounted to NIS 0.7 million.

(6)	During the year ended December 31, 2020, 27,011 options were exercised into an identical number ordinary shares in consideration of NIS 96.

(7)	In February 2021, a certain service provider exercised 288,080 non-registered rights into an identical number of ordinary shares of the Company, for no consideration.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 13 - Share-based payment

A.	Option plan

The Company has adopted the Saverone 2014 Ltd. 2015 Share Incentive Plan (the “Plan”), under which the Company is entitled to grant options, restricted shares and restricted share units to designate participants, to purchase ordinary shares of the Company, par value NIS 0.01 each. Under the Plan, options forfeited or cancelled prior to their expiration date, become available for future grants. Unless stipulated otherwise by the Company's Board of Directors, the unexercised options will expire 10-years period following the grant date. The Plan is subject to article 102 of the Israeli Income Tax Ordinance (New Version) - 1961 (the “Income Tax Ordinance”), as part of the equity track with a trustee. As of December 31, 2021, the Company has 47,499 options available for future grants.

B.	Grants

2020

During the year ended December 31, 2020, the Company's Board of Directors approved an allotment of 395,804 options, exercisable into shares of the Company, to a number of grantees, including the Company's CEO. The options are exercisable into one ordinary share of the Company, par value NIS 0.01, based on vesting conditions set out by the Company's Board of Directors, against a cash exercise price of between NIS 0.03 - NIS 23.466 per share (this exercise price is subject to standard adjustments).

The fair value of the inherent benefit in each option as of the grant date was estimated at an amount of NIS 7.44 to NIS 18.9 per share, based on the Black and Scholes model. The fair value of benefit in respect of the grant was estimated at NIS 3,342. This amount will be carried to profit and loss over the vesting period.

2021

During the year ended December 31, 2021, the Company’s Board of Directors or the shareholders at a general meeting (to the extent that such approval was required) approved an allotment of 140,000 options exercisable into shares of the Company, to a number of grantees, including the Company's CEO. The options are exercisable into one ordinary share of the Company par value NIS 0.01, based on vesting terms as determined by the Company’s Board of Directors, against a cash exercise price of between NIS 25.23 - NIS 36 per share (subject to standard adjustments).

The fair value of the benefit in respect of the grant was estimated at NIS 2,109 based on the Black and Scholes model. This amount will be carried to profit and loss over the vesting period.

The fair value of the options granted, as above, was estimated using the Black and Scholes model. The parameters used in calculating the model were as follows:

	2021 grants	2020 grants

Price per share	NIS 24.1 - 28.5	NIS 5.4 - 29.8
Exercise price	NIS 25.2 - 36	NIS 0.03 - 23.466
Expected volatility (%)	48	48
Expected term (in years)	10	10
Risk-free interest (%)	1.53	1.53
Expected dividend rate (%)	-	-

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 13 - Share-based payment (Cont.)

B.	Grants (Cont.)

The following table presents additional information relating to the share-based payment plan:

	2021		2020
	Number of options	Weighted average of the exercise price	Number of options	Weighted average of the exercise price

Outstanding at the beginning of the year	662,501	5.64	301,995	5.77
Granted	140,000	34.93	395,804	6.40
Forfeited	(5,119)	-	(8,287)	12.12
Exercised	-	-	(27,011)	1.12
Outstanding at the end of the year	797,382	10.61	662,501	5.64
Exercisable at the end of the year	516,135	-	381,173	4.40

As of December 31, 2021, the balance of the expense in respect of a share-based payment in respect of the existing grants which will be recognized in future periods amounts to NIS 1,341.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 14 - Notes to the statements of comprehensive loss

A.	Research and development expenses

	Year ended December 31,
	2021	2020

Salary and related expenses (1) (2)	9,152	7,889
Consulting and professional services	6,122	1,560
Subcontractors	1,772	48
Computer maintenance	515	325
Office maintenance	413	280
Car maintenance	347	278
Depreciation and amortization	458	205
Others	312	142
Less government grants (***)	(244)	(134)
Total	18,847	10,593

(1) Including share-based payment	486	564
(2) Including salary of former interested parties	-	-
(3) See Note 10 above.

B.	Selling and marketing expenses

	Year ended December 31,
	2021	2020

Share-based payment (1)	1,456	2,044
Salary and related expenses	437	-
Others	538	355
Total	2,431	2,399

(1)

On August 8, 2019, the Company signed a service agreement with a certain service provider (the “Service Provider”), under which the service provider will render advertising services over a period of time and at a monetary value of a defined volume and regarding various issues over a period of 15 months, commencing from October 1, 2019 through December 31, 2020 (the “Agreement”, the “Services” and the “Service Period”, respectively). In return for the Services, the Company undertook, inter alia, to allot to the service provider at the earlier of the end of the utilization by the Company of the Services or at the end of the Service Period shares of the Company which will constitute 6.5% of the issued and outstanding shares of the Company, on a fully diluted basis as was outstanding on April 1, 2019.

The estimated fair value of the Services amounted to NIS 3,500. The Company recognized share-based payment expenses regarding an equity interest settled transaction upon the actual receipt of the Services. Accordingly, advertising expenses were recorded proportionately, whereby they reflect an outline in which the Company made use of the advertising budget agreed upon as part of the Agreement.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 14 - Notes to the statements of comprehensive loss (Cont.)

C.	General and administrative expenses

	Year ended December 31,
	2021	2020

Salaries and related expenses (1)(2)	2,747	3,115
Consulting and professional services	1,366	631
Directors fees	450	252
Office expenses	78	64
Others	508	360
Total	5,149	4,422

(1) Including share-based payment	1,406	1,785
(2) Including salary of interested parties	2,457	2,466

Note 15 - Financing income (expenses), net

A.	Components of the financing expenses

	Year ended December 31,
	2021	2020
Adjustment to liability in respect of government grants (1)	(31)	(56)
Bank commissions and miscellaneous	(1)	2
Interest in respect of shareholders loans (2)	-	(28)
Interest in respect of leasing liability	(61)	(33)
Exchange rate differentials	(135)	(2)
Total	(228)	(117)

(1)	See Note 10 above.

(2)	In January 2020, the Company signed a loan agreement with various shareholders whereby they would grant a loan to the Company in an aggregate amount of NIS 682, at annual interest of between 4.67% - 6%, for a period of 45 days. In June 2020, the Company repaid the loans, plus interest that was added from the date of receipt of the loans. Accordingly, during the year ended December 31, 2020, the Company recorded interest expenses in an amount of NIS 28.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 15 - Financing expenses, net (Cont.)

B.	Components of the financing income

	Year ended December 31,
	2021	2020

Revaluation of liability in respect of a price protection mechanism (1)(2)	-	667
Revaluation of liability in respect of a Bridge Investment (3)	-	3,240
Interest in respect of bank deposits	3	-
Total	3	3,907

(1)	See Note 12C2 above.

(2)

Further to the information presented in Note 14B above, the Company undertook toward the Service Provider that in the event that the shares of the Company are not listed for trade on the Tel Aviv Stock Exchange after the passage of a period of 18 months following the signing of the agreement nor are they traded at that time on that exchange, the Service Provider will be permitted to notify the Company in writing that the Company will have to pay him an amount equal to NIS 2,475 in lieu of the shares to be held by him, within 90 days following such notification or, alternatively, to find a buyer for the shares of the Company held by the service provider pursuant to the terms of the agreement (a “Liability in respect of a price protection mechanism”). Taking into consideration the date of realization of the Liability in respect of a price protection mechanism, the liability in respect thereof was classified as a financial liability measured at fair value through profit and loss pursuant to the provisions of IFRS 9, Financial Instruments.

The Company estimated the fair value of the Liability in respect of a price protection mechanism, based on a valuation performed by an independent external appraiser, under which the fair value of the Liability in respect of a price protection mechanism was estimated at NIS 67 as of December 31, 2019. It is noted that upon the IPO completion (see Note 12C4 above), the Liability in respect of the price protection mechanism expired and, accordingly, an amount of NIS 67 was carried to the financing item in profit and loss.

(3)	During the years 2017 - 2020, the Company entered into bridge investment agreements with several current and new investors, under which the Company raised an amount of US$4,314,000 (NIS 15,443,000) (the Bridge Investments”). The Bridge Investments were non-interest bearing and it was determined that Bridge Investments would be settled by way of conversion into shares of the Company pursuant to conversion scenarios, as defined in the Bridge Investment agreements.

In addition, it was stipulated that upon the occurrence of “defined events”, some of which are not under the complete control of the Company, as defined in the agreements, including events relating to a material worsening of the business affairs of the Company and subject to the fact that the investors did not decide otherwise, the Company will have to repay in cash to the investors the amount of their original investment. In addition, as part of the agreements signed in the years 2018 - 2019, the Company granted to some of the investors the right to participate in a fundraising round as part of an investment that awards a discount of 25% off the share price to be determined in the fundraising and at a volume equal to the amount of their investment as part of the BridgeInvestments (the “Investment Option”).

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 15 - Financing expenses, net (Cont.)

B.	Components of the financing income (Cont.)

(3)	(Cont.)

Pursuant to the provisions of IFRS standards, a financial instrument that may require the issuer to transfer cash under circumstances that are beyond the control of the issuer constitute a financial liability ,unless the realization is not realistic or it will be required only upon the occurrence of the liquidation of the issuer. In such a case, since some of the events that may constitute a trigger to the payment would not lead to the final liquidation of the Company, the commitment of the Company toward the investors met the definition of a financial liability. In addition, taking into consideration the various payment alternatives of the liability and the embedded derivatives as part thereof (the conversion possibilities), the Company elected to designate the liability for measurement in its entirety at fair value through profit and loss.

In addition, it was stipulated that the Investment Option, which entitled certain investors the option to participate in future fundraising under circumstances that are under the Company's control, constitutes an equity instrument.

In addition, it was stipulated that the Investment Option, which granted the investors the option to participate in future rounds of fundraising under circumstances that are under the control of the Company, constitutes an equity instrument. Notwithstanding, as part of the valuation work which was carried out by an independent third-party appraiser at the effective dates of the Bridge Investment, no consideration was left for allocation to the Investment Option. The fair value measurement of the liability in respect of the Bridge Investment was classified to level 3 in the fair value hierarchy, using a scenario model. Accordingly, during the year ended December 31, 2020, the Company recorded revaluation income in respect of the liability for the bridging investment in amounts of NIS 3,240.

In February 2020, a private placement that does not meet the definition of a qualifying investment (according to the terms of the Bridge Investment) was completed. Therefore, in April 2020, Bridge Investments whose value at the time amounted to NIS 15,392 were converted into 1,560,182 ordinary shares of the Company, par value NIS 0.01, at a conversion price of US$2.7065 per share that reflects a 25% discount of the effective share price which was derived from an equity fundraising round that took place in February 2020 as part of a private placement (the fundraising round of the Mor investment). See also Note 12C(2) above.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 16 - Loss per share

The following table presents a summary of the loss and number of shares (including adjustments to such data) that were taken into consideration for purposes of computing the loss per share (both basic and diluted).

	Year ended December 31,
	2021	2020
Loss attributed to the shareholders of the Company for purposes of computing the basic loss per share	(26,490)	(13,566)

Adjustments for purposes of computing diluted loss per share:
Changes in fair value of a financial derivative in respect of a price protection mechanism for the Mor transaction which was classified as a financial liability at fair value through profit and loss	-	(600)
Loss attributed to the shareholders of the Company for purposes of computing diluted loss per share	(26,490)	(14,166)

	Number of shares
	2021	2020
Weighted number of shares used in computing the basic loss per share	7,960,239	5,739,448

Adjustments for purposes of computing diluted loss per share:
Number of diluted potential ordinary shares to be issued without consideration, to derive from a financial derivative in respect of a price protection mechanism in the Mor transaction	-	58,846
Weighted number of shares used in computing diluted loss per share	7,960,239	5,798,294

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 17 - Related and interested parties

A.	Balances with interested and related parties

	As of December 31,
	2021	2020

Other current liabilities - salaries and related expenses to interested parties (1)	90	60

(1)	See also Notes 9 and 11B above.

B.	Transactions with interested and related parties

	Year ended December 31,
	2021	2020

General and administrative expenses - salaries and related expenses (including share-based payment) to interested parties (2)	1,397	2,466

(1)	See also Note 14C above.

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 18 - Taxes on income

A.	Taxation of the Company in Israel

General

The Company is taxed in Israel pursuant to the provisions of the Israeli Income Tax Ordinance (New Version) - 1961 (the “Ordinance”).

The corporate tax rate applicable to the Company for all reported periods is 23%.

B.	Losses and deductions for tax purposes - carried forward to future years

As of December 31, 2021, the carryforward net operating losses of the Company amounted to NIS 36 million. The Company did not record deferred taxes in respect of the loss carryforward since their utilization is not expected in the foreseeable future.

C.	Final tax assessment

The Company has no final tax assessments since Inception Date. Notwithstanding, pursuant and subject to the provisions of article 145 of the Ordinance, the reports filed with the tax authorities for the years up to and including 2016 are considered as final.

D.	The following tabular represents reconciliation between the amount of the “theoretical” tax that would have applied and the amount of the tax on ordinary operating income, as recorded in the statements of comprehensive loss:

	Year ended December 31,
	2021	2020

Pre-tax loss as reported in the statements of comprehensive loss	26,490	13,566
Corporate tax rate	23%	23%

Theoretical tax savings	6,093	3,120
Non-deductible expenses	(770)	(1,010)
Losses and timing differences in respect of which no deferred taxes were recorded	(5,323)	(2,110)
Tax expenses in respect of the reported year	-	-

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 19 - Financial instruments and risk management

A.	Financial risk management

1.	General

The activities of the Company expose it to a range of financial risks: market risks, credit risks and liquidity risks. During each period, the Company assesses the financial risks and makes decisions regarding them accordingly.

Risk management is conducted by management of the Company, which identifies, assesses and hedges the risks to the extent possible.

As of December 31, 2021, the Company has no significant balances of financial assets and liabilities that are linked to any linkage basis whatsoever that differs from the shekel. Therefore, no information regarding linkage bases of such balances has been included in the financial statements.

2.	Financial risk factors

A.	Exposure to changes in interest rates

The Company has no material exposure to changes in interest rates.

B.	Exposure to changes in foreign currency exchange rates

As of December 31, 2019, the Company had liabilities in respect of Bidge Investments denominated in dollars, the repayment of which was supposed to be effected in the form of a conversion into the Company's shares, subject to the occurrence of various scenarios. On the other hand, the financial statements of the Company are measured and presented in shekels. In such view, the Company had an exposure to changes in the exchange rate of the dollar, which were reflected as part of the financing expenses in the statements of comprehensive loss. Notwithstanding, the changes in the exchange rate did not have an impact on the Company's cash flows, rather they had an impact on the number of shares to be issued to the investors upon the conversion of the liability into shares of the Company.

As mentioned in Note 15(A)3 above, in May 2020, the aforesaid liability was fully settled through its conversion into the ordinary shares of the Company.

C.	Credit risks

1.

As of December 31, 2021, the balances of cash, cash equivalents, short-term bank deposits and deposits restricted as to withdrawal were deposited for mostly in various banking institutions in Israel. The Company’s management regularly assesses the financial strength of the financial institutions the Company works with. Accordingly, Company's management believes that the credit risk in respect thereof is not high.

2.	The following is a breakdown of the financial assets in respect of which the Company is exposed to credit risks:

	As of December 31,
	2021	2020

Cash and cash equivalents	8,683	37,624
Short-term bank deposits	5,012	-
Deposits restricted as to withdrawal	191	150
Other current assets	826	411
Trade receivables	501	359
Total	15,213	38,544

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 19 - Financial instruments and risk management (Cont.)

A.	Financial risk management (Cont.)

2.	Financial risk factors (Cont.)

D.	Liquidity risks

From the Inception Date through completion of the fundraising rounds that were conducted in 2020, the Company has been financing its research and development activity through private placement transactions and through Bridge Investments. As of December 31, 2021, the Company’s working capital amounts to NIS 11 million.

The Company’s policy is to manage its liquidity by assessing current forecasts for purposes of managing its cash for operating purposes during the normal course of business. Depending on its current needs, the Company conducts, from time to time, additional rounds of fundraising.

As of December 31, 2021, the balance of the Company’s financial liabilities which it expects to repay in cash during the 12 month period following the balance sheet date, amounts to NIS 5,040. In addition, as of the same date, the Company has a liability in respect of grants received which will be repaid through payment of royalties of between 3.5% - 5% of the revenues deriving to the Company in the future from the know-how and technology developed as part of projects in respect of which such funding was received.

B.	A summary of financial instruments broken down by group:

	As of December 31,
	2021	2020

Financial assets measured at depreciated cost
Cash and cash equivalents	8,683	37,624
Short-term bank deposits	5,012	-
Trade receivables	501	359
Other current assets	826	411
Deposits restricted as to withdrawal	191	150
	15,213	38,544
Financial liabilities measured at depreciated cost
Trade payables	942	888
Other current liabilities	3,522	1,965
Liability in respect of government grants	1,168	802
	5,632	3,655

SAVERONE 2014 LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands)

Note 19 - Financial instruments and risk management (Cont.)

C.	Fair value of financial instruments

Items, the book value of which approximates their fair value

The Company’s financial instruments which are part of its working capital, include cash and cash equivalents, short-term bank deposits, deposits restricted as to withdrawal, trade receivables, other current assets, trade payables, other current liabilities. As of December 31, 2021 and 2020, the balances of these financial instruments in the statements of financial position constitute an approximation of their fair values. In addition, the Company has a liability in respect of government grants and a liability in respect of leasing that is measured at the initial recognition date at fair value and in subsequent periods at the depreciated cost. Taking into consideration that there has not been a significant change in the discount rate used for recognition of the liability and the current discount rate, the balance constitutes an approximation of fair value.

D.	Company capital risk management policy

The goals of the Company’s capital risk management policy are to preserve its ability to continue operating as a going concern with a goal of providing its shareholders with a yield on their investment and to maintain a beneficial equity structure with a goal of reducing the costs of equity.

The Company may take various steps with a goal of preserving or adapting its equity structure, including the issuance of new shares and warrants through equity fundraising for purposes of meeting its financial obligations and for purposes of continuing its development operations and commencing sales in commercial volumes.

American Depositary Shares

Representing Ordinary Shares

SaverOne 2014 Ltd.

PRELIMINARY PROSPECTUS

ThinkEquity

        , 2022

Through and including             , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6. Indemnification, Insurance and Exculpation of Office Holders (including Directors).

Under the Israeli Companies Law 5759-1999, or the Companies Law, the Securities Law, 5728-1968, or the Securities Law, and the Restrictive Trade Practices Law, 5748-1988, or the Antitrust Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

●	Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that we may pay to all office holders entitled to indemnification, whether in advance or after the event, with respect to all our indemnification undertakings to officer holders, if and to the extent that it grants them, based on the grounds specified above, shall not exceed the maximum indemnification amount of 25% of our shareholders’ equity according to its last financial statements at the time of indemnification. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

We have also entered into agreements with each of our current office holders undertaking to exculpate them in accordance with the Companies Law, whereby an Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder from liability for a breach of a fiduciary duty, and may not exculpate a director in advance from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Item 7. Recent Sales of Unregistered Securities.

We have issued securities which were not registered under the Securities Act as set forth below.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act (all amounts converted to USD using the exchange rate as of December 31, 2021):

On February 26, 2019, we issued 25,747 ordinary shares of the Company pursuant to the exercise of options by employees for aggregate proceeds of NIS 108,000 (approximately $33,000).

On February 23, 2020, we entered into an agreement with Mor Provident Funds Ltd., or Mor, pursuant to which we issued 277,108 ordinary shares to Mor in consideration of NIS 3,430,000 (approximately $1 million). In addition, upon completion of a fundraising transaction with Mor, certain bridge investments Mor made in the Company were fully converted into an aggregate of 1,470,835 ordinary shares. Further, in May 2021, we issued 89,347 shares to certain investors according to investment agreements.

On May 24, 2020, our Board of Directors approved to amend an investment agreement that was originally signed on April 28, 2020 with Unicorn Technologies, Limited Partnership, or Unicorn, pursuant to which we issued 39,963 ordinary shares in Unicorn in consideration of NIS 630,000 (approximately $180,000).

On June 9, 2020, we issued 1,585,400 ordinary shares pursuant to our Initial Public Offering (IPO) on the Tel-Aviv Stock Exchange, or TASE, at a price per share of NIS 16.40 (approximately $5.00). The aggregate proceeds from the offering were approximately NIS 26 million (approximately $8 million).

Upon completion of the IPO on the TASE, all the then outstanding seed shares were fully converted into 2,525,018 ordinary shares of the Company, par value NIS 0.01 each. This amount includes 614,149 seed shares that were issued to certain investors on January 7, 2020 for NIS 2,422,000 (approximately $744,000).

On November 16, 2020, we completed a public offering on the TASE, pursuant to which we issued 387,097 units, which consisted of 774,194 ordinary shares and 387,097 stock warrants, for aggregate gross proceeds of NIS 21 million (approximately $6.4 million).

During August-December 2020, we issued 27,011 ordinary shares, pursuant to the on exercise of options by employees, for aggregate proceeds of NIS 96,000 (approximately $29,000).

On January 31, 2021, we issued 288,080 ordinary shares upon exercise of unregistered rights granted to Keshet Holdings Limited Partnership in August 2019.

Since January 2019, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 553,696 ordinary shares under our incentive option plan, with exercise prices ranging between NIS 0.30 (approximately $0.10) and NIS 36 (approximately $11) per share. As of December 20, 2021, 52,758 ordinary shares have been issued upon the exercise of options granted to our directors, officers and employees and other service providers under our incentive option plan, and options to purchase 49,288 shares were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options to our directors, officers and employees and other service providers under our incentive option plan as of such date is 47,499.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**#	Articles of Association of the Registrant
4.1**	Form of Deposit Agreement between the registrant, the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder
4.2**	Specimen American Depositary Receipt (included in Exhibit 4.1)
4.3**	Form of Underwriter’s Warrant (included in Exhibit 1.1)
5.1**	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to the Registrant (including consent)
5.2**	Opinion of McDermott Will & Emery LLP, U.S. counsel to the Registrant (including consent)
10.1**#	Form of Indemnification Agreement
10.2**	Saverone 2014 Ltd. 2015 Share Incentive Plan
23.1*	Consent of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accounting firm with respect to financial statements of the Registrant
23.2**	Consent of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to the Registrant (included in Exhibit 5.1)
23.3**	Consent of McDermott Will & Emery LLP, U.S. counsel to the Registrant (included in Exhibit 5.2)
24.1*	Power of Attorney (included in signature page hereto)
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
#	English translation of original Hebrew document.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikva, Israel, on March 7, 2022.

SAVERONE 2014 LTD.

By:	/s/ Ori Gilboa
Name:	Ori Gilboa
Title:	Chief Executive Officer

Power of Attorney

Each of the undersigned officers and directors of SaverOne 2014 Ltd. hereby constitutes and appoints Ori Gilboa and Tony Klein, with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ori Gilboa	Chief Executive Officer and Director	March 7, 2022
Ori Gilboa	(Principal Executive Officer)

/s/ Tony Klein	Chief Financial Officer	March 7, 2022
Tony Klein	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jacob Tenenboim	Chairman of the Board of Directors	March 7, 2022
Jacob Tenenboim

/s/ Michal Brikman Marom	Director	March 7, 2022
Michal Brikman Marom

/s/ Gil Sheratizki	Director	March 7, 2022
Gil Sheratzki

/s/ Yehoshua Abramovic	Director	March 7, 2022
Yehoshua Abramovic

/s/ Yaron Be’eri	Director	March 7, 2022
Yaron Be’eri

/s/ Shlomo Shalev	Director	March 7, 2022
Shlomo Shalev

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Newark, the State of Delaware, on  March 7, 2022.

By:	Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director